   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 2001


                                                      REGISTRATION NO. 333-50318
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                AMENDMENT NO. 4


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                 DIADEXUS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


             DELAWARE                             8731                            77-0568338
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)         CLASSIFICATION NUMBER)              IDENTIFICATION NO.)


                            ------------------------

                           343 OYSTER POINT BOULEVARD


                   SOUTH SAN FRANCISCO, CALIFORNIA 94080-1913


                                 (650) 246-6400

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                PATRICK PLEWMAN
                            CHIEF EXECUTIVE OFFICER,
                              PRESIDENT AND CHIEF
                               OPERATING OFFICER
                                 DIADEXUS, INC.

                           343 OYSTER POINT BOULEVARD


                   SOUTH SAN FRANCISCO, CALIFORNIA 94080-1913


                                 (650) 246-6400

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

               MICHAEL W. HALL, ESQ.                           JOSEPH E. MULLANEY III, ESQ.
              ROBERT A. KOENIG, ESQ.                            MINTZ, LEVIN, COHN, FERRIS,
                 LATHAM & WATKINS                                 GLOVSKY AND POPEO, P.C.
              135 COMMONWEALTH DRIVE                               ONE FINANCIAL CENTER
         MENLO PARK, CALIFORNIA 94025-1105                      BOSTON, MASSACHUSETTS 02111
                  (650) 328-4600                                      (617) 542-6000

                            ------------------------
          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED DECEMBER 21, 2001


PROSPECTUS

                                7,000,000 Shares

                             [DIADEXUS, INC. LOGO]

                                  COMMON STOCK

--------------------------------------------------------------------------------

This is our initial public offering of shares of common stock. We are offering 7,000,000 shares. No public market currently exists for our common stock.

Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "DDXS." We expect the public offering price to be between $12.00 and $14.00 per share.

    INVESTING IN THE SHARES INVOLVES RISKS. "RISK FACTORS" BEGIN ON PAGE 6.

                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Public offering price.......................................   $          $
Underwriting discounts and commissions......................   $          $
Proceeds, before expenses, to diaDexus......................   $          $


We have granted the underwriters a 30-day option to purchase up to an additional 1,050,000 shares of common stock solely to cover over-allotments, if any.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


Lehman Brothers, on behalf of the underwriters, expects to deliver the shares on
or about           , 2002.


--------------------------------------------------------------------------------

LEHMAN BROTHERS
                       CIBC WORLD MARKETS
                                              ROBERTSON STEPHENS
                                                        FIDELITY CAPITAL MARKETS


            , 2002

[Graphical information regarding diaDexus, Inc. consisting of diaDexus logo.]

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    6
Forward-Looking Statements............   16
Use of Proceeds.......................   17
Dividend Policy.......................   17
Capitalization........................   18
Dilution..............................   19
Selected Financial Data...............   20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   21
Business..............................   28
Management............................   46



                                        PAGE
                                        ----
Certain Relationships and Related
  Party Transactions..................   55
Principal Stockholders................   58
Description of Capital Stock..........   61
Shares Eligible for Future Sale.......   64
United States Tax Consequences to Non-
  U.S. Holders........................   66
Underwriting..........................   69
Legal Matters.........................   72
Experts...............................   72
Where You Can Find More Information...   72
Index to Financial Statements.........  F-1


                            ------------------------

                             ABOUT THIS PROSPECTUS

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.


     Until           , 2002 (25 days after the date of this prospectus), all
dealers selling shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

     The following summary contains basic information about our business and this offering. It may not contain all of the information that you should consider before investing in our common stock. You should read this prospectus, including "Risk Factors" and our financial statements and the accompanying notes, before making an investment decision. Except as otherwise indicated, all information in this prospectus assumes the conversion of all outstanding shares of preferred stock into shares of common stock upon the closing of this offering, adoption of our restated certificate of incorporation and no exercise of the underwriters' over-allotment option.

                                 DIADEXUS, INC.


     We are a post-genomics company focused on translating genomic sequence data into novel diagnostic and therapeutic products. We believe that we are at the forefront of the commercial utilization of genomic information. Upon our founding in 1997 by GlaxoSmithKline plc, formerly SmithKline Beecham, and Incyte Genomics, our initial strategy was to discover disease-associated genes and proteins in order to develop novel diagnostic products for the improved detection, classification and prognosis of disease. We anticipate that these diagnostic products will take the form of simple blood tests assessing the presence of a novel gene or protein called a molecular target. We expanded our strategy to include the discovery and development of therapeutic products for the improved treatment of disease. Where possible, we will seek to develop complementary diagnostic and therapeutic products that are directed at the same molecular target, enabling a diagnostic/therapeutic tandem approach to detect and treat disease. Our focus has been on the discovery of novel molecular targets related to cancer. We expect to extend our discovery platform beyond cancer into other diseases. To date, we have identified thousands of disease-associated molecular targets, evaluated over 600 potential molecular targets using bioMVP, our proprietary target validation process, and advanced over 50 product candidates into development, including six diagnostic product candidates which are currently being evaluated in preclinical studies. We are aggressively seeking patent protection for our discoveries.



     We use three sources to obtain novel molecular targets:


     - we perform large-scale searches of Incyte's LifeSeq Gold, a leading human genomic sequence database. Upon our formation, Incyte granted us a fully paid subscription to LifeSeq Gold until September 2003;

     - we integrate various cutting-edge gene and protein technologies to supplement our database search efforts; and


     - we have the right to license, through our relationship with GlaxoSmithKline, diagnostic molecular targets that SmithKline Beecham identified through September 2001 as having potential diagnostic utility, including diagnostic molecular targets identified through SmithKline Beecham's collaboration with Human Genome Sciences through June 2001.


GENOMICS AND POST-GENOMICS


     Over the last ten years, researchers have developed technologies which permit them to analyze the primary structure of all proteins by isolating and sequencing the DNA messages that encode them, an approach know as genomics. Following the completion of the sequencing of the human genome, researchers are now turning their attention to determining the function of the novel genes, an effort termed "functional genomics."



     Post-genomics companies, such as our company, seek to utilize genomic and functional genomic data to identify and validate molecular targets as candidates for novel diagnostic and therapeutic products. We identify disease-associated molecular targets by comparing the expression levels of genes and proteins in individuals with a specific disease, such as colon cancer, with the expression levels of the same genes and proteins in healthy individuals. The different levels of gene or protein expression implicate the gene or protein in the disease process, thus focusing research efforts on a relevant subset of genes or proteins.

MOLECULAR DIAGNOSTICS


     We believe that recent advances in the study of genes and their protein products have fundamentally altered the underlying economics of diagnostic discovery which, when combined with intellectual property protection, have the potential to convert the diagnostic industry from its current status as a generally low margin sector to a higher margin sector based on patent-protected tests that can command premium prices. We were one of the first companies to recognize the potential of genomics for diagnostics, and we believe this first-mover advantage is reflected in our product development pipeline and patent filings.


     Our goal is to discover and commercialize a portfolio of highly differentiated, value-added diagnostic products. We believe these products will:

     - expand the universe of diseases that can be readily detected in large populations of apparently healthy people;

     - enable the early detection of disease when treatment is often most effective;

     - improve medical treatment by providing a more rigorous classification of a patient's disease, enabling individual tailoring of therapy; and

     - monitor the effectiveness of treatment for both approved drugs and drugs under development.


     Some diseases can be linked to a single gene and accurately detected using single analyte tests that measure the relative level of a single gene or protein. Other diseases, however, are multi-factorial, involving the abnormal expression of multiple genes. These multi-factorial diseases are currently profiled using single analyte tests, but we believe that multi-analyte tests that simultaneously measure the level of multiple genes or proteins will render a more accurate diagnosis of these diseases. As a result, we plan to develop multi-analyte tests that can identify novel patterns of multiple gene and protein expression to detect and monitor disease.


     Since its collaboration with Human Genome Sciences beginning in 1993, SmithKline Beecham has been at the forefront of discovering novel molecular targets. Recognizing that such targets could potentially have diagnostic as well as therapeutic utility, SmithKline Beecham established a Molecular Diagnostics Group to search the HGS database. Our company was formed from this Molecular Diagnostics Group to develop, on an exclusive basis, diagnostic products based on SmithKline Beecham's discoveries. Upon our formation, SmithKline Beecham assigned to us a portfolio of diagnostic product candidates discovered through its research efforts.


     We have continued the development of eight of these diagnostic product candidates, including Lp-PLA(2), a novel risk factor for coronary heart disease, and Cathepsin-K, a diagnostic marker for osteoporosis. We have completed initial preclinical studies on Lp-PLA(2) and have commenced initial preclinical studies on Cathepsin-K and four additional cancer diagnostic product candidates. The New England Journal of Medicine published one of these studies, identifying Lp-PLA(2) as a novel risk factor for coronary heart disease that is independent of, and we believe potentially superior to, other known risk factors. In addition, GlaxoSmithKline has active therapeutic programs targeting Lp-PLA(2) and Cathepsin-K.



     We have granted Quest Diagnostics, the world's largest clinical testing laboratory, a right of first negotiation to license our products for use in so-called "homebrew" tests. Homebrew tests are a category of diagnostic tests that are conducted at a physician's request by a clinical testing laboratory and do not currently require Food and Drug Administration approval. We believe the ability to sell our products to these laboratories prior to our seeking FDA approval will allow us to assess market demand, increase awareness of our future diagnostic products and generate early revenues. We expect to generate revenues from the sale of Lp-PLA(2) reagents to clinical testing laboratories for use in homebrew tests and clinical trial testing in 2002. Where appropriate, we will seek FDA approval for our diagnostic products. We ultimately expect to generate revenues from the sale of an FDA-approved Lp-PLA(2) diagnostic kit. Eventually, we may license products to large diagnostic companies to run on their testing platforms once significant demand for these products is established.


EXTENSION INTO THERAPEUTICS


     Recognizing that our discovery platform can yield molecular targets with both diagnostic and therapeutic utility, we have expanded our strategy to include the discovery and development of therapeutic products. Our therapeutic product discovery and development efforts have initially focused on a class of drugs called therapeutic monoclonal antibodies that specifically target disease-associated proteins found on the surface of cells. We intend to advance our therapeutic product candidates through early clinical development before partnering with large biotechnology or pharmaceutical companies to develop these drugs. We anticipate generating revenues from these products initially through licensing fees and milestone payments related to these products and, once FDA approval is obtained, through royalties and direct sales. Additionally, we plan to discover and develop therapeutic vaccines. A significant portion of the net proceeds of this offering will be used to expand our discovery, validation and product development efforts for therapeutic product candidates.



     We were founded in 1997 as a limited liability company and were incorporated in Delaware in April 2000. Our principal executive offices are located at 343 Oyster Point Boulevard, South San Francisco, California 94080-1913, and our telephone number is (650) 246-6400. Our website address is www.diadexus.com. Information contained in our website is not incorporated by reference into this prospectus, and you should not consider information contained in our website as part of this prospectus.



     "diaDexus" is our registered trademark. This prospectus also contains trade names, trademarks and service marks of other companies.

                                  THE OFFERING

Common stock offered by diaDexus........     7,000,000 shares


Common stock to be outstanding after
this offering...........................     31,127,129 shares



Use of proceeds.........................     To expand our discovery, validation
                                             and product development
                                             capabilities for diagnostic and
                                             therapeutic product candidates,
                                             including through the hiring of
                                             additional qualified scientific
                                             personnel, to build out our
                                             research and development facilities
                                             in connection with our planned
                                             relocation within South San
                                             Francisco, California in 2003 and
                                             for general corporate purposes,
                                             including working capital and the
                                             funding of operating losses. We may
                                             also use a portion of the net
                                             proceeds to acquire complementary
                                             businesses, products and
                                             technologies. See "Use of
                                             Proceeds."


Proposed Nasdaq National Market
symbol..................................     DDXS


     The number of shares of common stock to be outstanding after this offering is based on 2,080,489 shares of common stock outstanding as of September 30, 2001 and includes the automatic conversion of all outstanding shares of preferred stock into 22,046,640 shares of common stock upon the closing of this offering. The number of shares of common stock to be outstanding after this offering excludes, as of September 30, 2001:



     - 1,981,919 shares of common stock issuable upon exercise of options outstanding under our 2000 Equity Incentive Plan at a weighted average exercise price of $2.91 per share;



     - 637,792 shares of common stock issuable upon exercise of options available for future grant under our 2000 Equity Incentive Plan;



     - 2,500,000 shares of common stock issuable upon exercise of options available for future grant under our 2001 Equity Incentive Plan;



     - 129,032 shares of common stock issuable upon exercise of a warrant outstanding at $7.75 per share;



     - 393,571 shares of common stock issuable upon exercise of a warrant issued in December 2001 and outstanding at $12.00 per share;


     - 50,000 shares of common stock issuable upon exercise of a warrant we have agreed to grant in the future at $1.20 per share; and

     - 350,000 shares of common stock available for purchase under our 2001 Employee Stock Purchase Plan.

                             SUMMARY FINANCIAL DATA


     The following table sets forth summary financial data for our company (a development stage company). You should read this information in conjunction with the information under "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the accompanying notes included elsewhere in this prospectus. Pro forma amounts give effect to the automatic conversion of all outstanding shares of preferred stock into 22,046,640 shares of common stock upon the closing of this offering. Pro forma as adjusted amounts also give effect to the sale of 7,000,000 shares of common stock in this offering at an assumed initial public offering price of $13.00 per share, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.



                                         FOR THE
                                       PERIOD FROM
                                        AUGUST 29,
                                     1997 (INCEPTION)                                       NINE MONTHS
                                         THROUGH           YEAR ENDED DECEMBER 31,      ENDED SEPTEMBER 30,
                                       DECEMBER 31,     -----------------------------   -------------------
                                           1997          1998       1999       2000       2000       2001
                                     ----------------   -------   --------   --------   --------   --------
                                                                                            (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
License revenue....................       $  --         $    --   $     --   $     --   $     --   $      8
Collaborative research revenue.....          --              --         --         --         --        130
License revenue from related
  party............................          --              --        100         --         --         --
                                          -----         -------   --------   --------   --------   --------
  Total revenues...................          --              --        100         --         --        138
                                          -----         -------   --------   --------   --------   --------
Operating expenses:
  Research and development.........         401           6,761      9,461     12,297      7,182     13,882
  General and administrative.......         279           1,882      2,345     16,010      3,903      6,762
                                          -----         -------   --------   --------   --------   --------
    Total operating expenses.......         680           8,643     11,806     28,307     11,085     20,644
                                          -----         -------   --------   --------   --------   --------
Loss from operations...............        (680)         (8,643)   (11,706)   (28,307)   (11,085)   (20,506)
Interest and other income..........         132             715        540      5,034      3,359      4,570
Interest expense...................          --              --       (120)       (73)       (73)        --
                                          -----         -------   --------   --------   --------   --------
Net loss...........................       $(548)        $(7,928)  $(11,286)  $(23,346)  $ (7,799)  $(15,936)
                                          =====         =======   ========   ========   ========   ========
Net loss per share, basic and
  diluted..........................                                          $(217.14)  $(117.96)  $ (20.09)
                                                                             ========   ========   ========
Shares used to compute net loss per
  share, basic and diluted.........                                               108         66        793
Pro forma net loss per share, basic
  and diluted......................                                          $  (1.43)  $  (0.45)  $  (0.70)
                                                                             ========   ========   ========
Shares used to compute pro forma
  net loss per share, basic and
  diluted..........................                                            16,364     17,441     22,825



                                                                    SEPTEMBER 30, 2001
                                                              -------------------------------
                                                                          PRO      PRO FORMA
                                                              ACTUAL     FORMA    AS ADJUSTED
                                                              -------   -------   -----------
                                                                      (IN THOUSANDS)
                                                                        (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and investments......................  $80,792   $80,792    $163,372
Working capital.............................................   71,783    71,783     154,363
Total assets................................................   88,440    88,440     171,020
Total liabilities...........................................    2,865     2,865       2,865
Total stockholders' equity..................................   85,575    85,575     168,155

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, before deciding to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations would suffer. In that case, the price of our common stock could decline, and you could lose all or part of your investment.

                         RISKS RELATED TO OUR BUSINESS

WE ARE AN EARLY-STAGE COMPANY AND HAVE NOT DEVELOPED ANY PRODUCTS FOR COMMERCIAL SALE. OUR PRODUCT CANDIDATES MAY NEVER BE FULLY DEVELOPED IN A MANNER SUITABLE FOR COMMERCIAL SUCCESS.


     We are an early-stage company and have not developed any products for commercial sale or proven our ability to do so. We must conduct a substantial amount of additional research and development before regulatory authorities will approve any of our existing diagnostic product candidates or before these diagnostic products may be sold in the homebrew market. Our most advanced diagnostic product candidate, Lp-PLA(2), must undergo several additional studies to confirm its clinical utility, and we do not expect regulatory approval for a diagnostic kit utilizing Lp-PLA(2) until at least 2004. Our research may conclude that Lp-PLA(2) or our other diagnostic product candidates are not safe and effective, in which case regulatory authorities will not approve them. One of our first product candidates, which we believed was a novel target for prostate cancer, was found to be ineffective after we had incurred significant research and development expenses. Problems inherent in the development of new diagnostic and therapeutic products and the competitive environment in which we operate may limit our ability to develop commercially successful products. Even if we develop products for commercial use and obtain all necessary regulatory approvals, our future products may not be accepted by the research, diagnostic, medical and pharmaceutical marketplaces unless we are able to convince prospective customers that our products are more reliable and cost-effective than other means of detection and treatment of disease.


     Our company was founded in 1997, and we have had no material revenues to date. Our development of future products will be subject to the risks of failure inherent in the development of new products based on new technologies. These risks include, but are not limited to:

     - unplanned delays or expenditures in product development;

     - our failure to achieve validation of our product candidates in clinical trials;

     - our failure to achieve acceptance of our diagnostic tests by clinical testing laboratories;

     - our failure to receive regulatory approvals in a timely manner or at all;


     - our failure to obtain reimbursement codes or anticipated reimbursement rates;


     - the emergence of superior products;

     - our inability to have our products manufactured on a commercial scale;


     - our reliance on collaborative partners to successfully complete development and commercialization of our product candidates; and


     - the failure of any future products to achieve broad market acceptance.


If we are unsuccessful in addressing these and other risks and uncertainties, we may never become profitable and our financial condition would suffer.

WE HAVE A HISTORY OF LOSSES AND NEGATIVE CASH FLOWS AND ANTICIPATE CONTINUED LOSSES FOR THE FORESEEABLE FUTURE.



     We have incurred significant losses since our inception, including a net loss of $15.9 million for the nine months ended September, 2001. As of September 30, 2001, we had an accumulated deficit of $36.7 million since our incorporation in April 2000. We must spend significant amounts to fund research and development and to expand our discovery, validation and product development capabilities for diagnostic and therapeutic product candidates. As a result, we expect to incur significant operating losses and negative cash flows for the foreseeable future. We do not know whether we will ever achieve profitability on a quarterly or annual basis.


OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY, AND ANY FAILURE TO MEET FINANCIAL EXPECTATIONS MAY RESULT IN A SIGNIFICANT DECLINE IN OUR STOCK PRICE.


     Our quarterly operating results have fluctuated significantly in the past and are likely to do so in the future. Some of the factors that could cause our operating results to fluctuate include:



     - the timing, release and competitiveness of Lp-PLA(2), Cathepsin-K and other future product candidates and those of our competitors;



     - our ability to develop, obtain regulatory clearance and introduce Lp-PLA(2), Cathepsin-K and other future product candidates for commercial sale on a timely basis;



     - the timing and willingness of Quest Diagnostics and other future collaborators to commercialize Lp-PLA(2), Cathepsin-K and other future product candidates;



     - our ability to obtain tissue samples through our collaboration with the University of Pittsburgh Medical Center or other sources;


     - our ability to obtain custom-printed microarrays through our agreement with Agilent Technologies;


     - changes in the cost, quality and availability of equipment, reagents and components required to manufacture or use Lp-PLA(2), Cathepsin-K and other future product candidates;



     - general and industry-specific economic conditions, which may affect our customers' research and development expenditures and use of Lp-PLA(2), Cathepsin-K and other future product candidates; and



     - the availability of commercial and government funding to researchers who test Lp-PLA(2), Cathepsin-K and other future product candidates.



     We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarter or quarters, our operating results will be below the expectations of securities analysts or investors. In that case, our stock price could decline significantly and investors in this offering could experience a decline in the value of their investment.



WE DEPEND ON GLAXOSMITHKLINE FOR KEY GENOMIC INTELLECTUAL PROPERTY, AND OUR CONTRACTUAL RELATIONSHIP WITH GLAXOSMITHKLINE ENDED IN SEPTEMBER 2001.



     Since our formation, SmithKline Beecham, now GlaxoSmithKline, has assigned several diagnostic molecular targets to us, and agreed to license to us on an exclusive basis, in certain fields of use, all additional targets it determined from SmithKline Beecham's research and development through September 2001 to have potential diagnostic utility, including targets derived from SmithKline Beecham's collaboration with Human Genome Sciences to the extent such targets have undergone a certain degree of development into products. SmithKline Beecham's obligation to provide us with access to additional diagnostic molecular targets discovered from its research and development efforts terminated in September 2001. Our rights under our prior contractual relationship with SmithKline Beecham did not extend to targets identified by SmithKline Beecham's vaccines division. Eight of our more than 50 diagnostic molecular target product candidates, including our two late stage diagnostic product candidates,

Lp-PLA(2) and Cathepsin-K, were derived from SmithKline Beecham's collaboration with Human Genome Sciences. This collaboration terminated in June 2001, and we have no rights to further additional diagnostic molecular targets derived from Human Genome Sciences. We continue to have the right to develop and exploit molecular targets found by SmithKline Beecham prior to September 2001 only to the extent we filed research plans with GlaxoSmithKline with respect to each molecular target prior to the termination of our contractual relationship with GlaxoSmithKline in September 2001. We are required to update these research plans periodically. This requirement to file research plans applies to all molecular targets that were discovered by SmithKline Beecham through September 2001 with the exception of the eight product candidates that were derived from SmithKline Beecham's collaboration with Human Genome Sciences and assigned to us at our formation. If our research plan updates fail to demonstrate continued and regular progression of a molecular target through the research and development phase, we may lose the right to develop that molecular target. GlaxoSmithKline may discover significant diagnostic molecular targets after September 2001 or, alternatively, we may fail to progress molecular targets assigned to us through research and development at the rate required by our agreement with GlaxoSmithKline. In either case, we will have no rights to these molecular targets under our agreement with GlaxoSmithKline.



     The termination of our relationship with GlaxoSmithKline resulted in the loss to our company of a significant source of molecular targets. We do not know whether we will be able to develop any of the molecular targets contributed to our company by GlaxoSmithKline into diagnostic products. In addition, we do not know whether we will be able to demonstrate the required level of progression of these molecular targets through research and development in order to maintain our rights to these targets. Furthermore, we do not know whether we will be able to obtain alternative sources of molecular targets on commercially reasonable terms or at all. Our business will fail if we are unable to identify and develop novel molecular targets for the detection and treatment of disease.


WE DEPEND ON INCYTE FOR ACCESS TO GENOMIC DATABASES, AND OUR CONTRACTUAL RELATIONSHIP WITH INCYTE ENDS IN SEPTEMBER 2003.

     In connection with our founding, Incyte granted us a fully paid subscription to its LifeSeq Gold and PathoSeq databases. LifeSeq Gold is the largest database of its kind in the world. Our subscription to Incyte's databases terminates in September 2003, and we do not know whether we will be able to renew our subscription at that time. One of our primary methods of identifying potential molecular targets is through searches of LifeSeq Gold. If we are unable to retain access to Incyte's databases, we do not know whether we will be able to obtain access to an acceptable alternative genomic database on commercially reasonable terms or at all.


     The termination of our subscription to Incyte's databases in September 2003 will result in the loss to our company of a significant source of molecular targets. We do not know whether we will be able to discover a sufficient number of molecular targets through our search of Incyte's databases prior to the termination of our subscription in September 2003. Furthermore, we do not know whether we will be able to obtain alternative sources of molecular targets on commercially reasonable terms or at all. Our business will fail if we are unable to identify and develop novel molecular targets for the detection and treatment of disease.



WE MAY BE LESS ATTRACTIVE AS A TAKEOVER CANDIDATE BECAUSE OF TERMINATION PROVISIONS IN OUR CONTRACT WITH INCYTE.



     Our fully paid subscription to the Incyte databases will terminate under most circumstances if we are acquired by a third party who is not a LifeSeq Gold subscriber. This may have the effect of discouraging third parties from seeking to acquire our company and depriving our stockholders of the opportunity to obtain any premium associated with a takeover proposal.

OUR RELATIONSHIP WITH QUEST DIAGNOSTICS MAY DELAY THE COMMERCIALIZATION OF OUR HOMEBREW DIAGNOSTIC PRODUCTS THROUGH OTHER PARTIES AND MAY LIMIT OUR ABILITY TO ACHIEVE MARKET ACCEPTANCE.

     Quest Diagnostics has a right of first negotiation for an exclusive license to any homebrew products we develop through 2005. If Quest exercises this right and our company and Quest are unable to agree on the terms of a license, the entry of our products into the homebrew market could be significantly delayed. If we do enter into an exclusive arrangement with Quest, Quest may fail to meet our sales expectations, which could impair market acceptance for our future products.

IF WE FAIL TO IDENTIFY MOLECULAR TARGETS DETECTABLE IN BODILY FLUIDS, OUR BUSINESS WILL BE SERIOUSLY HARMED.


     We aim to develop screening tests that can be performed on large populations of apparently healthy people before symptoms appear. To be useful for screening large numbers of asymptomatic people, screening tests must be non-invasive and easy to administer. As a result, we believe that in order to gain widespread market acceptance our diagnostic screening products must be detectable in bodily fluids, such as blood or urine, and compatible with the existing installed base of testing instruments in clinical laboratories. Not all molecular targets are found in bodily fluids, however, and we may discover valid molecular targets which are detectable only in tissue. Non-bodily fluids-based tests, such as tissue biopsies, are generally too invasive and/or too costly or difficult to administer to be effective as screening tests. We may be unable to develop diagnostic product candidates that are detectable in bodily fluids, even if such molecular targets possess the requisite sensitivity and specificity to have clinical utility. Furthermore, we may devote substantial efforts to the development of a particular molecular target before concluding that such molecular target is not detectable in bodily fluids. While there exists a market for non-bodily fluids-based tests as confirmatory and monitoring tests, these tests are administered to smaller populations and would not generate the level of revenue generated by screening tests. If we do not identify bodily fluids-based molecular targets which we can develop into marketable diagnostic products, we will not generate the level of revenues required for us to become profitable. In that event, or if we identify bodily fluids-based molecular targets which are otherwise not marketable, our business will be seriously harmed.


OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO ENTER INTO COLLABORATIONS WITH OTHER COMPANIES. IF WE ARE UNABLE TO ENTER INTO SUCCESSFUL COLLABORATIONS IN THE FUTURE, WE MAY NOT BE ABLE TO DEVELOP OUR TECHNOLOGIES OR PRODUCT CANDIDATES OR SELL OUR FUTURE PRODUCTS COMMERCIALLY.


     Our future success depends on our ability to enter into collaborations with other companies. We will need to enter into collaborative arrangements for the commercialization of all of our future diagnostic product candidates, including Lp-PLA(2) and Cathepsin-K, and the development and commercialization of all of our future therapeutic product candidates. For diagnostic product candidates, we plan to seek collaborative partners for the commercialization of an assay once we have completed preclinical testing of the assay. For therapeutic product candidates, we are actively seeking collaborative partners to assist us in further validating and pursuing clinical development of our therapeutic molecular targets. There is a limited number of companies with the resources necessary to develop our future products commercially, and we may be unable to reach satisfactory agreements with any of these firms. A company that has entered into a collaboration agreement with one of our competitors may be unwilling or unable to enter into a collaboration agreement with us. Even if we are successful in entering into one or more collaboration agreements in the future, we will have limited, if any, control over the resources that any collaborator may devote to our product candidates. Our collaborators may not perform their obligations as expected, either by electing not to develop product candidates arising out of collaborative arrangements or devoting insufficient resources to the development, manufacture, marketing or sale of our future products. If we are unable to enter into collaboration agreements or if our future collaborators fail to perform as expected under these agreements, we may not be able to develop our technologies or product candidates or sell our future products commercially. In that event, we may be unable to generate the level of revenues required for us to become profitable and our business would be seriously harmed.

MANY OF OUR EXISTING AND PROSPECTIVE COMPETITORS HAVE GREATER RESOURCES AND EXPERIENCE, WHICH MAY ENABLE THEM TO DEVELOP PRODUCTS FASTER THAN WE DO AND RENDER OUR FUTURE PRODUCTS OBSOLETE.

     The medical diagnostic and pharmaceutical industries are highly competitive and are characterized by rapid technological change. The area of genomics and proteomics, in particular, is a rapidly evolving field. Our future success will depend on our ability to maintain a competitive position with respect to technological advances. Our existing or prospective competitors may develop processes or products that are more effective than ours or be more effective at implementing their technologies to develop commercial products faster.


     We face, and will continue to face, intense competition from biotechnology, pharmaceutical and other companies, as well as academic and scientific research institutions, government agencies and public and private research organizations that are pursuing the same or competing molecular targets and products derived from them. Many of our competitors have substantially greater financial, technical, research, marketing, sales, distribution, service and other resources than we do. Moreover, our competitors may offer broader product lines and have greater name recognition than us. These organizations may develop processes or products that are superior to ours. Our competitors may succeed in obtaining patent protection or receiving regulatory approval for commercializing products before us. Developments by competitors may render our product candidates obsolete or non-competitive.


WE MUST RETAIN EXISTING AND ATTRACT ADDITIONAL QUALIFIED SCIENTIFIC PROFESSIONALS IN ORDER TO EXECUTE OUR BUSINESS PLAN.


     Recruiting and retaining qualified scientific professionals to perform research and development work is critical to our future success. During the second half of 1999, we refocused our business plan on the discovery of molecular targets related to cancer and discontinued our work on several projects outside this area of focus. We also terminated the employment of a number of scientific personnel that had been working on these discontinued projects and whose expertise was unrelated to our new focus on cancer. We do not currently have sufficient senior scientific personnel to execute our business plan, and we intend to hire additional scientists to expand our discovery, validation and product development capabilities. There is currently a shortage of skilled scientific personnel in Northern California, where our executive offices and research and development facilities are located, which is likely to continue. As a result, competition for experienced scientific personnel is intense, and the turnover rate can be high. Competition for experienced scientists from numerous companies and academic and other research institutions may limit our ability to attract and recruit qualified personnel on acceptable terms. Our failure to attract and retain scientific professionals would prevent us from pursuing collaborations or developing our product candidates or core technologies.


     We work with scientific advisors and collaborators at academic and other institutions. These scientists are not our employees and frequently have other commitments that limit their availability. Although our scientific advisors generally agree not to perform competing work, if a conflict of interest between their work for our company and their work for another entity arises, we may lose their services. If we lose the services of any of these advisors, the achievement of our business objectives may be impeded.

WE WILL NEED ADDITIONAL CAPITAL TO FUND OUR FUTURE OPERATIONS. IF WE ARE UNABLE TO OBTAIN ADDITIONAL CAPITAL, OUR ABILITY TO DEVELOP OUR PROCESSES AND PRODUCT CANDIDATES MAY BE HARMED.


     We expect to increase cash expenditures on our operations over the next 12 months. In particular, our research and development projects, together with the filing, prosecution and enforcement of patent claims, will require additional capital significantly in excess of historical levels. In addition, we expect to incur significant cash expenditures in connection with our planned relocation to, and build out of, new facilities within South San Francisco, California in 2003. We do not know whether our business or operations will change in a manner that would consume available resources even more rapidly than anticipated. Our future revenue may not be adequate to meet our operational needs and capital requirements for product development and commercial sale. We may need to raise additional capital as a result of:

     - our progress with our research and development programs;

     - our progress in developing and marketing our product candidates;

     - our ability to establish and maintain successful collaborations; and

     - the costs we incur in obtaining, enforcing and defending our patent claims and other intellectual property rights.

     If we raise additional funds through the sale of equity, convertible debt or other equity-linked securities, your percentage ownership in our company will be reduced. These transactions may dilute the value of your common stock, and we may issue securities that have rights, preferences and privileges senior to our common stock.

     Additional funds may not be available when needed on terms acceptable to us or at all. If adequate funds are not available on acceptable terms, we may have to reduce substantially or eliminate expenditures for the development and commercial sale of our product candidates or obtain funds through arrangements with collaborative partners that require us to relinquish rights to product candidates. Either of these alternatives could have a material adverse effect on our business and future growth prospects.


WE HAVE NO EXPERIENCE IN MANUFACTURING OR MARKETING PHARMACEUTICAL PRODUCTS AND MAY ENCOUNTER PROBLEMS OR DELAYS, WHICH WOULD RESULT IN LOST REVENUE.



     We have no experience in manufacturing and marketing, and we do not have the resources or capability to manufacture or market our future product candidates on a commercial scale. In order for us to sell Lp-PLA(2), Cathepsin-K and other future product candidates directly, we will need to develop, or obtain through outsourcing or marketing and distribution agreements, manufacturing, marketing and sales capabilities. We may not be able to develop or otherwise obtain the requisite manufacturing, marketing and sales capabilities.



     Contract manufacturers may utilize their own technology, our technology or technology acquired or licensed from third parties to develop manufacturing processes. In order to engage a contract manufacturer, we may need a license or other technology transfer. Even if a license is available from a contract manufacturer on reasonable terms, we may be unable to effect successfully the transfer of the technology to the contract manufacturer. Also, any technology transfer may require the transfer of requisite data for regulatory purposes. If we were to rely on a contract manufacturer, that manufacturer may become unable or unwilling to manufacture our products or product candidates due to scientific, technological, logistical, regulatory, business or other reasons. Our ability to change contract manufacturers may be limited or non-existent, which could decrease, delay or eliminate the supply of our future products and result in lost revenue.



     Our inability to control all of the factors that affect manufacturing processes may prevent us from achieving production of our future product candidates in the volumes needed. Manufacturing and quality control problems may arise as we attempt to increase the production rate at manufacturing facilities. We may not be able to increase production rates at these facilities in a timely and cost-effective manner or at a commercially reasonable cost.


PRODUCT LIABILITY LAWSUITS COULD ADVERSELY AFFECT OUR BUSINESS.


     We may be held liable if Lp-PLA(2), Cathepsin-K, Colon-101 or other future product candidates, or any product that is made with our technologies, fails to accurately diagnose or detect disease, causes injury or is otherwise found unsuitable. Although we intend to obtain product liability insurance, this insurance is expensive and may not fully cover our potential liabilities. Our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercial sale of Lp-PLA(2), Cathepsin-K, Colon-101 or other future product candidates. Furthermore, our customers may not indemnify us against these types of claims or they may not be adequately insured or, in the case of smaller companies, have a net worth sufficient to satisfy product liability claims. If we are sued for any injury caused by our products, our liability could exceed our total assets. Any claims against us, regardless of their merit, could harm our business and cause our stock price to decline.

WE USE HAZARDOUS CHEMICALS AND RADIOACTIVE AND BIOLOGICAL MATERIALS IN OUR BUSINESS, AND ANY CLAIMS RELATING TO OUR IMPROPER HANDLING, STORAGE OR DISPOSAL OF THESE MATERIALS COULD BE EXPENSIVE AND TIME CONSUMING.

     Our research and development processes involve the use of hazardous materials, including chemicals and radioactive and biological materials. Our operations also produce hazardous waste products. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. We could be subject to damages in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials. In addition, claimants may sue us for injury or contamination that results from our use, or the use by third parties, of these materials, and our liability may exceed our total assets. Compliance with environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development or production efforts.

WE MUST OBTAIN REIMBURSEMENT CODES AND A SATISFACTORY REIMBURSEMENT RATE FOR OUR PRODUCT CANDIDATES.


     Our future success depends on our ability to sell homebrew products and FDA approved diagnostic kits at prices representing a substantial premium above the prices of existing diagnostic tests. In order to achieve these premiums, we will need to obtain specific reimbursement codes for our products. Even if we are successful in obtaining reimbursement codes, we do not know whether government payers, such as Medicare and Medicaid, private health insurers and managed care organizations will be willing to cover the cost of tests performed with our future products or if the level of payment associated with the reimbursement codes will be consistent with the assumptions underlying our business strategy. We have not yet begun the process of applying for these reimbursement codes, and the assignment of these codes may take several years. Moreover, we do not expect that we will obtain a reimbursement code before we launch our first product candidate, Lp-PLA(2), in the homebrew market. We may not be able to obtain these codes in a timely fashion or at all. If we fail to obtain the level of reimbursement we are seeking, we may never achieve profitability.


WE MAY ENCOUNTER DIFFICULTIES IN CONNECTION WITH THE PLANNED RELOCATION OF OUR FACILITIES, AND THESE DIFFICULTIES COULD DISRUPT OUR OPERATIONS.


     We plan to relocate our facilities within South San Francisco, California in 2003 to accommodate our anticipated growth. Our current lease terminates in 2003. We anticipate entering into a lease for new facilities in 2002 and, after the leased space has been built out to accommodate our needs, relocating all of our operations. We may encounter unanticipated delays or disruptions in our operations as a result of this transition. Prolonged delays or disruptions could adversely affect our molecular target discovery and development efforts and harm our business.


                     RISKS RELATED TO INTELLECTUAL PROPERTY

ANY INABILITY TO ADEQUATELY PROTECT OUR PROPRIETARY TECHNOLOGIES AND PRODUCT CANDIDATES COULD HARM OUR COMPETITIVE POSITION.


     We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. We plan to continue to apply for patents covering our technologies and products as we deem appropriate. However, while the United States Patent and Trademark Office, or

USPTO, has issued patents covering full-length genes and some partial gene sequences, the USPTO has issued strict utility requirements for gene applications. Under these new strict utility requirements, we do not know whether our pending patent applications will issue as patents and, if they do, whether the scope of the claims will be sufficiently broad to prevent third parties from utilizing our technologies, commercializing our discoveries or developing competing products. Any patents we have now or obtain in the future may not be sufficiently broad to prevent others from utilizing our technologies, commercializing our discoveries or developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around our patented technologies. In addition, others may challenge or invalidate our patents, or our patents may fail to provide us with any competitive advantage.



     We have rights to patents and patent applications owned by GlaxoSmithKline, Human Genome Sciences and Incyte that provide important protection on the composition of matter and utility of our product candidates. We do not, however, control the prosecution and maintenance of these patents. GlaxoSmithKline, Human Genome Sciences and Incyte may allow these patents to go abandoned or may not pursue meaningful claims for our products. Also, while the USPTO has issued patents covering full-length genes and some partial gene sequences, we do not know whether or how courts will enforce these patents. If a court finds these types of inventions to be unpatentable or interprets them narrowly, the benefits of our patent strategy may not materialize. If any or all of these events occur, the value of our intellectual property could be diminished.


OTHER RIGHTS AND MEASURES THAT WE RELY UPON TO PROTECT OUR INTELLECTUAL PROPERTY MAY NOT BE ADEQUATE TO PROTECT OUR PRODUCT CANDIDATES AND COULD REDUCE OUR ABILITY TO COMPETE IN THE MARKET.

     In addition to patents, we rely on a combination of trade secrets, copyright and trademark laws, non-disclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. While we require employees, collaborators, consultants and other third parties to enter into confidentiality and/or non-disclosure agreements where appropriate, any of the following could still occur:

     - the agreements may be breached;

     - we may have inadequate remedies for any breach;

     - proprietary information could be disclosed to our competitors; and

     - others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technologies.

     If for any of the above reasons our intellectual property is disclosed, invalidated or misappropriated, it would harm our ability to protect our rights and impair our competitive position.

THIRD PARTIES MAY HAVE PATENTS OF THEIR OWN WHICH COULD, IF ASSERTED, PREVENT US FROM OBTAINING OR PRACTICING PATENTS ON OUR TECHNOLOGIES. THIS INABILITY TO OBTAIN OR PRACTICE OUR OWN PATENTS COULD ADVERSELY AFFECT OUR BUSINESS AND REVENUE.

     We use databases that belong to Incyte. There are a number of other companies that have access to the same genes and patent rights as we do. In addition, a number of entities make gene sequences publicly available at no cost. Either of these may adversely affect our ability to obtain meaningful patent claims on our future products. Some of our patent applications involve genes that may also be claimed in patent applications filed by others. In some or all of these patent applications, a determination of priority of inventorship may need to be decided in an interference proceeding before the USPTO. Some of our patent applications claim genes useful as products that may also be dominated by claims in patent applications filed by others. For some of our product candidates, a license may be needed from the dominant patent holder to manufacture, use or sell the products.

                         RISKS RELATED TO THIS OFFERING

MARKET PRICES OF EMERGING BIOTECHNOLOGY COMPANIES HAVE BEEN HIGHLY VOLATILE, AND THE MARKET FOR OUR STOCK MAY EXHIBIT VOLATILITY AS WELL.

     The financial markets, including the Nasdaq National Market, have experienced significant price and volume fluctuations, and the market prices of technology companies, particularly biotechnology companies, have been and continue to be extremely volatile. Volatility in the price of our common stock may be caused by factors outside of our control and may be unrelated or disproportionate to our operating results. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Securities class action litigation could result in substantial costs and a diversion of our management's attention and resources.

SOME OF OUR EXISTING STOCKHOLDERS WILL BE ABLE TO EXERT CONTROL OVER US AFTER THIS OFFERING WHICH WILL LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS.

     After this offering, GlaxoSmithKline and Incyte together with our officers and directors will own approximately 41% of our outstanding common stock. These stockholders will be able to influence significantly all matters requiring stockholder approval, including the approval of significant corporate transactions. Circumstances may arise in which the interests of these stockholders could conflict with the interests of our other stockholders. These stockholders could delay or prevent a change in control of our company even if such a transaction would be beneficial to our other stockholders.

THE LARGE NUMBER OF SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE.


     The market price of our common stock could decline as a result of sales of a large number of shares after this offering or the perception that sales could occur. The large number of shares eligible for sale might make it more difficult for us to sell common stock in the future at a time and at a price that we deem appropriate. After this offering, we will have an aggregate of 31,127,129 shares outstanding. Of the outstanding shares, the 7,000,000 shares sold in this offering will be freely tradable, other than shares purchased by our affiliates. The remaining shares may be sold only pursuant to a registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. After the completion of this offering, holders of 22,046,640 shares of common stock will be entitled to registration rights with respect to the registration of their shares under the Securities Act. For additional information regarding these registration rights, please see "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale." Each of our directors and executive officers and a substantial majority of our current stockholders has agreed not to offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any equity shares without the prior written consent of Lehman Brothers Inc. for a period of 180 days from the date of this prospectus. Lehman Brothers Inc. may, in its sole discretion, at any time and without notice, release all or any portion of the shares subject to the lockup agreements. For additional information regarding possible future sales of our securities, please see "Shares Eligible for Future Sale" and "Underwriting."


AS A NEW INVESTOR, YOU WILL INCUR SUBSTANTIAL DILUTION AS A RESULT OF THIS OFFERING AND FUTURE EQUITY ISSUANCES.


     The initial public offering price will be substantially higher than the pro forma net tangible book value per share of our outstanding common stock. As a result and based upon an assumed initial public offering price of $13.00 per share, investors purchasing common stock in this offering will incur immediate dilution of $7.60 per share. This dilution is due in large part to earlier investors in our company having paid substantially less than the initial public offering price when they purchased their shares. The exercise of outstanding options and warrants will result in further dilution to new investors.

WE DO NOT PLAN TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.


     We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Investors seeking cash dividends should not purchase our common stock.

                           FORWARD-LOOKING STATEMENTS

     We have made statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "intend," "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include, among other things, projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ from those expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled "Risk Factors." You should specifically consider the numerous risks outlined under "Risk Factors." Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                USE OF PROCEEDS


     Our net proceeds from the sale of 7,000,000 shares of common stock in this offering will be approximately $82.6 million, or $95.3 million if the underwriters' over-allotment option is exercised in full, based on an assumed initial public offering price of $13.00 per share, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. We currently expect to use the net proceeds from this offering as follows:


     - to expand our discovery, validation and product development capabilities for diagnostic and therapeutic product candidates, including through the hiring of additional qualified scientific personnel;


     - to build out our research and development facilities in connection with our planned relocation within South San Francisco, California in 2003; and


     - for general corporate purposes, including working capital and the funding of operating losses.

We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies, although we have no current agreements regarding any material transaction of this sort.


     The principal purposes of this offering are to establish a public market for our common stock, to increase our visibility in the industry and to facilitate future access to public capital markets. The amounts that we actually spend to expand our discovery, validation and product development capabilities, to build out our research and development facilities in connection with our planned relocation within South San Francisco, California in 2003 and for general corporate purposes will vary significantly depending on a number of factors, including the amount of cash that we generate from operations. As a result, we will retain broad discretion over the allocation of the net proceeds from this offering. Pending these uses, we will invest the net proceeds of this offering in short-term, investment grade securities.


                                DIVIDEND POLICY


     We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. We do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

                                 CAPITALIZATION


     The table below sets forth our capitalization as of September 30, 2001:


     - on an actual basis;


     - on a pro forma basis giving effect to the automatic conversion of all outstanding shares of preferred stock into 22,046,640 shares of common stock upon the closing of this offering; and


     - on a pro forma as adjusted basis giving effect to the sale of 7,000,000 shares of common stock in this offering at an assumed initial public offering price of $13.00 per share, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

     You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the accompanying notes included elsewhere in this prospectus.


                                                                      SEPTEMBER 30, 2001
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Stockholders' equity:
  Series A preferred stock, $0.01 par value, 4,400,000
    shares authorized, issued and outstanding actual; no
    shares authorized, issued or outstanding pro forma and
    pro forma as adjusted...................................        44         --           --
  Series B preferred stock, $0.01 par value, 4,400,000
    shares authorized, issued and outstanding actual; no
    shares authorized, issued or outstanding pro forma and
    pro forma as adjusted...................................        44         --           --
  Series C preferred stock, $0.01 par value, 13,500,000
    shares authorized and 13,225,807 shares issued and
    outstanding actual; no shares authorized, issued or
    outstanding pro forma and pro forma as adjusted.........       132         --           --
  Series D preferred stock, $0.01 par value, 21,000 shares
    authorized and 20,833 shares issued and outstanding
    actual; no shares authorized, issued or outstanding pro
    forma and pro forma as adjusted.........................        --         --           --
  Preferred stock, $0.01 par value, no shares authorized,
    issued or outstanding, actual and pro forma, 5,000,000
    shares authorized, no shares issued and outstanding pro
    forma as adjusted.......................................        --         --           --
  Common stock, $0.01 par value, 50,000,000 shares
    authorized actual and pro forma; 2,080,489 shares issued
    and outstanding actual; 24,127,129 shares issued and
    outstanding pro forma; 100,000,000 shares authorized and
    31,127,129 shares issued and outstanding pro forma as
    adjusted................................................        21        241          311
  Additional paid-in capital................................   132,565    132,565      215,075
  Deferred stock compensation...............................    (9,791)    (9,791)      (9,791)
  Notes receivable from stockholders........................    (1,669)    (1,669)      (1,669)
  Accumulated other comprehensive income....................       943        943          943
  Deficit accumulated during the development stage..........   (36,714)   (36,714)     (36,714)
                                                              --------   --------     --------
    Total stockholders' equity..............................    85,575     85,575      168,155
                                                              --------   --------     --------
    Total capitalization....................................  $ 85,575   $ 85,575     $168,155
                                                              ========   ========     ========



     The foregoing excludes, as of September 30, 2001:



     - 1,981,919 shares of common stock issuable upon exercise of options outstanding under our 2000 Equity Incentive Plan at a weighted average exercise price of $2.91 per share;



     - 637,792 shares of common stock issuable upon exercise of options available for future grant under our 2000 Equity Incentive Plan;



     - 2,500,000 shares of common stock issuable upon exercise of options available for future grant under our 2001 Equity Incentive Plan;



     - 129,032 shares of common stock issuable upon exercise of a warrant outstanding at $7.75 per share;



     - 393,571 shares of common stock issuable upon exercise of a warrant issued in December 2001 and outstanding at $12.00 per share;



     - 50,000 shares of common stock issuable upon exercise of a warrant we have agreed to grant in the future at $1.20 per share; and



     - 350,000 shares of common stock available for purchase under our 2001 Employee Stock Purchase Plan.

                                    DILUTION


     As of September 30, 2001, our pro forma net tangible book value was approximately $85.6 million, or $3.55 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding. After giving effect to the sale of 7,000,000 shares of common stock in this offering at an assumed initial public offering price of $13.00 per share, and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2001 would have been approximately $168.2 million, or $5.40 per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $1.85 per share to our existing stockholders and an immediate and substantial dilution in pro forma as adjusted net tangible book value of $7.60 per share to new investors in this offering. If the initial public offering price is higher or lower, the dilution to new investors will be greater or less, respectively. The following table summarizes this per share dilution:



Assumed initial public offering price per share.............          $13.00
  Pro forma net tangible book value per share as of
     September 30, 2001.....................................  $3.55
  Increase per share attributable to new investors..........   1.85
                                                              -----
Pro forma as adjusted net tangible book value per share
  after this offering.......................................            5.40
                                                                      ------
Dilution in pro forma net tangible book value per share to
  new investors.............................................          $ 7.60
                                                                      ======



     The following table summarizes, on a pro forma basis as of September 30, 2001, the differences between the number of shares of common stock issued by us and the total consideration paid and the average price per share paid by our existing stockholders and new investors:



                                        SHARES ISSUED           TOTAL CONSIDERATION
                                   -----------------------   -------------------------   AVERAGE PRICE
                                     NUMBER     PERCENTAGE      AMOUNT      PERCENTAGE     PER SHARE
                                   ----------   ----------   ------------   ----------   -------------
Existing stockholders............  24,127,129      77.5%     $126,821,076      58.2%        $ 5.26
New investors....................   7,000,000      22.5        91,000,000      41.8          13.00
                                   ----------     -----      ------------     -----
  Total..........................  31,127,129     100.0%     $217,821,076     100.0%
                                   ==========     =====      ============     =====



     The foregoing excludes, as of September 30, 2001:



     - 1,981,919 shares of common stock issuable upon exercise of options outstanding under our 2000 Equity Incentive Plan at a weighted average exercise price of $2.91 per share;



     - 637,792 shares of common stock issuable upon exercise of options available for future grant under our 2000 Equity Incentive Plan;



     - 2,500,000 shares of common stock issuable upon exercise of options available for future grant under our 2001 Equity Incentive Plan;



     - 129,032 shares of common stock issuable upon exercise of a warrant outstanding at $7.75 per share;



     - 393,571 shares of common stock issuable upon exercise of a warrant issued in December 2001 and outstanding at $12.00 per share;


     - 50,000 shares of common stock issuable upon exercise of a warrant we have agreed to grant in the future at $1.20 per share; and

     - 350,000 shares of common stock available for purchase under our 2001 Employee Stock Purchase Plan.

To the extent outstanding options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

    The following table sets forth selected financial data for our company. You should read this information in conjunction with the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the accompanying notes included elsewhere in this prospectus. In connection with the sale of the Series C Preferred Stock in April 2000, our company was converted from a limited liability company to a corporation.


    The statement of operations data for the years ended December 31, 1998, 1999 and 2000 and the balance sheet data as of December 31, 1999 and 2000 set forth below are derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the period from August 29, 1997 (inception) through December 31, 1997 and the balance sheet data as of December 31, 1997 and 1998 are derived from our audited financial statements not included in this prospectus. The selected results of operations for the nine months ended September 30, 2000 and 2001 and the selected balance sheet data as of September 30, 2001 are derived from unaudited interim financial statements included in this prospectus.



    The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly our financial position, results of operations and cash flows for the nine months ended September 30, 2000 and 2001. Historical results are not necessarily indicative of the results to be expected for the year ending December 31, 2001 or any future period.



                                                     FOR THE
                                                   PERIOD FROM
                                                    AUGUST 29,
                                                       1997                                           NINE MONTHS
                                                   (INCEPTION)                                           ENDED
                                                     THROUGH         YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                   DECEMBER 31,   -----------------------------   -------------------
                                                       1997        1998       1999       2000       2000       2001
                                                   ------------   -------   --------   --------   --------   --------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
License revenue..................................     $  --       $    --   $     --   $     --   $     --   $      8
Collaborative research revenue...................        --            --         --         --         --        130
License revenue from related party...............        --            --        100         --         --         --
                                                      -----       -------   --------   --------   --------   --------
    Total revenues...............................        --            --        100         --         --        138
                                                      -----       -------   --------   --------   --------   --------
Operating expenses:
Research and development (including stock
  compensation expense of $2,811, $793 and $4,118
  for the year ended December 31, 2000, the nine
  months ended September 30, 2000 and 2001,
  respectively)..................................       401         6,761      9,461     12,297      7,182     13,882
General and administrative (including stock
  compensation expense of $12,345, $2,183 and
  $3,114 for the year ended December 31, 2000,
  and the nine months ended September 30, 2000
  and 2001, respectively)........................       279         1,882      2,345     16,010      3,903      6,762
                                                      -----       -------   --------   --------   --------   --------
    Total operating expenses.....................       680         8,643     11,806     28,307     11,085     20,644
                                                      -----       -------   --------   --------   --------   --------
Loss from operations.............................      (680)       (8,643)   (11,706)   (28,307)   (11,085)   (20,506)
Interest and other income........................       132           715        540      5,034      3,359      4,570
Interest expense.................................        --            --       (120)       (73)       (73)        --
                                                      -----       -------   --------   --------   --------   --------
Net loss.........................................     $(548)      $(7,928)  $(11,286)  $(23,346)  $ (7,799)  $(15,936)
                                                      =====       =======   ========   ========   ========   ========
Net loss per share, basic and diluted............                                      $(217.14)  $(117.96)  $ (20.09)
                                                                                       ========   ========   ========
Shares used to compute net loss per share, basic
  and diluted....................................                                           108         66        793
Pro forma net loss per share, basic and
  diluted........................................                                      $  (1.43)  $  (0.45)  $  (0.70)
                                                                                       ========   ========   ========
Shares used to compute pro forma net loss per
  share, basic and diluted.......................                                        16,364     17,441     22,825



                                                                          DECEMBER 31,
                                                              -------------------------------------   SEPTEMBER 30,
                                                               1997      1998      1999      2000         2001
                                                              -------   -------   -------   -------   -------------
                                                                         (IN THOUSANDS)                (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and investments......................  $ 6,540   $16,454   $ 8,358   $91,188      $80,792
Working capital.............................................    3,967    13,301     2,829    47,195       71,783
Total assets................................................   10,212    20,215    11,297    96,072       88,440
Total liabilities...........................................    2,760     3,681     6,044     2,431        2,865
Total members' and stockholders' equity.....................    7,452    16,534     5,253    93,641       85,575

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion of our financial condition and results of operations in conjunction with our financial statements and the accompanying notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth in the section entitled "Risk Factors" as well as factors described elsewhere in this prospectus.

OVERVIEW


     We are a post-genomics company focused on translating genomic sequence data into novel diagnostic and therapeutic products. We were co-founded as a limited liability company in August 1997 by GlaxoSmithKline plc, formerly SmithKline Beecham, and Incyte. Since our inception, we have concentrated on the research and development of diagnostic tests for cancer. Upon our formation, Incyte granted us a fully-paid subscription to its genomic databases, LifeSeq Gold and PathoSeq, until September 2003. In addition, SmithKline Beecham assigned to us its existing portfolio of diagnostic product candidates as well as the rights to any additional targets with diagnostic potential discovered in the course of its pharmaceutical research activities through September 2001, including targets derived from SmithKline Beecham's collaboration with Human Genome Sciences through June 2001. These non-cash assets, which represent capital contributions made in 1997, were recorded at zero value which was equal to the carrying value of such assets by SmithKline Beecham and Incyte.


     From our inception in August 1997 through December 1997, we devoted substantially all of our efforts to recruiting personnel, establishing our facilities and defining our research and product development strategies.

     During 1998, we focused on the discovery of novel molecular targets and the development of novel diagnostic products for the improved detection, classification and prognosis of disease. We also began to develop our rigorous molecular target validation and prioritization process that we call bioMVP.

     During the first half of 1999, we continued our discovery processes focused on diagnostic molecular targets and refined our bioMVP process. During the second half of 1999, we refocused our research efforts and discontinued our work on several projects, including a diagnostic product candidate for prostate cancer. We also reduced our total employee workforce by 20 individuals in order to preserve cash. Throughout 1999, we aggressively sought multiple alternative sources of capital.

     In April 2000, we sold 12,903,227 shares of Series C preferred stock for $7.75 per share to 75 accredited investors who were not affiliated with our company. In connection with our Series C preferred stock financing, we were incorporated in the State of Delaware. During 2000, we also expanded our strategy to include the research and development of therapeutics to treat cancer. We plan to focus our therapeutic development efforts on monoclonal antibodies and therapeutic vaccines using the molecular targets we discover.


     In July 2001, we sold 20,833 shares of Series D preferred stock for $12.00 per share to Fujirebio, Inc. in conjunction with the signing of a research and license agreement.



     We have not achieved profitability on an annual or quarterly basis and since our inception have incurred losses totaling $59.0 million. As of September 30, 2001, we had an accumulated deficit of $36.7 million since our incorporation in April 2000. We expect to incur significant additional operating losses as we continue to develop diagnostic and therapeutic product candidates.


REVENUE RECOGNITION


     The amount received from GlaxoSmithKline under a non-refundable license arrangement was recognized during 1999 as the earnings process was completed pursuant to the terms of the agreement and no remaining performance obligation existed. Any amounts received in advance of completing the earnings process are recorded as deferred revenue.


     In July 2001, we entered into a research and license agreement with Fujirebio, Inc. Pursuant to this agreement, we will receive an aggregate amount of approximately $1.8 million in the form of an upfront license fee, an anniversary fee and research support payments. The upfront license fee will be recognized as revenue over the three-year term of the agreement and the anniversary fee will be recognized over the remaining two-year term of the agreement. The research support payments will be recognized as revenue as the research work is performed and the related research costs are incurred.



     Our revenue recognition practices are in accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements."


INCOME TAXES


     From our inception through April 4, 2000, no provision or benefit for federal and state income taxes was recorded in our financial statements as we were a limited liability company and the federal and state income tax effects of our results of operations were recorded by our members in their respective income tax returns. On April 4, 2000 in connection with our Series C preferred stock financing, we were incorporated in the State of Delaware and became subject to the C corporation provisions of the Internal Revenue Code. Accordingly, any earnings after that date will be taxed at federal and state corporate income tax rates.


RESULTS OF OPERATIONS


  Nine Months Ended September 30, 2001 Compared to Nine Months Ended September 30, 2000



     License revenue. We recognized license revenue of approximately $8,000 for the nine months ended September 30, 2001 consisting of revenue derived from a research and license agreement we entered into in July 2001 with Fujirebio, Inc. We recognized no license revenue for the nine months ended September 30, 2000.



     Collaborative research revenue. We recognized collaborative research revenue of approximately $130,000 for the nine months ended September 30, 2001 consisting of revenue derived from a research and license agreement we entered into with Fujirebio, Inc. in July 2001. We recognized no collaborative research revenue for the nine months ended September 30, 2000.



     Research and development expense. Research and development expense consists primarily of salaries and benefits, laboratory and research expenses, general operating expenses, depreciation of laboratory equipment and stock compensation expense. Our research and development expense was approximately $13.9 million for the nine months ended September 30, 2001, compared with approximately $7.2 million for the nine months ended September 30, 2000, an increase of approximately $6.7 million, or 93%. The increase in research and development expense resulted primarily from a $3.3 million increase in stock compensation expense, a $2.6 million increase in salaries and benefits, a $1.3 million increase in general operating expenses and $0.1 million associated with travel expenses and professional fees incurred to support the growth of our business, partially offset by a decrease in laboratory and research expenses of approximately $0.5 million. We anticipate that our research and development expense will continue to increase as we hire additional scientific personnel and discover and develop diagnostic and therapeutic product candidates.



     General and administrative expense. General and administrative expense consists primarily of salaries, consultant fees, recruiting, professional fees and stock compensation expense. Our general and administrative expense was approximately $6.8 million for the nine months ended September 30, 2001, compared with approximately $3.9 million for the nine months ended September 30, 2000, an increase of $2.9 million, or 74%. The increase in general and administrative expense was primarily due to a $1.0 million increase in consultant and professional fees, a $0.9 million increase in stock compensation expense and a $0.8 million increase in salaries and benefits expense due to increased headcount. We anticipate that our general and administrative expense will continue to increase as we hire additional personnel, build out our own infrastructure and incur additional expenses to support our growth as a public company.



     Interest and other income. Interest and other income consists primarily of interest earned from our investments and, to a lesser extent, payments from the sublease of a portion of our facilities. Our interest and other income was approximately $4.6 million for the nine months ended September 30, 2001, compared with approximately $3.3 million for the nine months ended September 30, 2000, an increase of approximately $1.3 million, or 39%. This increase was primarily due to a higher average balance of investments for the nine months ended September 30, 2001 compared to the nine months ended September 30, 2000.



     Interest expense. We incurred no interest expense during the nine months ended September 30, 2001. Interest expense was approximately $73,000 for the nine months ended September 30, 2000 and represents interest paid on short-term notes issued by Incyte and GlaxoSmithKline. These notes were converted into shares of Series C preferred stock in connection with our Series C preferred stock financing in April 2000.



     Income taxes. As of September 30, 2001, we had federal net operating loss carryforwards of approximately $11.0 million and federal research tax credit carryforwards of approximately $1.3 million. All federal carryforwards expire in 2021. We have state research tax credit carryforwards for approximately $1.0 million that carryforward indefinitely. We have provided a full valuation allowance for our deferred tax assets as of September 30, 2001 due to the uncertainty surrounding the future realization of such assets. Utilization of federal and state net operating loss and tax credit carryforwards may be subject to an annual limitation due to the "change in ownership" provisions of the Internal Revenue Code.


  Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

     License revenue from related party. We recognized no license revenue during 2000. License revenue of $100,000 in 1999 consists of revenue derived from a license agreement we entered into in February 1999 with SmithKline Beecham Clinical Laboratories.


     Research and development expense. Our research and development expense was approximately $12.3 million for 2000, compared with approximately $9.5 million for 1999, an increase of approximately $2.8 million, or 30%. The increase in research and development expense resulted primarily from a $2.8 million increase in stock compensation expense, a $0.5 million increase in compensation expense related to the issuance of full recourse non-interest bearing notes in connection with the early exercise of stock options and a $0.4 million increase in contract research expenses, partially offset by a $0.7 million decrease in reagent and material costs and a $0.2 million decrease in collaborative research costs.



     General and administrative expense. Our general and administrative expense was approximately $16.0 million for 2000, compared with approximately $2.3 million for 1999, an increase of approximately $13.7 million. The increase in general and administrative expense resulted primarily from a $12.3 million increase in stock compensation expense and a $0.8 million increase in compensation expense related to the issuance of full recourse non-interest bearing notes in connection with the early exercise of stock options.



     Interest and other income. Our interest and other income was approximately $5.0 million for 2000, compared with approximately $0.5 million for 1999, an increase of approximately $4.5 million. The increase in interest and other income resulted primarily from an increase in cash equivalents and investments on hand resulting from our Series C preferred stock financing in April 2000, which resulted in net cash proceeds of $92.7 million.



     Interest expense. Our interest expense was approximately $73,000 for 2000, compared with approximately $120,000 for 1999, a decrease of approximately $47,000. The decrease in interest expense results primarily from the repayment of the Incyte note and the conversion of the GlaxoSmithKline note in connection with our Series C preferred stock financing in April 2000.

     Income taxes. As of December 31, 2000, we had state and federal net operating loss carryforwards of $3.2 million that expire in 2020 and federal research tax credit carryforwards of approximately $0.4 million that expire in 2020. We have approximately $0.3 million of state research tax credits that carryforward indefinitely. We have provided a full valuation allowance for our deferred tax assets as of December 31, 2000 due to the uncertainty surrounding the future realization of such assets. Utilization of federal and state net operating loss and tax credit carryforwards may be subject to an annual limitation due to the "change in ownership" provisions of the Internal Revenue Code.


  Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

     License revenue from related party. We recognized license revenue of $100,000 for 1999 under a non-refundable license arrangement with SmithKline Beecham Clinical Laboratories. We recognized no license revenue for 1998.

     Research and development expense. Our research and development expense was approximately $9.4 million for 1999, compared with approximately $6.8 million for 1998, an increase of approximately $2.6 million, or 38%. The increase in research and development expense resulted primarily from a $2.0 million increase in the cost of sequencing and microarray services purchased from Incyte and, to a lesser extent, increases in personnel costs as we expanded our operations during the first half of 1999 and severance costs related to our reduction in headcount during the second half of 1999. Notwithstanding the headcount reduction in the second half of 1999, our average headcount in 1999 exceeded our average headcount in 1998.


     General and administrative expense. Our general and administrative expense was approximately $2.3 million for 1999, compared with approximately $1.9 million for 1998, an increase of approximately $0.4 million, or 21%. The increase in general and administrative expense resulted primarily from higher salary expense of $0.5 million due to an increase in headcount during the first half of 1999 and severance costs related to our reduction in headcount during the second half of 1999.


     Interest and other income. Our interest and other income was approximately $0.5 million for 1999, compared with approximately $0.7 million for 1998, a decrease of approximately $0.2 million, or 29%. The decrease in interest and other income resulted primarily from a reduction in interest bearing cash equivalents during 1999.

     Interest expense. Our interest expense was approximately $120,000 for 1999 as a result of the short-term notes payable issued in 1999. We had no interest expense in 1998.


     Income taxes. For 1999 and 1998, we were a limited liability company and therefore taxed as a partnership. As a result, the federal and state income tax effects of our results of operations for 1998 and 1999 were recorded by GlaxoSmithKline and Incyte.


LIQUIDITY AND CAPITAL RESOURCES


     Since inception, we have financed our operations primarily through the private placement of equity securities, resulting in cash proceeds of approximately $126.8 million. In July 1999, we issued a $2.5 million short-term note convertible into our Series C preferred stock to each of GlaxoSmithKline and Incyte. The notes were due in April 2000 and accrued interest at 5.6% per annum. Upon the closing of our Series C preferred stock financing, GlaxoSmithKline converted the principal amount of its note into 322,580 shares of Series C preferred stock. Additionally, we paid accrued interest of $97,000 to GlaxoSmithKline. Also upon the closing of our Series C preferred stock financing, we repaid the $2.5 million principal amount of the note issued to Incyte, in addition to accrued interest of $97,000. As of September 30, 2001, we had cash and cash equivalents and investments of $80.8 million.



     Net cash used in operating activities was approximately $6.8 million for the nine months ended September 30, 2001 and $6.9 million, $12.9 million and $5.9 million for the years ended December 31, 2000, 1999 and 1998, respectively. Net cash used in operating activities for the nine months ended September 30, 2001 consisted primarily of our net loss of $15.9 million, partially reduced by non-cash stock compensation expense of $7.2 million and depreciation and amortization expense of $1.6 million. Net cash used in operating activities for 2000 consisted primarily of our net loss of $23.3 million, partially reduced by non-cash stock compensation expense of $15.2 million, non-cash discounts on notes receivable of $1.3 million and depreciation and amortization expense of $1.2 million. Net cash used in operating activities for 1999 consisted of our net loss of $11.3 million and changes in working capital of approximately $2.5 million. Net cash used in operating activities for 1998 consisted primarily of our net loss of $7.9 million, partially reduced by non-cash depreciation and amortization expense of $1.7 million.



     Net cash provided by investing activities was approximately $22.2 million for the nine months ended September 30, 2001. Net cash used in investing activities was approximately $78.5 million, $0.2 million and $1.2 million for the years ended December 31, 2000, 1999 and 1998, respectively. For the nine months ended September 30, 2001, our investing activities consisted primarily of $21.7 million in purchases of short-term and long-term investments and $3.9 million in purchases of property and equipment, offset by maturing short-term investments of $47.7 million. For 2000, our investing activities consisted primarily of purchases of short-term and long-term investments of $77.7 million. For 1999 and 1998, our investing activities consisted of purchases of property and equipment.



     Net cash used in financing activities was approximately $0.1 million for the nine months ended September 30, 2001. Net cash provided by financing activities was approximately $90.2 million, $5.0 million and $17.0 million for the years ended December 31, 2000, 1999 and 1998, respectively. For the nine months ended September 30, 2001, our financing activities consisted primarily of the sale of Series D preferred stock to Fujirebio, Inc. which generated net proceeds of approximately $0.2 million and the issuance of notes receivable to employees of approximately $0.5 million. For 2000, our financing activities consisted of the sale of Series C preferred stock to private investors, generating net proceeds of approximately $92.7 million. During the same period, we repaid the principal and interest on a $2.5 million note payable issued to Incyte. We converted the principal on a $2.5 million note payable issued to SmithKline Beecham into 322,580 shares of Series C preferred stock, while repaying the interest on the note. In 1999, we received $2.5 million of cash from each of SmithKline Beecham and Incyte under these notes. In 1998, we received $11.0 million in cash from SmithKline Beecham and $6.0 million in cash from Incyte.


     In October 2000, we entered into a Collaborative Research Agreement with the University of Pittsburgh Medical Center pursuant to which we expect to obtain tissue samples for evaluation in our laboratory discovery processes. Under this agreement, we are obligated to make cash payments to the University of Pittsburgh Medical Center in an aggregate amount of approximately $1.2 million over the three-year term of this agreement.

     As part of our business strategy, we intend to invest significant amounts of capital over the next 12 to 24 months on the research and development of diagnostic product candidates for cancer and on developing monoclonal antibodies and therapeutic vaccines to treat cancer using the molecular targets we discover. This investment could be in the form of direct investment or through the formation of joint ventures, strategic partnerships or similar collaborative arrangements.

     Our future capital requirements will depend on many factors, including the following:

     - our ability to enter into collaborative agreements;

     - competing market developments;

     - cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

     - the purchase of additional capital equipment;

     - our ability to progress our molecular targets and products into the diagnostic and therapeutic markets in a timely manner;

     - our ability to obtain FDA approval on our anticipated timeline; and

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

     - the cost of clinical studies.


     We believe that our cash and cash equivalents and investment balances, together with the proceeds of this offering, will be sufficient to satisfy our cash requirements for at least the next two years. We intend to invest our excess cash in high quality, interest-bearing securities.


     For the next several years, we do not expect our operations to generate the amounts of cash required for our future cash needs. In order to satisfy our cash requirements, we expect to finance future cash needs through the sale of equity securities, strategic collaborations and perhaps debt financing. We cannot assure you that additional financing or collaboration and licensing arrangements will be available when needed or that, if available, will be on terms favorable to us or our stockholders. Insufficient funds may require us to delay, scale back or eliminate some or all of our research or development programs, to lose rights under existing licenses or to relinquish greater or all rights to product candidates at an earlier stage of development or on less favorable terms than we would otherwise choose or may adversely affect our ability to operate as a going concern. If additional funds are obtained by issuing equity securities, substantial dilution to existing stockholders may result.

     If appropriate opportunities become available, we may seek to acquire businesses, technologies, intellectual property, services or products that we believe are a strategic fit with our business. We currently have no commitments or agreements with respect to any material acquisitions. If we undertake any transaction of this sort, the process of integrating an acquired business, technology, service or product may result in unforeseen operating difficulties and expenditures, and may absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, we may fail to realize the anticipated benefits of any acquisition. Future acquisitions could dilute our stockholders' equity or cause us to incur debt, expose us to unanticipated liabilities or result in significant amortization expenses related to goodwill and other intangible assets.


     We plan to relocate our facilities within South San Francisco, California in 2003 to accommodate our anticipated growth. Our current lease expires in 2003. We anticipate entering into a lease for new facilities in 2002 and, after the leased space has been built out to accommodate our needs, relocating all of our operations. We anticipate we may incur up to $15.0 million of additional cash expenditures in 2003 related to the build out of, and move to, new facilities.


QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK


     Our investments are only subject to interest rate risk and our interest income may fluctuate due to changes in United States interest rates. By policy, we limit our investments to money market instruments, debt securities of United States government agencies and debt obligations of United States corporations. We manage market risk by our diversification requirements, which limit the amount of our portfolio that can be invested in a single issuer. We manage credit risk by limiting our purchases to high quality issuers. Through our money manager, we maintain risk management control systems to monitor interest rate risk. The risk management control systems use analytical techniques, including sensitivity analysis. The quantitative impact of interest rate changes is calculated based on Bloomberg's proprietary duration modeling techniques. Assuming a hypothetical interest rate increase of 1%, the fair value of our total investment portfolio as of September 30, 2001 would have potentially incurred a loss of $318,000.


     All highly liquid investments with a maturity of three months or less from the date of purchase are considered cash equivalents; investments with a maturity of three to twelve months from the date of purchase are considered to be short-term investments; investments with a maturity of more than twelve months from the date of purchase are considered long-term investments.


RECENT ACCOUNTING PRONOUNCEMENTS



     Effective January 1, 2001, we adopted Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. To date, we have not engaged in derivative and hedging activities, and therefore the adoption had no impact on our financial statements.



     In July 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 141, "Business Combinations," which establishes financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." SFAS No. 141 requires that all business combinations be accounted for using one method, the purchase method. The provisions of this statement apply to all business combinations initiated after June 30, 2001. We will adopt SFAS No. 141 during the first quarter of fiscal 2002, and this adoption is expected to have no impact on our financial reporting and related disclosures.



     In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which establishes financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition, and after they have been initially recognized in the financial statements. The provisions, of this statement are effective for fiscal years beginning after December 15, 2001. We will adopt SFAS No. 142 during the first quarter of fiscal 2002, and this adoption is expected to have no material impact on our financial reporting and related disclosures.



     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in that it removes goodwill from its impairment scope and allows for different approaches in cash flow estimation. However, SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of. SFAS No. 144 also supercedes the business segment concept in APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" in that it permits presentation of a component of an entity, whether classified as held for sale or disposed of, as a discontinued operation. However, SFAS No. 144 retains the requirement of APB Opinion No. 30 to report discontinued operations separately from continuing operations. We will adopt the provisions of SFAS No. 144 effective January 1, 2002. We believe that the implementation of this standard will not have a material effect on our results of operations and financial position.


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

                                    BUSINESS

OVERVIEW


     We are a post-genomics company focused on translating genomic sequence data into novel diagnostic and therapeutic products. We were co-founded in 1997 by GlaxoSmithKline plc, formerly SmithKline Beecham, and Incyte Genomics to discover disease-associated genes and proteins and to develop novel diagnostic products for the improved detection, classification and prognosis of disease. We anticipate that these diagnostic products will take the form of simple blood tests assessing the presence of a novel gene or protein called a molecular target. We expanded our strategy to include the discovery and development of therapeutic products for the improved treatment of disease. Our focus has been on the discovery of novel molecular targets related to cancer. We expect to extend our discovery platform beyond cancer into other diseases. To date, we have identified thousands of disease-associated molecular targets, evaluated over 600 potential molecular targets using bioMVP, our proprietary target validation process, and advanced over 50 product candidates into development, including six diagnostic product candidates which are currently being evaluated in preclinical studies. We intend to evaluate several thousand additional potential molecular targets through the use of custom microarrays. We are aggressively seeking patent protection for our discoveries.



     Upon our formation, SmithKline Beecham assigned to us a portfolio of diagnostic product candidates discovered through its research efforts. We have continued the development of eight of these diagnostic product candidates, including Lp-PLA(2), a novel risk factor for coronary heart disease, and Cathepsin-K, a diagnostic marker for osteoporosis. We have completed initial preclinical studies on Lp-PLA(2) and have commenced initial preclinical studies on Cathepsin-K and four additional cancer diagnostic product candidates.



     We have granted Quest Diagnostics, the world's largest clinical testing laboratory, a right of first negotiation to license our future products for use in homebrew tests. We believe the ability to sell our products to clinical testing laboratories prior to our seeking FDA approval will allow us to assess market demand, increase awareness of our future diagnostic products and generate early revenues. Where appropriate, we will seek FDA approval for our diagnostic products. Eventually, we may license products to large diagnostic companies to run on their testing platforms once significant demand for these products is established.


INDUSTRY BACKGROUND

     The study of genes, or genomics, and their protein products, or proteomics, provides a basis for understanding disease at the molecular level, enabling discoveries that will potentially lead to novel diagnostic and therapeutic products. In the early 1990s, governments and foundations recognized the potential impact of providing researchers with the sequence of the human genome and sponsored an intensive program, which became known as the Human Genome Project, to map and sequence the human genome. In parallel with the public sector effort, a large private sector effort emerged in the mid-1990s. In July 2000, public and private researchers announced that they had completed a rough draft of the complete sequence of the human genome.


     Currently, the total portfolio of approved drugs is only directed at approximately 500 protein targets. Genomics is providing an unprecedented number of new potential targets for diagnostic and therapeutic development. Scientists now face the challenge of determining which genes and proteins are implicated in specific diseases.



     We believe that genomics and proteomics fundamentally alter the underlying economics of diagnostic discovery and, when combined with intellectual property protection, have the potential to convert the diagnostic industry from its current status as a generally low margin sector to a higher margin sector based on patent-protected tests that can command premium prices. We were one of the first companies to recognize the potential of genomics for diagnostics, and we believe this first mover advantage is reflected in our product development pipeline and patent filings.

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


     We expect that the distinction between diagnostics and therapeutics will blur with the emergence of complementary products based on the same molecular target. For instance, a diagnostic product detecting expression levels of a gene called HER2/neu is currently used in tandem with the drug Herceptin, a monoclonal antibody targeting HER2/neu gene expression, for the treatment of metastatic breast cancer. We believe this companion diagnostic/therapeutic approach marks the arrival of a new era of individualized molecular medicine.


  DNA, GENES AND PROTEINS

     Deoxyribonucleic acid, or DNA, is present in all living cells. DNA contains sequences of four distinct types of nucleotide building blocks. A small portion of DNA contains sequences that are genes. The sequence of nucleotides in genes comprise the instructions for making proteins.


     The entire DNA content of an organism is called its genome. The human genome is generally estimated to comprise three billion pairs of nucleotides that contain the instructions for an estimated 40,000 to 100,000 distinct genes. All cells contain a full copy of DNA, but each cell type activates, or "expresses," only those genes necessary for its specific function. Genes program a cell by expression of its sequence into messenger ribonucleic acid, or mRNA, which is used as a template to direct the synthesis of a protein. Proteins carry out all cellular activities, such as relaying signals within and between cells and controlling cellular replication.


  DIFFERENTIAL GENE EXPRESSION AND DISEASE

     The activation of a gene is referred to as gene expression. The selective activation of genes within specific cells is referred to as differential gene expression. All functions of cells, tissues and organs are controlled by differential gene expression. Differential gene expression results in the carefully regulated production of proteins.

     Many diseases arise from the abnormal expression of genes, resulting in the overproduction or underproduction of proteins or the expression of proteins of altered chemical composition caused by mutations or other changes in the nucleotide code for the altered gene. Scientists can compare the expression levels of genes and proteins in samples taken from patients with disease to those of healthy individuals to determine which genes or proteins are altered in disease. Samples may be in the form of tissue or in the form of bodily fluids, such as blood or urine. These differences in gene expression or composition of genes or proteins can provide valuable information for the discovery of novel diagnostic and therapeutic products.

  DIAGNOSTIC TESTING

     Diagnostic tests play a variety of roles in the medical assessment and therapeutic decision-making process, including alerting the physician to the presence of a disease and providing critical information necessary to select the most effective treatment. Diagnostic tests may be performed on blood, urine or tissue samples.

     The effectiveness of a diagnostic test is defined by its "specificity" and "sensitivity." Specificity measures a test's ability to correctly identify individuals who are disease-free. A failure of specificity, known as a "false positive," is the failure of a test to correctly identify an individual who is disease-free, and results in a healthy person undergoing unnecessary additional diagnostic procedures. Sensitivity measures a test's ability to detect the presence of disease when the patient has disease. A test result that incorrectly indicates that an affected patient does not have the disease is called a "false negative," and results in an individual with a disease not being diagnosed or treated.

     There are several distinct kinds of diagnostic tests:

     - Screening tests are performed on large populations of apparently healthy people to help identify disease before symptoms appear. Examples of screening tests include the prostate specific antigen, or PSA, test for the early identification of prostate cancer, mammograms for breast cancer detection and pap smears for cervical cancer detection. To be useful for screening large numbers of asymptomatic people, tests must be non-invasive and easy to administer. As a result, screening tests are typically simple blood-based tests. In addition, screening tests must be highly specific to avoid costly follow-up procedures associated with false positive diagnoses.

     - Confirmatory tests, such as tissue biopsies, are performed upon individuals who already have other test results or symptoms suggesting the presence of disease and are used to help confirm the existence of, or rule out, the disease in question. Unlike screening tests, confirmatory tests are administered to a relatively small population and may require invasive procedures.

     - Monitoring tests, such as the CA-125 blood test for monitoring ovarian cancer, are used to measure the recurrence or progression of a disease. Monitoring tests are often used repeatedly during treatment, with the results of the most recent test being compared to the results of prior tests to assess the effectiveness of treatment. For example, rising levels of CA-125 may indicate a patient's ovarian cancer is progressing.


     - Pharmacogenomic and pharmacogenetic tests. Pharmacogenomic tests, such as the HER2/neu test administered to breast cancer patients, indicate whether patients have a specific sub-type of a particular disease and aid the physician in prescribing the most appropriate treatment. For example, only a certain sub-set of patients with metastatic breast cancer express the HER2 gene. Since Herceptin, a drug prescribed for the treatment of metastatic breast cancer, is only approved for patients who test positive for HER2/neu expression, the HER2/neu test determines which patients are most likely to respond positively to treatment with Herceptin. Similarly, pharmacogenetic tests indicate how patients are likely to respond to a particular course of therapy because of their individual genetic makeup and thus, like pharmacogenomic tests, aid physicians in prescribing the most appropriate treatment to optimize drug efficacy and minimize the risk of adverse events.


     - Predisposition tests, such as the BRCA-1 test to determine a woman's predisposition to breast cancer, classify patients into subgroups based on their DNA sequence, rather than their gene expression or protein levels. The members of the subgroups have various statistical probability of developing a particular disease. In contrast to other forms of tests, predisposition tests indicate the possibility of developing a disease, rather than the actual presence of the disease.

     Rapidly developing genomic and proteomic technologies will also generate new test formats. The translation of genomic information into novel diagnostic products will take place at both the gene and the protein level. Currently, diagnostic products are primarily single analyte blood tests measuring the level of a single gene or protein. We expect new technologies, such as arrays of genes and/or proteins, will shift the focus away from the detection of single analytes to the large-scale, parallel testing of altered expression patterns involving tens, hundreds or perhaps ultimately thousands of genes and/or proteins in the same multi-analyte test.

  THERAPEUTIC PRODUCTS

     There are four principal categories of therapeutic drugs: small molecules, secreted proteins, therapeutic monoclonal antibodies and therapeutic vaccines.


     - Small molecule therapeutics are low molecular weight organic molecules that may be administered orally and interact with a particular protein in the body to either block or enhance its action.


     - Secreted protein therapeutics are naturally occurring proteins or near relatives of natural proteins modified in the laboratory that are typically administered by intravenous or intramuscular injection.


     - Therapeutic monoclonal antibodies are similar to secreted protein therapeutics in that they are also protein molecules. These antibodies are designed to bind specifically to target proteins. There are currently eight therapeutic antibody products on the market in the United States which are marketed for a wide range of diseases, including cancer, cardiovascular disease, transplant rejection


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

       and infectious diseases. We believe that antibodies have several potential clinical and commercial advantages over traditional therapies. These advantages include the following:

        -- faster product development;


        -- fewer unwanted side effects as a result of the high specificity for the applicable disease target; and


        -- targeted delivery of various payloads, including drugs, radiation and toxins, to specific disease sites.


     - Therapeutic vaccines. Historically, vaccines were developed and used to induce an immune response in order to prevent disease. In contrast, therapeutic vaccines are administered when the patient already suffers from the disease. For a therapeutic vaccine to be effective in fighting disease, such as cancer, it is necessary to first identify specific molecular targets on the tumor cells, called tumor antigens. The more selective the target is to the tumor, the greater the likelihood that the stimulated immune response will be directed at attacking only the cancer cells. The difficulty in identifying highly specific tumor-associated antigens has been one of the limiting factors in the development of useful cancer vaccines.


OUR STRATEGY

     We aim to become a leader in the emerging field of molecular medicine through the discovery and development of proprietary molecular targets for both diagnostic and therapeutic applications. To achieve this goal, we intend to:


     - Continue to enhance our integrated, comprehensive platform for molecular target discovery and validation. By aggressively using cutting-edge genomic and proteomic technologies, including access to Incyte's LifeSeq Gold database, we have built a discovery and development program that has already yielded a pipeline of over 50 disease-associated product candidates. We intend to continue to enhance our discovery efforts by continuously adding to our portfolio of target discovery and validation technologies.


     - Discover and validate a portfolio of proprietary diagnostic products that can achieve rapid and broad market penetration utilizing existing instrument platforms. We are focused on the discovery and development of novel molecular targets that we believe will fundamentally transform the detection of disease by providing high value-added information that improves clinical decision making. In particular, we are focusing on developing blood tests that can measure the presence of a single disease-associated target gene or protein. We intend to perform preclinical studies to confirm utility and then leverage these discoveries into initial diagnostic products that run on the existing installed base of testing instruments in clinical testing laboratories in order to increase the potential for rapid and broad market penetration.


     - Develop a next generation of diagnostic tests compatible with emerging multi-analyte testing platforms. We believe our discovery program will enable us to develop multi-analyte tests, or tests that analyze multiple gene and/or protein expression levels, that will more accurately detect and profile a patient's disease. We are pioneering a program focused on developing multi-analyte tests for use in detecting various types of cancer.


     - Focus our discovery efforts initially on cancer where there is a large unmet need for better diagnostic and therapeutic products. The early detection of cancer can greatly increase rates of survival, yet there are few reliable diagnostic tests for many of the major cancers. We have focused our initial research efforts on the discovery of novel molecular targets in cancer. We are currently leveraging Incyte's LifeSeq Gold database as an excellent resource for cancer target discovery since it contains information on a large number of cancer tissues.

     - Leverage potential diagnostic molecular targets from collaborative relationships. Through our relationship with Incyte through 2003, we have access to the world's leading genomic databases.

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


       Through our prior relationship with SmithKline Beecham, now GlaxoSmithKline, that ended in September 2001 and its prior relationship with Human Genome Sciences that ended in June 2001, we have exclusive access to diagnostic intellectual property arising from research and development efforts conducted by SmithKline Beecham, including diagnostic rights arising from SmithKline Beecham's collaboration with Human Genome Sciences.


     - Partner with key clinical opinion leaders and major diagnostic players to accelerate market acceptance of diagnostic products. We believe that our agreement with Quest Diagnostics, the world's largest clinical testing laboratory, will speed the sale of our future products into the homebrew market, thereby generating rapid product awareness and early revenues. We plan to work closely with key opinion leaders to perform clinical studies on our product candidates that can be published in major peer-review journals. Following the successful introduction of our diagnostic products in the homebrew market, we can either seek FDA approval to market diagnostic products to clinical laboratories and physicians, or license our molecular targets to established diagnostic companies who will develop tests utilizing their proprietary instrument platforms for FDA approval.

     - Extend molecular target discovery into the development of immunotherapeutic products. In collaboration with leading therapeutic monoclonal antibody companies, we intend to develop monoclonal antibodies that exploit our novel molecular targets. In the future, we plan to collaborate with leading therapeutic vaccine companies to develop therapeutic vaccines.

     - Continue to build a strong intellectual property portfolio. We are building a diversified intellectual property portfolio and are aggressively seeking patent protection for molecular targets that we determine to be clinically useful. We believe that patents will be the catalyst for increasing the profitability of the diagnostics industry and will enable us to achieve margins similar to those enjoyed by patented therapeutic products.

MOLECULAR TARGET DISCOVERY AND VALIDATION PLATFORM


     We have three sources of novel molecular targets. We seek to find genes and proteins that are differentially expressed in diseased tissue or bodily fluids compared to healthy tissue or bodily fluids. The first source is our Cancer Lead Automated Search Program, or CLASP, our proprietary bioinformatics software to search, principally, Incyte's LifeSeq Gold database. The second source is our internal discovery program involving the screening of diseased and healthy tissues in laboratory experiments. The third source is our prior collaboration with GlaxoSmithKline, which provided us with access to diagnostic molecular targets that SmithKline Beecham identified as having potential diagnostic value through September 2001, including diagnostic molecular targets identified through its collaboration with Human Genome Sciences through June 2001.



     Once we have identified a potential molecular target, we confirm that it is differentially expressed in diseased tissue compared to healthy tissue through a rigorous validation and prioritization process that we call bioMVP. Following bioMVP, only those molecular targets that meet our criteria for specificity and sensitivity are advanced to the preclinical development stage. For potential therapeutic targets, we then perform studies to verify the utility of the molecular target as a candidate for therapeutic product development.



     Historically, we have devoted most of our time and resources to the discovery of thousands of disease-associated molecular targets and the evaluation of over 600 potential molecular targets using bioMVP validation. To date, we have devoted a smaller amount of time and resources to the clinical development of the over 50 product candidates that have been advanced to that stage. Our historical time and resource allocations reflect the early stage of our company and our product pipeline. For any particular molecular target, each stage of development requires different types of scientific and/or clinical expertise and, in general, each successive stage of development requires considerably more time and resources per target than the prior stage of development. As we advance more molecular targets into the later stages of development, we expect in the future to devote a smaller proportion of our time and resources in


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

molecular target discovery and a significant proportion of our time and resources in clinical development of molecular targets.

  MOLECULAR TARGET DISCOVERY

     Database Searches. We have developed proprietary bioinformatics software to search public and private genomic databases to detect differences in gene expression patterns between healthy and diseased states. The first search tool that we developed was CLASP in 1998, which we have used to identify and prioritize several thousand tissue-specific and cancer-associated molecular targets. CLASP comprises a set of algorithms that interrogate Incyte's LifeSeq Gold database to identify genes that are both specific to particular tissue types as well as differentially expressed in tissues from patients with cancer. LifeSeq Gold is a leading human genomic sequence database, and the multiplicity of samples contained in LifeSeq Gold increases the probability of finding molecular targets that are representative of the population at large. LifeSeq Gold contains information about which genes are expressed in various tissues in the body and about the dynamics of expression in both normal and diseased states.

     CLASP first sorts the LifeSeq Gold database into more than 40 defined tissue types, such as breast, ovary and prostate. Whereas over half of the diseased samples in the LifeSeq Gold database are cancer-related, there is considerable variability in the number of patient samples across different cancers. CLASP categorizes each tissue sample by disease state. Disease states include "healthy," "cancer," "associated with cancer," "other disease" and "other." These specified disease states allow us to filter out data that might otherwise impair our ability to identify tissue and cancer-specific molecular targets. CLASP then performs a simultaneous parallel search for genes that are expressed both (1) selectively in the defined tissue type compared to other tissue types and (2) differentially in the "cancer" disease state compared to the other disease states affecting the same, or different, tissues. This sorting is accomplished by using mathematical and statistical filters that specify the minimum change in expression levels and the minimum frequency that the differential expression pattern must be observed across the tissue samples for the gene to be considered differentially expressed. The CLASP algorithm permits quantification of the relative abundance of a particular gene in each tissue type and in each disease state. With this information, the list of potential molecular targets is reduced to a manageable number that can be examined using our bioMVP target validation platform to confirm each potential molecular target's association with a tissue type or cancer. Moreover, CLASP is capable of detecting patterns of expression of multiple genes that, when examined together, can greatly enhance the sensitivity and specificity of tests compared to the use of a single molecular target alone.

     The LifeSeq Gold database represents a catalog of gene expression in tissues, but does not contain information regarding whether a particular protein is expressed in bodily fluids, such as blood. Our database search approach is therefore indifferent to whether the target protein is detectable in bodily fluids. Following CLASP, we utilize proprietary and public algorithms to analyze gene sequence information to predict whether the target protein is likely to be secreted or found on the cell surface. This enables us to carefully select and prioritize those targets that have greater potential as blood diagnostic tests. The cell surface markers may be potential targets for therapeutic monoclonal antibodies that can be developed to bind to the cell surface marker. Therapeutic monoclonal antibodies can be used to deliver drugs, radiation or toxins to cancerous cells.

     We conduct a CLASP analysis on each new release of the LifeSeq Gold database. By repeating CLASP analyses regularly, we are able to increase the probability of discovering clinically important molecular targets.

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


     Internal Discovery. Our second source of molecular target discovery involves our direct examination of gene and protein expression in diseased and healthy tissue and bodily fluids. This approach supplements our database search efforts and enables us to:


     - analyze additional tissues or bodily fluids in several cancers of interest;

     - segregate cancers by the stage of disease, allowing us to identify genes and proteins that are differentially expressed at various stages of disease progression;

     - focus on tissues of a specific disease or organ that may be under-represented in the LifeSeq Gold database;

     - focus on molecular targets found in bodily fluids to facilitate development of non-invasive diagnostic tests; and

     - identify genes with lower levels of gene expression that are less likely to appear in the LifeSeq Gold database.

     We use three methodologies to examine tissue and bodily fluid samples. The first method is called "subtractive hybridization." In subtractive hybridization, genes that are expressed similarly in both diseased and healthy tissue are removed. The genes that remain are only those that are differentially expressed in a diseased compared to a normal state. Once those differentially expressed genes have been isolated, they are identified and further analyzed. Through subtractive hybridization, we have identified thousands of disease-associated genes, many of which we believe we were the first to identify. We are aggressively pursuing intellectual property filings covering these genes.


     The second method we use to examine tissue samples is through the use of microarrays, which are glass or silicon wafers with a large number of known gene fragments attached to their surface. We probe the microarray with diseased and healthy tissue samples in order to identify genes that are differentially expressed in diseased tissues. We have performed hundreds of experiments using Incyte's microarrays and, in 2000, entered into an agreement with Agilent Technologies to produce custom microarrays in each of our five major cancers of interest: breast, colon, lung, ovary and prostate cancer. We believe our use of custom microarrays will substantially increase our capacity to identify molecular targets.


     The third method we use to examine tissue and bodily fluids involves the use of proteomic technologies to identify differentially expressed proteins in tissues or bodily fluids using either two-dimensional gel profiling or protein chip technology.


     These analyses are currently conducted using commercially available tissue samples. To supplement these public resources, we entered into an agreement with the University of Pittsburgh Medical Center to obtain additional tissue samples. We plan to establish similar collaborations with additional sources of high-quality tissue samples in the future.



     GlaxoSmithKline Diagnostic Collaboration. Our third source of molecular targets is GlaxoSmithKline. As one of our founders, SmithKline Beecham assigned nine diagnostic molecular targets to us and agreed to assign to us on an exclusive basis diagnostic rights to additional targets it determined from its research and development through September 2001 to have potential diagnostic utility, including targets derived from SmithKline Beecham's collaboration with Human Genome Sciences which ended in June 2001. Our rights do not extend to targets identified by SmithKline Beecham's vaccines division. Among the molecular targets assigned to us by SmithKline Beecham upon our formation was Lp-PLA(2), our most advanced diagnostic product candidate. To date, eight of our more than 50 diagnostic molecular target product candidates have come from SmithKline Beecham's collaboration with Human Genome Sciences.


  BIOMVP FOR MOLECULAR TARGET VALIDATION

     Once we identify a potential molecular target, we subject it to a rigorous laboratory validation and prioritization process called bioMVP, which represents know-how that we have developed internally over the past three years. We use quantitative and semi-quantitative polymerase chain reaction, or PCR, to quantify levels of gene expression in a panel of over 120 tissue types. These techniques confirm whether potential molecular targets are specific to the tissue type suggested by the original expression pattern detected at the discovery stage and have the requisite level of correlation with disease and/or specific stages in disease progression. If the molecular target meets specificity and sensitivity criteria, we then progress the molecular target into reagent development. To date, we have conducted quantitative and semi-quantitative PCR experiments on more than 600 molecular targets, more than 50 of which we have advanced into reagent development. For a typical molecular target, the bioMVP process requires three to six months to complete. We intend to evaluate several thousand additional potential molecular targets through the use of custom microarrays. These microarrays allow us to simultaneously measure expression levels of 2,500 molecular targets of interest in several healthy and diseased tissues.



     Quantitative and Semi-quantitative PCR. PCR is an amplification technology for making copies of genetic material. PCR is often required because the quantity of the molecular target in actual tissue samples is too small to measure. By using PCR, sufficient copies of a molecular target can be made in order to assess their abundance. Quantitative PCR enables the estimation of the level of gene expression in a sample by counting the number of copies made over a specified period of time. We use two ABI Prism 7700 machines which are dedicated full time to conduct quantitative PCR activities. Semi-quantitative PCR is similar to quantitative PCR, except that the number of copies of a molecular target in a sample is assessed by visual inspection, rather than by counting. As a result, semi-quantitative PCR can be performed more rapidly than quantitative PCR and is useful for initial confirmation of differentially expressed molecular targets. Semi-quantitative PCR provides a useful discriminatory filter to reduce the number of targets to be evaluated by quantitative PCR. We utilize 12 thermocyclers for our semi-quantitative PCR analysis. Currently, approximately four members of our scientific staff are engaged in bioMVP molecular target validation.



     The following graph shows the bioMVP analysis for C106, a potential molecular target for colorectal cancer we discovered through our search of the LifeSeq Gold database using CLASP, in approximately 300 tissue samples:


                      [graph of bioMVP analysis for C106]


     We believe that C106 is a novel molecular marker for colorectal cancer, and we have applied for a patent for diagnostic and therapeutic utility for C106. As shown above, our analysis indicates that C106 is expressed almost exclusively in colon tissue and is over-expressed in a significant number of the colorectal cancer samples tested (red bars) compared to the normal adjacent tissue (blue bars) of the same patient. The only sample that shows a significant amount of expression other than colorectal tissue is a liver cancer sample, which upon further examination was revealed to be a sample from a patient with primary colorectal cancer that had spread to the liver.


     Microarrays. In our collaboration with Agilent, we have designed custom microarrays with sequences of 2,500 molecular targets affixed to the surface of each chip in order to increase the throughput of our molecular target validation efforts. Instead of separately testing each molecular target against each of the 120 healthy and diseased tissue samples, we expect to be able to simultaneously test all 2,500 molecular targets affixed to the surface of the chip against several tissue types. While custom microarrays will enable us to analyze a large number of molecular targets simultaneously, custom microarrays may be less precise in distinguishing small variations in expression levels. If the molecular target is suitably sensitive and specific, we will perform quantitative PCR to determine the degree of differential expression and further validate its relevance as a potential diagnostic and/or therapeutic molecular target.

  REAGENT DEVELOPMENT

     Once a target protein has been selected, we develop antibodies, or reagents, that bind specifically to the target protein. Where only a partial sequence of a target gene is available, we can clone the full length gene and express the protein. The expressed protein is then purified and used to generate antibodies. The characteristics of the antibodies may be modified in vitro to optimize their affinity to bind to the target protein. Typically, it takes up to two years from discovery for a potential molecular target to complete this stage of reagent and assay development. The purified protein and antibodies are then used as key reagents for subsequent assay development for both diagnostics and therapeutics.

  DIAGNOSTIC PRODUCT DEVELOPMENT

     Assay Development. Once a molecular target is selected for full product development, we may develop tests or assays measuring both genes and proteins in blood and tissue samples. To detect the expression of nucleic acids, such as mRNA, we produce nucleic acid probes that bind specifically to the molecular target of interest. In a typical assay, the "capture" antibody binds to the protein and the "detection" antibody binds to a different portion of the same protein, releasing a signal. The intensity of the signal quantifies the level of expression of the protein. We currently use standard assay technology that is widely available to clinical testing laboratories. Once an assay is configured, it is used to determine if the molecular target is coding for a protein that is detectable in bodily fluids, such as blood. If the assay can successfully detect the protein in bodily fluids, the molecular target is advanced to preclinical validation studies to determine the clinical utility of the test.

     Diagnostic Preclinical Studies. A large number of patient blood samples are tested for the presence or overabundance of the target protein. Once sufficient data is available to validate a strong correlation with disease or stage of disease, we publish our research findings in medical journals to enhance awareness within the medical community.

  THERAPEUTIC PRODUCT DEVELOPMENT


     Our diagnostic discovery process is designed to identify novel molecular targets that are highly specific to a tissue type and disease state. Some of these molecular targets are cell-surface or secreted proteins and have the potential to become targets for both diagnostic and therapeutic products. Other molecular targets are found within cells and have more limited diagnostic potential. To date, we have sought patent protection on many molecular targets we have discovered, but have pursued diagnostic product development only on cell-surface or secreted proteins due to the higher likelihood that such proteins will be found in bodily fluids and can be developed into diagnostic tests. We have expanded our focus to pursue the therapeutic potential of the cell-surface and secreted proteins. In the future, we may also seek to develop therapeutic product candidates as therapeutic vaccines based on molecular targets found within cells.



     Therapeutic preclinical validation. For molecular targets that are cell-surface or secreted proteins, we intend to enter into collaborations to develop therapeutic monoclonal antibodies. If appropriate, functional validation studies confirming the localization and distribution of the protein in various tissue samples will be followed by clinical studies to assess the safety and efficacy of these product candidates in animals and humans. For molecular targets both within cells and that are cell-surface proteins, we intend to enter into collaborations to develop therapeutic vaccines. If appropriate, functional validation studies will be followed by studies to assess the safety and efficacy of these product candidates in animals and humans.


OUR PRODUCT CANDIDATES


     To date, we have identified several thousand novel, disease-associated molecular targets using CLASP, and we are aggressively seeking patent protection for all of our discoveries. Of the over 600 molecular targets that have completed bioMVP, we have advanced more than 50 targets into reagent development. Six of these diagnostic product candidates have progressed into diagnostic preclinical studies. Our most advanced diagnostic product candidates are:



  LP-PLA(2) -- A NOVEL RISK FACTOR FOR CORONARY HEART DISEASE



     Our most advanced diagnostic product candidate, Lp-PLA(2), is a novel risk factor for coronary heart disease discovered by SmithKline Beecham. SmithKline Beecham assigned exclusive rights to us to develop Lp-PLA(2) as a commercial diagnostic test. There is a significant need for additional cardiovascular risk factors, since approximately half of all persons with coronary artery disease do not exhibit traditional risk factors, such as high blood pressure or LDL cholesterol, commonly referred to as "bad" cholesterol.


     In October 2000, The New England Journal of Medicine published the results of a study on Lp-PLA(2). The study, which used our proprietary assay, concluded that the level of circulating Lp-PLA(2) exhibited a strong correlation with risk of coronary heart disease, independent of other known risk factors, such as LDL cholesterol. The study used blood samples from middle-aged, caucasian men with above-normal LDL cholesterol levels collected during the West of Scotland Coronary Prevention Study, a landmark investigation that led to the approval of pravastatin for the reduction of LDL cholesterol levels.



     The Lp-PLA(2) study examined the cases of 580 men who had suffered adverse coronary events, such as heart attacks, coronary-artery-bypass surgery or angioplasty. These individuals were compared with 1,160 case-controlled men who had not suffered a cardiac event. The comparison was controlled for age and smoking status.



     Examining five ranges of Lp-PLA(2) levels, the study found a strong correlation between Lp-PLA(2) and coronary events, with a p-value of less than
0.001. The risk of an adverse coronary event was approximately two times greater for subjects with the highest levels of Lp-PLA(2) compared to subjects with the lowest levels of Lp-PLA(2). Lp-PLA(2) was shown to be a strong risk factor independent of LDL cholesterol and other known markers of vascular inflammation, such as C-reactive protein. We plan to conduct additional studies to confirm the clinical utility of Lp-PLA(2) and to seek FDA approval for Lp-PLA(2) as a diagnostic product. Future studies will be designed to accomplish the following objectives:



     - establish and confirm the specificity and sensitivity of the Lp-PLA(2) assay;


     - verify the results of the West of Scotland Coronary Prevention Study in a broader population;


     - investigate the relationship between Lp-PLA(2) levels and treatment with HMG-CoA reductase inhibitors; and



     - investigate the potential correlation between Lp-PLA(2) and surrogate endpoints, such as coronary artery calcification and restenosis following angioplasty and/or stent insertion.



     We believe that an Lp-PLA(2) diagnostic test may enable physicians to better identify and confirm individuals at risk for coronary heart disease. These individuals can be treated with diet and exercise regimens, as well as with drugs, potentially HMG-CoA reductase inhibitors. GlaxoSmithKline has a clinical program with Lp-PLA(2) as a therapeutic target. If GlaxoSmithKline is able to successfully develop and sell this therapeutic to treat patients with high levels of Lp-PLA(2), we believe there will be significant parallel demand for an Lp-PLA(2) diagnostic test. In the second half of 2001, we entered into an agreement with Laboratory Corporation of America, or LCA, pursuant to which LCA will purchase Lp-PLA(2) testing materials from us on a non-exclusive basis for use in clinical trials testing. Also in the second half of 2001, we entered into an agreement with Quest Diagnostics pursuant to which Quest will purchase Lp-PLA(2) testing materials from us on a non-exclusive basis for homebrew testing.


  CATHEPSIN-K -- A DIAGNOSTIC MARKER FOR OSTEOPOROSIS


     Our other advanced diagnostic product candidate, Cathepsin-K, is a novel diagnostic molecular target that shows specific expression in osteoclasts, which are bone resorbing cells. Cathepsin-K was originally discovered by SmithKline Beecham researchers while mining data from a cDNA library made from human osteoclasts and is believed to be expressed exclusively in osteoclasts. We have developed a proprietary immunoassay that is currently in preclinical studies to evaluate its utility as a molecular target for disease states associated with excessive bone resorption, such as osteoporosis and metastatic prostate cancer. We believe that Cathepsin-K may also be used to monitor patients who are being treated for osteoporosis. GlaxoSmithKline has a preclinical drug research program targeting Cathepsin-K. In October


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


2001, we entered into a License Agreement with Quest Diagnostics for the Cathepsin-K test. Under this agreement, Quest has the exclusive right, in the United States and international territories where Quest already has established operations, to perform non-regulated homebrew testing for Cathepsin-K and to perform diagnostic testing services for clinical trials. We receive license fees, payment for the materials used in the testing and royalties on the use of the test under this agreement.


  ONCOLOGY


     Since our inception in 1997, our primary research and development focus has been oncology, where there is significant unmet clinical need and wide acknowledgement that early detection dramatically impacts survival. Currently, we have 51 product candidates in development for various types of solid tumors.


     We intend to develop blood-based or other minimally invasive diagnostic tests that have the requisite sensitivity and specificity to screen asymptomatic individuals as part of routine physical examination. In addition, we intend to develop tests for the examination of tissue that will more accurately characterize the disease in terms of stage, grade and aggressiveness of tumor than conventional methods, thereby facilitating more appropriate treatment. We also believe that our molecular targets may be useful to detect the spread of a disease from one part of the body to another, and we are currently assessing techniques for using our molecular targets for that purpose.

     The following table shows the number of our product candidates at various stages of development with respect to various forms of cancer:


TYPE OF                                        REAGENT        ASSAY      PRECLINICAL
CANCER                                       DEVELOPMENT   DEVELOPMENT     STUDIES
-------                                      -----------   -----------   -----------
Colorectal.................................      11            --             1
Breast.....................................       8            --            --
Lung.......................................      12            --            --
Prostate...................................       6             1             1
Ovarian....................................       2            --            --
Other......................................       4             1             2
                                                 --            --            --
     Total.................................      45             2             4
                                                 ==            ==            ==


MARKETING AND COLLABORATIVE RELATIONSHIPS

     Diagnostic Clinical Validation and Commercialization. Once the clinical utility of a diagnostic molecular target is validated in preclinical studies which typically takes three years from initial discovery, the next step is to make it available through the "homebrew" market. We believe that our agreement with Quest Diagnostics will speed the penetration of our future products into the homebrew market. Provided that we sell our products only to laboratories qualified under the Clinical Laboratory Improvements Act, or CLIA, approval by the FDA is not required. In addition, these diagnostic tests can be sold for use in academic and biopharmaceutical laboratories for research purposes. We believe that the use of our future products in these markets will help us further define clinical utility, generate publications in medical journals and increase market awareness.


     In parallel with introduction of the diagnostic product into the homebrew market, we can pursue FDA approval, either under our own auspices or in concert with future strategic partners. We estimate that obtaining FDA approval will take an additional three years. By making our molecular targets available through the homebrew market prior to receiving FDA approval, we believe that we can accelerate our market penetration if and when FDA approval is obtained. For those molecular targets that do not demonstrate clear clinical utility, we will continue to make them available to the homebrew market as long there is demand.

     Collaborative Relationships. In August 2000, we entered into a DNA Microarray Technology Access Program Master Early Access Agreement pursuant to which we have designed and Agilent will manufacture custom microarrays with sequences of 2,500 molecular targets. This agreement may not be terminated by either party except under specified circumstances, including an uncured breach by the other party. Under the terms of this agreement, we will purchase a number of custom microarrays at a cost of approximately $405,000.


     In October 2000, we entered into a Collaborative Research Agreement with the University of Pittsburgh Medical Center pursuant to which we expect to obtain tissue samples for evaluation in our laboratory discovery processes. This agreement has a three year term and may be terminated by either party upon 60 days' prior written notice. Under this agreement, we are obligated to make cash payments to the University of Pittsburgh Medical Center in an aggregate amount equal to approximately $1.2 million.


     In July 2001, we entered into a Research and License Agreement with Fujirebio, Inc. under which Fujirebio will exclusively develop and sell in Japan cancer diagnostic tests that use our proprietary targets. Pursuant to this agreement, we will receive an aggregate of approximately $1.8 million in the form of an upfront fee, annual license fees and research and development support over three years. We will also receive minimum royalty payments of 15% upon the sale of products. In addition, Fujirebio purchased 20,833 shares of our Series D preferred stock for $12.00 per share.



     Marketing Channels. We license and plan to continue to license our products for sale through Quest Diagnostics and other clinical testing laboratories comprising the homebrew market. Where we determine to pursue FDA approvals for our screening products, our marketing strategies could utilize a number of channels and rely on a staged market entry. We may choose to enter licensing and marketing relationships with strategic partners that could include clinical testing laboratories or pharmaceutical and diagnostic companies. Under such relationships, we would rely largely or exclusively on the dedicated sales forces of such partners for the marketing of our products. We or our potential partners may also enter into business relationships with distributors of other medical products to sell our products. In parallel with our attempt to establish such sales channels, the Company plans to undertake a business development strategy, alone or in concert with any strategic partners, focusing on (i) educating medical opinion makers and senior staff of managed care organizations, insurance companies, large employers and physician groups about the efficacy and cost-effectiveness of our products and (ii) securing the maximum level of third-party reimbursement for our products. While we may seek to establish internal direct sales capability for any of our products, such an effort would likely be the last step in any staged market entry strategy, and we have no current plans to undertake such an effort.



     As described above under "Our Product Candidates -- Lp-PLA(2) -- A Novel Risk Factor for Coronary Heart Disease" and "-- Cathepsin-K -- A Diagnostic Marker for Osteoporosis," in October 2001, we entered into agreements with Laboratory Corporation of America and Quest Diagnostics pursuant to which those companies will purchase Lp-PLA(2) and Cathepsin-K testing materials from us on a non-exclusive basis for clinical testing purposes.



     In October 2001, we entered into a License Agreement with Quest Diagnostics for the test to detect our Colon-101 marker. Under this agreement, Quest has the exclusive right in the United States and specified international territories to perform non-regulated clinical homebrew testing for detecting Colon-101 and to perform diagnostic testing services for clinical trials. We receive license fees, payment for the materials used in the testing and royalties on the use of the test under this agreement.


     For information regarding additional material agreements of our company, please see "Certain Relationships and Related Party Transactions."

COMPETITION

     We face competition from a number of companies in the field of novel molecular target discovery. Large pharmaceutical and biotechnology companies, such as Abbott Laboratories, Bayer AG, Genentech,

Millennium Pharmaceuticals, Celera and The Roche Group, have active in-house programs that focus on the discovery of molecular targets.



     In diagnostics, we face competition from divisions of large companies, such as Millennium Pharmaceuticals' Predictive Medicine Division and Celera Diagnostics, that focus specifically on molecular target discovery for disease detection. We also face competition from companies focused on cancer diagnostics and the discovery of single nucleotide polymorphisms, or SNPs. Cancer diagnostic companies, such as Fujirebio Diagnostics (formerly Centocor Diagnostics), Matritech and Exact Sciences, are actively developing diagnostic tests. SNP discovery companies, such as DNA Sciences and Myriad Genetics, are focused on the analysis of DNA, determining the association of a SNP with the predisposition to disease.


     Diagnostics platform technology companies, such as Ciphergen Biosystems, are using their specific technologies to identify proteins that are involved in disease. Frequently, these companies are focused on the development of their platform technology rather than the discovery of novel molecular targets. We may, in the future, supply the content that will be measured using these emerging platforms, and therefore view these companies as potential partners.

GOVERNMENT REGULATION


     The United States Food and Drug Administration, or FDA, regulates all diagnostic kits and pharmaceutical products, many of which must be approved before they can be marketed in the United States. Comparable foreign regulatory agencies impose similar requirements on the clinical development, manufacture and marketing of pharmaceutical products and in vitro diagnostic devices in foreign countries. These agencies regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, advertising and promotion of these products and services. The regulatory process is expensive, time consuming and uncertain. Before receiving approval from the FDA to market our product candidates, they must undergo extensive testing, possibly including animal and human clinical trials, which can take many years and require substantial expenditures.


     Because our product candidates involve the application of new technologies for the diagnosis and treatment of disease, they may be subject to substantial review by government regulatory authorities. Government regulatory authorities also may grant regulatory approvals more slowly for our products than for products that use more conventional technologies. To date, we have not submitted an application to the FDA or any other regulatory authority for any product candidate.

     Even after investing significant time and expenditures, we may not be able to obtain regulatory approval for our product candidates. If we do receive regulatory approval, this approval may entail limitations on the indicated uses for which we can market our products. Further, once regulatory approval is obtained, a marketed product and its manufacturer are subject to continual regulation, and the discovery of previously unknown problems with a product or manufacturer may result in additional restrictions on the product, manufacturer or manufacturing facility, including withdrawal of the product from the market. Different centers within FDA are responsible for regulating these products, depending on whether the product is considered a pharmaceutical, biologic or medical device.

  DIAGNOSTICS

     The products under development that we intend to sell to reference laboratories such as Quest Diagnostics will initially be analyte specific reagents, or ASRs, and will be subject to distribution and labeling restrictions under the Federal Food Drug and Cosmetic Act. Most are exempt from premarket notification requirements, and their sale is generally limited to clinical laboratories regulated under CLIA as qualified to perform high complexity testing, in vitro diagnostics manufacturers and non-clinical laboratories that do not use the reagents to provide diagnostic information to patients. Manufacturers and suppliers of ASRs are required to register with the FDA, to conform to the FDA's current good manufacturing practices requirements and to comply with certain reporting and other record keeping requirements.

     Because we do not currently provide any clinical testing services, we are not required to register under CLIA, although we will have to register with the FDA as an ASR manufacturer or supplier and comply with other applicable requirements once we start selling ASRs. The clinical reference laboratories to which we intend to sell reagents for their home brew tests must be CLIA-certified. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualification, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The regulation promulgated under CLIA establishes three levels of diagnostic tests: (1) waived, (2) moderately complex and (3) highly complex. The standards applicable to a clinical laboratory depend on the level of the tests it performs. We cannot assure you that the CLIA regulations and future administrative interpretations of CLIA will not have a materially adverse impact on us by limiting the potential market for our future ASR products.



     If we decide to develop in vitro diagnostic tests for broader use, our products will be subject to additional regulation by the FDA under its authority to regulate medical devices. In the United States, medical devices are classified into one of three classes on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls, including labeling, premarket notification and adherence to quality systems regulations, or QSRs, which are device-specific good manufacturing practices. Class II devices are subject to general controls and special controls, including performance standards and postmarket surveillance. Class III devices are subject to most of the previously identified requirements as well as to premarket approval. Most in vitro diagnostic devices are regulated as Class I or Class II devices, although certain diagnostic tests are classified as Class III devices.


     Before a new device can be introduced, its manufacturer must obtain marketing clearance through either a premarket notification under Section 510(k) of the Federal Food, Drug and Cosmetic Act or approval of a premarket approval application, or PMA. A 510(k) premarket notice must demonstrate that the device in question is substantially equivalent to another legally marketed device that does not require premarket approval. The FDA is supposed to complete its review of a 510(k) notice within 90 days of submission, but it may request additional data, including clinical information, which increases the time necessary to review the notice. Class I devices and many Class II devices are generally exempt from the 510(k) requirement.

     A manufacturer must file a PMA (1) if the FDA rejects the 510(k) notice,
(2) if the device is not equivalent to a marketed device or (3) if the use of a 510(k) notice is not otherwise appropriate. The PMA process is more complex, costly and time consuming than the 510(k) clearance procedure. A PMA must be supported by more detailed scientific evidence than a 510(k) notice, including clinical data to demonstrate the safety and efficacy of the device. If the device is determined to present a "significant risk," the sponsor of the trial must file an investigational device exemption, or IDE, prior to commencing clinical trials. If the FDA approves the IDE application and the institutional review boards, or IRBs, at the institutions at which the clinical trials will be performed approve the clinical protocol and related materials, clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. Upon completion of the clinical trials, and assuming that the results indicate that the product is safe and effective for its intended purpose, the sponsor will then file a PMA.

     While the FDA is required to review a PMA in 180 days, it typically requests additional information and may refer the PMA to an FDA advisory committee for additional review. A PMA application can take several years to complete, and there is no assurance that any submitted PMA application will ever be approved. Even when approved, the FDA may limit the indications for which the product may be marketed or to whom it may be sold. Additionally, there can be no assurance that the FDA will not request additional information or request the performance of additional clinical studies as a condition of approval or after the PMA is approved. We believe that most, if not all, of our diagnostic test kits will ultimately require a PMA.

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

  THERAPEUTICS

     Although we currently do not intend to market our own therapeutic products, we may develop products through Phase II before out-licensing. Therapeutic product development is subject to extensive regulation. The process required by the FDA before a pharmaceutical product or biologic may be marketed in the United States generally involves the following:

     - completion of preclinical laboratory and animal testing;

     - submission of an investigational new drug application, or IND, which must become effective before clinical trials in humans may begin;

     - performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use; and

     - approval by the FDA of a new drug application, or NDA, if the product is a pharmaceutical, or a biologics license application, or BLA, if the product is a biologic.

     The testing and approval process requires substantial time, effort and financial resources, and we do not know whether any approvals for our or any collaborator's product candidate will be granted in a timely manner or at all.

     Prior to commencing a clinical trial, a sponsor must submit an IND to the FDA. The IND becomes effective 30 days after receipt by the FDA unless the FDA within the 30-day period raises concerns or questions about the conduct of the trial. In that case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial may begin. The submission of an IND may never result in FDA authorization to commence a clinical trial. In addition, an independent institutional review board, or IRB, at each institution at which a clinical trial is being performed must review and approve the clinical protocol and related materials before is may begin.

     Human clinical trials are typically conducted in three sequential phases that frequently overlap. The FDA, an IRB or the sponsor may suspend a clinical trial at any time for one or more reasons, including a belief that the subjects are being exposed to an unacceptable health risk. These phases generally include the following: Phase I, during which the drug is introduced into healthy human subjects or occasionally into patients and tested for safety, dose tolerance and metabolism; Phase II, during which the drug is introduced into a limited patient population to determine the efficacy of the product of specific targeted diseases, to determine dosage tolerance and optimal dosage and to identify possible adverse effects and safety risks; and Phase III, during which the clinical trial is expanded to a more diverse patient group in geographically dispersed clinical trial sites to further evaluate clinical efficacy, optimal dosage and safety.

     The results of product development, preclinical animal studies and human clinical studies are submitted to the FDA as part of an NDA or BLA. The FDA may disapprove the NDA or BLA if the applicable regulatory criteria are not satisfied or it may require additional clinical data. Even if approved, the FDA may withdraw product approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the marketplace. In addition, the FDA may require post-marketing studies to monitor the effect of approved products, and may limit further marketing of the product based on the results of these post-marketing studies. Further, if the sponsor wants to make changes in a product after FDA approval, a new or supplemental application might be required.

     The satisfaction of FDA requirements or the applicable requirements of foreign regulatory agencies typically takes several years, and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. Government regulation may delay or prevent the marketing of potential products for a considerable period of time and impose costly procedures upon our activities. Success in early stage clinical trials does not assure success in later stage clinical trials. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Even if a product receives applicable regulatory approval, the later discovery of previously unknown problems can result in restrictions on the product or even the complete withdrawal of the product from the market. The FDA has broad regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of approvals, seize or recall products and withdraw approvals, any one or more of which could have a material adverse effect upon us.


     We are also subject to various laws and regulations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents used in connection with our research. Compliance with these laws and regulations relating to the protection of the environment has not had a material effect on our capital expenditures or competitive position. However, the extent of governmental regulation that might result from any legislative or administrative action cannot be accurately predicted.


INTELLECTUAL PROPERTY


     Our initial source of intellectual property was our founders. We have exclusive access to certain diagnostic intellectual property arising from research and development efforts conducted by SmithKline Beecham, now GlaxoSmithKline, prior to September 2001, including diagnostic rights arising from SmithKline Beecham's collaboration with Human Genome Sciences prior to June 2001. We do not have any rights to diagnostic intellectual property arising from research and development efforts at SmithKline Beecham's vaccines division. Upon our formation, SmithKline Beecham assigned to us the rights to nine potential diagnostic molecular targets that it had discovered through its collaboration with Human Genome Sciences, including Lp-PLA(2) and Cathepsin-K, our most advanced diagnostic product candidates. We are currently developing eight of these potential diagnostic molecular targets. We are currently prosecuting and maintaining five issued United States patents, seven pending United States utility applications and 12 foreign counterpart applications related to these molecular targets.


     Also upon our formation, Incyte granted us a fully-paid, non-exclusive subscription to its LifeSeq Gold and PathoSeq databases through 2003. While we may be able to rely on Incyte's composition of matter and utility patents on a non-exclusive basis, we have filed several specific utility patent applications on discoveries made by us through our database search tools, methods and processes.


     We have also filed applications on molecular targets that we have identified through our internal discovery processes. We currently have pending 14 United States provisional applications, 56 United States utility applications, 44 PCT applications and 29 related foreign applications and patents reflecting our own discoveries. These applications are usually directed to the detection, monitoring and treatment of various cancers, including colon, breast, prostate, lung, ovarian, small intestine, stomach, bladder, uterine, endometrial, and testicular cancer. Approximately 3,400 molecular targets are covered by these applications and patents.


     Our success will depend in large part on our ability to obtain patents and maintain adequate protection of our intellectual property in the United States and other countries. If we do not adequately protect our intellectual property, our competitors may be able to make use of our molecular targets and erode our competitive advantage. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting their proprietary rights in these foreign countries. These problems can be caused by, for example, a lack of rules and methods for defending intellectual property rights.

     The patent positions of biopharmaceutical and biotechnology companies, including our patent positions, are generally uncertain and involve complex legal and factual questions. Our patent applications may not protect our technologies or product candidates for any one or more of the following reasons:

     - some or all of our pending patent applications may not result in issued patents;

     - we may develop additional proprietary technologies that are not patentable;

     - any patents issued to us may not cover commercially viable products;

     - any patents issued to us may not provide us with sufficient scope so as to block others from using our or similar technology;

     - we may require access to patents issued to third parties in order to operate; and

     - any patents issued to us may be challenged, circumvented or invalidated by third parties.

     In the event our competitors file patent applications or are issued patents claiming technology also claimed by us in pending applications, we may be required to participate in interference proceedings governed by USPTO to determine priority of invention. We, or our licensors, may also need to participate in interference proceedings involving our patents and pending applications. An unfavorable outcome in an interference proceeding could require us to cease using the technology or license rights from prevailing third parties. There is no guarantee that any prevailing party would offer us a license or that we could acquire any license made available to us on commercially acceptable terms.

     We may not be able to obtain patents for our product candidates or methods. Even if we are able to obtain new patents, these patents may not provide us with substantial or meaningful protection or be commercially beneficial to us. The issuance of a patent is not conclusive as to its validity or its enforceability. Further, a patent does not provide the patent holder with an absolute right to practice such patented technology. Any patents issued to us or to our licensors may be challenged and subsequently invalidated or circumvented. It is quite possible that third parties may have patents of their own which could, if asserted, prevent us from practicing our patented technologies. This inability to practice our own patented technologies could adversely affect our business and revenue.

     Others have filed, and in the future are likely to file, patent applications covering genes or gene fragments which we may wish to utilize, or products that are similar to products developed with the use of our technologies. Third parties may assert that we are using their proprietary technologies without authorization. In addition, third parties may obtain patents and claim that use of our technologies and products infringes these patents. We could incur substantial costs and diversion of management and technical personnel in defending against any of these claims or enforcing our patents against others. Furthermore, parties making claims against us may be able to obtain injunctive or other equitable relief which could effectively block our ability to further develop and commercially sell our future products, and could result in the award of substantial damages against us. In the event of a successful claim of infringement against our company, we may be required to pay damages and obtain one or more licenses from third parties. We may not be able to obtain these licenses at a reasonable cost, if at all. In that event, we could encounter delays in product introductions while we attempt to develop alternative methods or products, which we may be unable to do.

     We are aware of patents and patent applications owned by third parties which may cover certain aspects of the development and commercialization of some of our diagnostic product candidates. We intend either to seek licenses under any patents that relate to our product candidates or to modify such product candidates so as not to infringe. We may not be able to obtain such licenses on acceptable terms or at all, and product candidate modifications may require substantial cost or delay. If neither approach is feasible, we could be subject to a claim of patent infringement which, if successful, could prevent us from commercializing these diagnostic product candidates.

THIRD PARTY REIMBURSEMENT

     Our products under development will initially be sold as testing services to medical institutions, laboratories and physicians. Medical institutions and physicians will be required to seek reimbursement for the use of these products and services from third-party payors, including Medicare, Medicaid, private health insurers and managed care organizations. As a result, market acceptance of our future products may depend in large part on the extent to which third party payors provide coverage for the diagnostic tests, drugs or therapeutic vaccines that are developed from our product candidates and how much they will pay for the tests and therapeutic products after they are approved.

     The coverage and level of payment provided by United States and foreign third party payors varies according to a number of factors, including the type of medical provider, the payor, the location and cost. In the United States, many private health care insurance carriers follow the recommendations of the Centers for Medicare & Medicaid Services, or CMS, which establishes guidelines for the coverage of procedures, services and medical equipment and the payment of health care providers treating Medicare patients. In recent years, it has taken an increasing amount of time to obtain coverage from the CMS for new medical technology and to obtain appropriate codes for filing claims, even after that technology is approved by FDA. While the CMS has begun to respond to pressure to make faster and more reasoned decisions regarding coverage and to publicize the criteria that it uses to make those decisions, it is too early to say whether these efforts will have a beneficial effect on reimbursement for our product candidates.


     Internationally, healthcare reimbursement systems vary significantly. In many countries, the government sets the prices that will be paid.

MANUFACTURING

     To date, we have not manufactured any products for either clinical or commercial purposes, and we do not have any manufacturing facilities, technical capabilities or the resources to do so. We have no present plans to establish a manufacturing facility. We intend to utilize contract third-party manufacturers or corporate collaborators for the production of material for use in clinical trials and for the commercialization of our future products.


     In November 2001, we entered into a Service Agreement with BioCheck, Inc., under which BioCheck will manufacture certain components used for diagnostic tests, including analyte-specific reagents, that employ our proprietary markers. BioCheck is responsible for assuring compliance with current good manufacturing practices and for preparing and maintaining certain documentation related to manufacturing.


EMPLOYEES


     As of November 30, 2001, we employed 81 full-time employees, including 20 in general management and administration and 61 in research and development. None of our employees are represented by collective bargaining agreements, and our management considers its relations with our employees to be good.


FACILITIES


     We lease approximately 40,350 square feet of office and research and development facilities in South San Francisco, California under a lease expiring in September 2003. In addition, we lease approximately 30,600 square feet of office and research and development facilities in Santa Clara, California under a lease expiring in September 2002. We plan to relocate all of our facilities to another location in the South San Francisco area prior to August 2003.


LEGAL PROCEEDINGS

     We are not a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES


     Our executive officers, directors and key employees as of September 30, 2001 are as follows:



NAME                                    AGE                    POSITION
----                                    ---                    --------
Patrick Plewman.......................  35     Chief Executive Officer, President and
                                               Chief Operating Officer and Director
Sharon E. Tetlow......................  42     Vice President, Finance and Chief
                                               Financial Officer
Mohan S. Iyer.........................  38     Vice President, Business Development
Ronald M. Lindsay, Ph.D. .............  54     Vice President, Research and Development
                                               and Chief Science Officer
Robert L. Wolfert, Ph.D. .............  47     Vice President, Diagnostics
Patricia A. Fukami....................  43     Vice President, Finance
George Poste, DVM, Ph.D. .............  57     Chairman of the Board of Directors
Gregory B. Abbott.....................  53     Director
Louis C. Bock.........................  36     Director
Jon S. Saxe...........................  65     Director
Tadataka Yamada, M.D. ................  56     Director


     Patrick Plewman has served as our Chief Executive Officer since June 2000, as a Director since April 2000, as our President since December 1999 and as our Chief Operating Officer since July 1999. From our inception in August 1997 through June 1999, Mr. Plewman served as our Vice President of Corporate Development. From 1989 to 1997, Mr. Plewman served in various capacities at SmithKline Beecham, including most recently as Director, Business
Development -- Molecular Diagnostics. Mr. Plewman holds a B.A. in Chemistry and Political Science from the University of North Carolina at Chapel Hill and an M.B.A. from Harvard Business School.


     Sharon E. Tetlow has served as our Vice President, Finance and Chief Financial Officer since February 1999. From January 1998 to March 1999, Ms. Tetlow was Chief Financial Officer of Reprogen, Inc., a biotechnology company. From March 1997 to December 1997, Ms. Tetlow worked as a consultant to C.V. Therapeutics, Inc., a biotechnology company. From January 1996 to February 1997, Ms. Tetlow served as the Chief Financial Officer of Terrapin Technologies, Inc., now Telik, Inc., a biotechnology company. Prior to joining Terrapin Technologies, Ms. Tetlow held various financial positions at Synergen, Inc., Genentech, Inc. and Eli Lilly and Company. Ms. Tetlow holds a B.A. in Psychology from the University of Delaware and an M.B.A. from Stanford University Graduate School of Business.



     Mohan S. Iyer has served as our Vice President, Business Development since December 1999 and as Vice President, Research & Development Operations and Business Development from December 1999 to November 2000. From September 1998 to December 1999, Mr. Iyer served as our Director of Business Development. From September 1995 to September 1998, Mr. Iyer was Senior Consultant/Engagement Manager for The Wilkerson Group, a healthcare consulting company. Prior to joining the Wilkerson Group, he worked at Genentech, Inc. Mr. Iyer holds a B.S. in Chemical Engineering from the University of Tennessee, an M.S. in Biomedical Engineering from Duke University and an M.B.A. from Yale University School of Management.


     Ronald M. Lindsay, Ph.D. has served as our Vice President, Research and Development and Chief Science Officer since November 2000. From January 1998, Dr. Lindsay has served in various roles with Millenium Pharmaceuticals, Inc., including Senior Vice President, Biotherapeutics and Vice President, Preclinical Research and Development, Millennium BioTherapeutics. From February 1989 to December 1997, Dr. Lindsay served in various roles with Regeneron Pharmaceuticals, including most recently as Vice President, Neurobiology. Dr. Lindsay holds a B.S. in Chemistry from the University of Glasgow in Scotland and a Ph.D. in Biochemistry from the University of Calgary.

     Robert L. Wolfert, Ph.D. has served as our Vice President, Diagnostics since November 2000. From May 1999 to October 2000, Dr. Wolfert was Vice President, Research and Development of Atairgin Technologies, a biotechnology company. From April 1984 to April 1999, Dr. Wolfert served in various capacities at Hybritech Incorporated, a diagnostics company, including most recently as Director of Immunodiagnostics Research. Dr. Wolfert holds a B.A. in Chemistry and Biology from Cornell University and a Ph.D. in Biochemistry and Immunology from Tufts University School of Medicine.


     Patricia A. Fukami has served as our Vice President, Finance since July 2001. From June 1999 to July 2001, Ms. Fukami served as the Vice President of Finance at HealthCentral.com, a healthcare information website. From May 1997 to July 1999, Ms. Fukami worked as the Director of Finance at Concorde Solutions, Inc., a software company. From November 1983 to May 1997, Ms. Fukami held various financial positions at Bank of America NT&SA. Ms. Fukami holds a B.S. in Finance from San Francisco State University.


     George Poste, DVM, Ph.D. has served as our Chairman of the Board of Directors since September 1997 and as our acting Chief Executive Officer from July 1999 to June 2000. Since January 2000, Dr. Poste has served as the Chief Executive Officer of Health Technology Networks, a healthcare consulting company. From September 1997 to December 1999, he was the Chief Science and Technology Officer of SmithKline Beecham. From March 1992 to August 1997, Dr. Poste was the President, Research and Development, of SmithKline Beecham and he also served as Director from March 1992 to December 1999. In addition, Dr. Poste currently serves on the Board of Directors of Maxygen, Illumina, Orchid Biosciences and Structural GenomiX, where he serves as the Chairman of the Board of Directors. Dr. Poste holds a Doctorate in Veterinary Medicine and a Ph.D. in Virology from the University of Bristol in England.


     Gregory B. Abbott has served as a Director since February 2001. Mr. Abbott has also been a business partner at the law firm of Cooley Godward LLP in Kirkland, Washington since August 1998, where he focuses on emerging growth companies in the life science and information technology industries. Mr. Abbott was previously the acting Chief Executive Officer of AlphaGene, Inc., a biotechnology company, from November 1997 through July 1998. From November 1996 through October 1997, he was self-employed as a consultant in the biotechnology industry, and previous to that he served as President, Chief Executive Officer and a Director of Synergen, Inc. and of Darwin Molecular Corporation. He holds a B.A. from Yale University and a J.D. from the University of Denver College of Law.



     Louis C. Bock has served as a Director since April 2000. Mr. Bock also serves as a Managing Director of BA Venture Partners VI, LLC, which is the general partner of BAVP, L.P. Mr. Bock joined BA Venture Partners in September 1997. Prior to that time, he was employed by Gilead Sciences, a biopharmaceutical company, where he held positions in research, project management, business development and sales from September 1989 to September 1997. From November 1987 to September 1989, Mr. Bock was a research associate at Genentech. He currently serves on the Board of Directors of Dynavax Technologies, Prolinx, Synthon, Seattle Genetics, Structural GenomiX and Neuron Therapeutics. He holds a B.S. in Biology from California State University, Chico and an M.B.A. from San Francisco State University.



     Jon S. Saxe has served as a Director since April 2001. In addition, Mr. Saxe currently serves on the Board of Directors of Protein Design Labs, Inc., Questcor Pharmaceuticals Inc., Incyte Genomics, Inc., ID Biomedical Corporation, InSite Vision, First Horizon Pharmaceuticals Corporation, Arbor Vita Corporation and is Chairman of POINT Biomedical Corporation, Iconix Pharmaceuticals, VistaGen, Inc. and Astex Technology in Cambridge, United Kingdom. From January 1995 to May 1999, Mr. Saxe served as President of Protein Design Labs, Inc., a biotechnology company. Mr. Saxe holds a B.S. in Chemical Engineering from Carnegie-Mellon University, a J.D. from George Washington University of Law and an LL.M from New York University School of Law.



     Tadataka Yamada, M.D. has served as a Director since our inception in September 1997. Since December 2000, Dr. Yamada has served as Chairman of Research and Development at GlaxoSmithKline. From February 1999 to December 2000, Dr. Yamada served as Chairman of Research and Development at SmithKline Beecham. He also served as President of SmithKline Beecham Healthcare Services from February 1996 to February 1999. He has served as a member of Board of Directors of GlaxoSmithKline and its predecessor SmithKline Beecham since 1994. Dr. Yamada joined the University of Michigan School of Medicine as Professor of Internal Medicine in 1983 and served as Chairman of the Department from 1990 to 1996. Dr. Yamada holds a B.A. in History from Stanford University and an M.D. from the New York University School of Medicine.


BOARD COMPOSITION


     Our board of directors currently consists of six members. All directors are elected to hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal.


     Our restated certificate of incorporation and restated bylaws that will become effective immediately after the completion of this offering provide that our board will be divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. The Class I directors will stand for re-election at the 2001 annual meeting of stockholders. The Class II directors will stand for re-election at the 2002 annual meeting of stockholders. The Class III director will stand for re-election at the 2003 annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This staggered classification of the board of directors may have the effect of delaying or preventing changes in control or management.

     There are no familial relationships among any of our directors or executive officers.

BOARD COMMITTEES

     Our board of directors has an audit committee and a compensation committee.

     Audit committee. The audit committee of our board of directors recommends the appointment of our independent auditors, reviews our internal accounting procedures and financial statements and consults with and reviews the services provided by our independent auditors, including the results and scope of their audit. The audit committee currently consists of Messrs. Abbott and Bock.


     Compensation committee. The compensation committee of our board of directors reviews and recommends to the board the compensation and benefits of all of our executive officers, administers our stock option plans and establishes and reviews general policies relating to compensation and benefits of our employees. The compensation committee currently consists of Messrs. Abbott and Bock and Dr. Yamada.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. Prior to the creation of our compensation committee, all compensation decisions were made by our full board of directors.

DIRECTOR COMPENSATION


     Our directors do not receive any cash compensation for their services as directors or members of committees of the board of directors but are reimbursed for their reasonable expenses incurred in attending meetings of the board of directors. Our directors are eligible to participate in our 2000 Equity Incentive Plan and 2001 Equity Incentive Plan and employee-directors will be able to participate in our 2001 Employee Stock Purchase Plan. Our 2001 Equity Incentive Plan provides for formula grants to our non-employee directors of non-qualified stock options to purchase 10,000 shares of common stock on the date of each annual meeting of our stockholders. Formula grants to non-employee directors vest at a rate of 1/12 per month, commencing with the month in which they are granted.

     In December 1999, we entered into a consulting agreement with Dr. George Poste, Chairman of our Board of Directors, to serve as our acting Chief Executive Officer and as a consultant to our company for a quarterly fee of $20,000, plus travel expenses. We paid an aggregate of $80,000 pursuant to this consulting agreement to Dr. Poste who no longer serves as acting Chief Executive Officer. In January 2000, we entered into a special consulting agreement with Dr. Poste to act as a consultant to our company in connection with our Series C preferred stock financing for a daily fee of $5,000, plus travel expenses. We paid an aggregate of $15,000 to Dr. Poste pursuant to this special consulting agreement.

EXECUTIVE COMPENSATION

     The following table presents information regarding compensation paid in 2000 and 1999 to our Chief Executive Officer and our other highest-paid executive officers whose total annual salary and bonus exceeded $100,000 for 2000. These executive officers are referred to as our "named executive officers" elsewhere in this prospectus. There were no long-term compensation awards or other compensation awarded to our named executive officers during 2000 or 1999.

                           SUMMARY COMPENSATION TABLE


                                                                         LONG-TERM
                                                                        COMPENSATION
                                              ANNUAL COMPENSATION    ------------------
              NAME AND                        --------------------       SECURITIES        ALL OTHER
         PRINCIPAL POSITION            YEAR    SALARY      BONUS     UNDERLYING OPTIONS   COMPENSATION
         ------------------            ----   ---------   --------   ------------------   ------------
Patrick Plewman(a)...................  2000   $231,250    $42,400         525,000                --
  Chief Executive Officer, President
     and                               1999    176,383     31,500         325,000                --
  Chief Operating Officer
George Poste, DVM, Ph.D.(b)..........  2000     95,000         --         185,000                --
  Chairman                             1999         --         --          25,000                --
Sharon E. Tetlow.....................  2000    183,719     36,600         309,375                --
  Vice President, Finance and          1999    150,881         --         150,000                --
  Chief Financial Officer
Mohan S. Iyer........................  2000    162,750     32,550         178,125                --
  Vice President, Business
     Development                       1999    137,083      3,098          97,500                --
David Cooper, M.D., Ph.D.(c).........  2000    141,704     21,105              --                --
  Former Vice President, Research and  1999    142,727     20,000         150,000           $37,895
  Development Operations


---------------

(a) Mr. Plewman has served as our Chief Operating Officer since July 1999 and was appointed as our President in December 1999 and Chief Executive Officer in June 2000.

(b) Dr. Poste served as our acting Chief Executive Officer from July 1999 to June 2000.

(c) Dr. Cooper resigned in May 2000. He received a housing and travel allowance of $21,105 and $37,895 in 2000 and 1999, respectively.

OPTION GRANTS DURING 2000


     The following table provides information relating to stock options awarded to each of our named executive officers during 2000. All such options were awarded under our 2000 Equity Incentive Plan. In accordance with the rules of the SEC, the following table sets forth the potential realizable value over the term of the options based on assumed rates of stock appreciation of 5% and 10% compounded annually. The term of the options are the period from the grant date to the expiration date, or 10 years. These amounts do not represent our estimate of future stock price performance. Actual realizable values, if any, of stock options will depend on the future performance of the common stock.

                                            INDIVIDUAL GRANTS
                            --------------------------------------------------    POTENTIAL REALIZABLE
                                          PERCENT OF                                VALUE AT ASSUMED
                            NUMBER OF       TOTAL                                 ANNUAL RATES OF SHARE
                            SECURITIES     OPTIONS                               PRICE APPRECIATION FOR
                            UNDERLYING    GRANTED TO    EXERCISE                     OPTION TERM(C)
                             OPTIONS     EMPLOYEES IN   PRICE PER   EXPIRATION   -----------------------
           NAME             GRANTED(A)   FISCAL YEAR    SHARE(B)       DATE          5%          10%
           ----             ----------   ------------   ---------   ----------   ----------   ----------
Patrick Plewman...........   475,000         19.4%        $1.30        2010      $3,883,424   $9,841,359
                              50,000          2.1          5.00        2010         408,782    1,035,933
George Poste, DVM,
  Ph.D. ..................    10,000          0.4          1.20        2010          81,756      207,187
                             155,000          6.3          1.30        2010       1,267,222    3,211,392
                              20,000          0.8          5.00        2010         163,513      414,373
Sharon E. Tetlow..........    37,500          1.5          1.20        2010         306,586      776,949
                             187,500          7.7          1.30        2010       1,532,931    3,884,747
                              84,375          3.5          1.80        2010         689,819    1,748,136
Mohan S. Iyer.............   122,500          5.0          1.30        2010       1,001,515    2,538,035
                              55,625          2.3          1.80        2010         454,769    1,152,475
David Cooper, M.D.,
  Ph.D.(d)................        --           --            --          --              --           --

---------------

(a) 25% of all options vest after the first year, and the remaining options vest at a rate of 1/48 per month.

(b) The exercise price per share of each option was equal to the fair market value of our common stock on the date of grant as determined by our Board of Directors.

(c) Potential realizable values are computed by (1) multiplying the number of shares of common stock subject to a given option by the assumed initial public offering price of $13.00 per share, (2) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option, and (3) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future common stock prices.

(d) Dr. Cooper resigned in May 2000. Upon his resignation, he was permitted to exercise options covering 5,000 shares of our common stock.

OPTIONS EXERCISED DURING 2000 AND OPTION VALUES AS OF DECEMBER 31, 2000

     The following table sets forth information for each of our named executive officers concerning option exercises for 2000 and vested and unvested options held as of December 31, 2000. The value realized upon exercise and the value of unexercised in-the-money options shown have been calculated on the basis of the assumed initial public offering price of $13.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying these options.


                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                           OPTIONS AS OF          IN-THE-MONEY OPTIONS AS OF
                          SHARES                         DECEMBER 31, 2000             DECEMBER 31, 2000
                        ACQUIRED ON      VALUE      ---------------------------   ---------------------------
         NAME            EXERCISE      REALIZED     UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE   EXERCISABLE
         ----           -----------   -----------   -------------   -----------   -------------   -----------
Patrick Plewman.......    850,000     $10,171,250       50,000            --       $  400,000            --
George Poste, DVM,
  Ph.D. ..............         --              --      208,230        21,770        2,376,984      $269,766
Sharon E. Tetlow......    285,937       3,363,431      173,438            --        2,055,319            --
Mohan S. Iyer.........    180,000       2,126,438      120,625            --        1,440,437            --
David Cooper M.D.,
  Ph.D.(a)............      5,000          61,250           --            --               --            --


---------------

(a) Dr. Cooper resigned in May 2000. Upon his resignation, he was permitted to exercise options covering 5,000 shares of our common stock.

EMPLOYMENT CONTRACTS, CHANGE OF CONTROL ARRANGEMENTS AND SEVERANCE AGREEMENTS

     We have entered into an employment agreement with each of our executive officers. Under these employment agreements, we agreed to pay an annual base salary to each of our executive officers and to make each of them eligible for an incentive bonus. The base salaries for Mr. Plewman, Ms. Tetlow, Mr. Iyer and Dr. Lindsay are $245,000, $184,000, $164,000 and $250,000, respectively. The employment agreements provide that each of our executive officers is employed "at-will" and the employment relationship may be terminated for any reason at any time. If the executive officer terminates his or her employment with us because of a reduction in his or her base salary or title, because we relocate the executive or because we have materially breached the employment agreement, or if we terminate the executive without cause, we must pay the executive a severance payment of one year's base salary. In addition, all of Mr. Plewman's stock options would immediately vest and become exercisable upon any of such events. Our executive officers other than Mr. Plewman will become immediately vested in their stock options only if any of such events occur within 12 months following a change of control of our company.

     George Poste, DVM, Ph.D. Dr. Poste served as our acting Chief Executive Officer from July 1999 through June 2000. In December 1999, Dr. Poste entered into a consulting agreement to serve as our acting Chief Executive Officer and consultant for a quarterly fee of $20,000, plus travel expenses. We paid an aggregate of $80,000 pursuant to this consulting agreement to Dr. Poste who no longer serves as acting Chief Executive Officer. In January 2000, we entered into a special consulting agreement with Dr. Poste to act as a consultant to our company in connection with our Series C preferred stock financing for a daily fee of $5,000, plus travel expenses. We paid an aggregate of $15,000 to Dr. Poste pursuant to this special consulting agreement.

STOCK PLANS


     2000 Equity Incentive Plan. Our 2000 Equity Incentive Plan provides for the grant of incentive stock options to employees, including officers and employee directors, and for the grant of non-qualified stock options and stock purchase rights to employees, directors and consultants. Our 2000 Plan was adopted by our Board of Directors in April 2000 and by our stockholders in June 2000. Under the 2000 Plan, a total of 4,700,000 shares of common stock have been reserved for issuance. No further grants will be made under the 2000 Plan, provided that the shares that remain reserved for issuance as of this offering or that become available for issuance as a result of stock options expiring or becoming unexercisable after this offering under our 2000 Plan may be issued under our 2001 Equity Incentive Plan.


     Prior to this offering, the 2000 Plan may be administered by our Board of Directors, or a committee thereof. Following this offering, a committee of our Board of Directors shall administer the 2000 Plan, provided that the committee consist solely of two or more members of our Board of Directors, each of whom is an "outside director" within the meaning of Section 162(m) of the Code and a "non-employee director" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended.


     Our Board of Directors may amend, alter, suspend or discontinue the 2000 Plan at any time. However, this action will not affect the rights of previously granted options or stock purchase rights unless there is a written agreement to that effect signed by the option holder or stock purchase right holder and our company.


     In the case of restricted stock purchased upon exercise of an unvested option or a stock purchase right, unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option exercisable upon the termination of the purchaser's employment or consulting relationship with our company for any reason, including death or disability. The purchase price for shares repurchased pursuant to a restricted stock purchase agreement may be the original price paid by the purchaser. The repurchase option will lapse at a rate determined by the administrator. Options and stock purchase rights granted under our 2000 Plan are generally not transferable by the optionee, and each option and stock purchase right is exercisable during the lifetime of the optionee only by the optionee. Options granted under our 2000 Plan must generally be exercised within three months after the end of the optionee's status as an employee, director or consultant, or within one year after the optionee's termination by disability or death, respectively, but in no event later than the expiration of the option's term.



     2001 Equity Incentive Plan. Our 2001 Equity Incentive Plan was adopted by our Board of Directors and our stockholders in February 2001 as a successor equity plan to our 2000 Equity Incentive Plan. Under the 2001 Plan, a total of 2,500,000 shares of common stock have been reserved for issuance. In addition, shares that remained reserved for issuance under our 2000 Plan as of this offering, together with shares that become available for issuance as a result of stock options expiring or becoming exercisable under our 2000 Plan after this offering may be issued under our 2001 Plan. However, in no event shall the total number of shares reserved for issuance under our 2001 Plan, together with the total number of shares originally reserved under our 2000 Plan, exceed 7,200,000 shares.


     Our 2001 Plan provides for the grant of incentive stock options to employees, including officers and employee directors, and for the grant of non-qualified stock options and stock purchase rights to employees, directors and consultants. Our 2001 Plan provides that we cannot issue options or stock purchase rights after the tenth anniversary of the date on which the 2001 Plan was adopted by our Board of Directors.

     Our 2001 Plan may be administered by our Board of Directors or a committee thereof. Following this offering, a committee of our Board of Directors will administer our 2001 Plan, provided that the committee consist solely of two or more members of our Board of Directors, each of whom is an "outside director" within the meaning of Section 162(m) of the Code and a "non-employee director" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended.


     Our 2001 Plan provides for formula grants to our non-employee directors of non-qualified stock options to purchase 10,000 shares of common stock on the date of each annual meeting of our stockholders. Formula grants to non-employee directors become vested at a rate of 1/12 per month, commencing with the month in which they are granted.


     In the case of restricted stock purchased upon exercise of an unvested option or a stock purchase right, unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option exercisable upon the termination of the purchaser's employment or consulting relationship with our company for any reason, including death or disability. The purchase price for shares repurchased pursuant to a restricted stock purchase agreement may be the original price paid by the purchaser. The repurchase option will lapse at a rate determined by the administrator. Options and stock purchase rights granted under the 2001 Plan are generally not transferable by the optionee, and each option and stock purchase right is exercisable during the lifetime of the optionee only by the optionee. Options granted under the 2001 Plan must generally be exercised within three months after the end of the optionee's status as an employee, director or consultant, or within one year after the optionee's termination by disability or death, respectively, but in no event later than the expiration of the option's term.


     The 2001 Plan provides that in the event of a change of control of our company, including our merger with or into another entity, if outstanding options, stock purchase rights and shares of restricted stock are not assumed or substituted for by the successor entity, the option, stock purchase right and restricted stock shall automatically become fully vested prior to the change of control, and will then terminate.



     Employee Stock Purchase Plan. Our 2001 Employee Stock Purchase Plan was adopted by our Board of Directors and approved by our stockholders in February 2001. A total of 350,000 shares of common stock may be sold under the Purchase Plan, plus an annual increase to be added on each anniversary of the Purchase Plan's adoption during the term of the Purchase Plan equal to the lesser of 475,000 shares or 1.5% of the outstanding shares on such date or a lesser amount determined by our Board of Directors. As of the date of this prospectus, no shares have been issued under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, contains consecutive offer periods that are generally 24 months in duration. The offer periods start on March 1 and September 1 of each year, except for the first offer period, which will commence on the effective date of this offering. Each offer period is comprised of four consecutive six-month purchase periods. Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least twenty hours per week. However, no employee may be granted a right to purchase stock under the Purchase Plan (1) to the extent that, immediately after the grant of the right to purchase stock, the employee would own, or be treated as owning, stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or (2) to the extent that his or her rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceed $25,000 worth of stock for each calendar year.



     The Purchase Plan permits participants to purchase common stock through payroll deductions of up to 20% of the participant's base compensation. Base compensation is defined as the participant's total compensation which he or she receives on each payday as compensation for services to our company. The maximum number of shares a participant may purchase with respect to a single purchase period is 25,000 shares. Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the Purchase Plan is 85% of the lesser of the fair market value of the common stock on (1) the first day of the offering period or (2) the last day of the purchase period. Participants may end their participation at any time and they will be paid their payroll deductions without interest to date. Participation ends automatically upon termination of employment with our company.



     Rights to purchase stock granted under the Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the Purchase Plan. The Purchase Plan provides that, in the event of a merger of our company with or into another corporation or a sale of substantially all of our assets, each outstanding right to purchase stock may be assumed or substituted for by the successor corporation. Our Board of Directors has the authority to amend or terminate the Purchase Plan. However, no action by our Board may adversely affect any outstanding rights to purchase stock under the Purchase Plan, except that our Board may terminate an offer period if our Board determines that the termination of the Purchase Plan is in the best interests of our company and stockholders. Unless sooner terminated by our Board of Directors, the Purchase Plan will terminate on the tenth anniversary of its adoption.


401(k) PLAN

     In January 1998, we adopted a retirement savings and investment plan, or 401(k) plan, covering our eligible full-time employees located in the United States. The 401(k) plan is intended to qualify under

Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to the 401(k) plan by employees are not taxable to employees until withdrawn from the 401(k) plan. Pursuant to the 401(k) plan, participating employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit ($11,000 in 2002), and to have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan permits discretionary company matching and profit sharing contributions by our company. To date, we have not made any contributions to the 401(k) plan on behalf of any of our employees.


LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Following the completion of this offering, provisions in our restated certificate of incorporation and restated bylaws will limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

     - any breach of the director's duty of loyalty to us or our stockholders;

     - any act or omission not in good faith or that involve intentional misconduct or a knowing violation of law;

     - any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

     - any transaction from which the director derived an improper personal benefit.

     These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our restated certificate of incorporation will also authorize us to indemnify our officers, directors and other agents to the full extent permitted under Delaware law.

     Following the completion of this offering, our restated bylaws will provide that:

     - we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

     - we may indemnify our other employees to the same extent;

     - we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

     - the rights provided in our bylaws are not exclusive.

     We have entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and officers which in certain respects are broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers. These indemnification agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms.

     At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.

     We intend to purchase a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Since our inception, there has not been, nor is there currently planned, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock or any member of their respective immediate families had or will have a direct or indirect material interest other than agreements which are described under the caption "Management" and the transactions described below.

CERTAIN TRANSACTIONS

     On September 2, 1997, we entered into a Master Strategic Relationship Agreement with Incyte and SmithKline Beecham. Under this agreement, SmithKline Beecham and Incyte contributed cash in the amounts of $15.0 million and $10.0 million, respectively, and other property to form diaDexus, LLC, our predecessor limited liability company. Under this agreement, we issued 4,400,000 units of diaDexus LLC to each of SmithKline Beecham and Incyte at a price per unit of $3.41 and $2.27, respectively. Each of SmithKline Beecham's units was converted to one share of Series A Preferred Stock and each of Incyte's units was converted to one share of Series B Preferred Stock upon our conversion from a limited liability company to a Delaware corporation immediately prior to the closing of our Series C preferred stock financing in April 2000.


     We entered into a Collaboration and License Agreement with SmithKline Beecham, SmithKline Beecham plc and Incyte on September 2, 1997, which was subsequently amended on multiple occasions. Pursuant to the Collaboration and License Agreement, among other things, each of SmithKline Beecham and SmithKline Beecham plc granted to us a license under certain of its patents and know-how with respect to genes and gene products for use as diagnostics through September 2, 2001. Our license is exclusive and sublicenseable except with respect to research use only (i.e., not for use in treating patients) or with respect to use in clinical trials. We pay no milestones, royalties or other payments to GlaxoSmithKline under the Collaboration and License Agreement but we are obligated to pay pass-through royalties to Human Genome Sciences on sales of products derived from the use of genes discovered by Human Genome Sciences. Although we have no plans to develop any therapeutic products based on GlaxoSmithKline's intellectual property, in the event we do so, GlaxoSmithKline has an exclusive license to our know-how or patents related to any such therapeutic products until September 2005. In order to license our products under this arrangement, GlaxoSmithKline must make milestone payments of up to an aggregate of $4.0 million for each patented product and up to an aggregate of $1.6 million for each product for which a patent is pending. As of September 30, 2001, no such milestone payments have been received by us.


     Also on September 2, 1997, we entered into an Intercompany Services Agreement with SmithKline Beecham and Incyte. Pursuant to this agreement, SmithKline Beecham and Incyte provided us with legal, financial and research and development services, for which we were billed either at actual cost or at rates charged to other customers for similar services. We paid $86,000 for these services in 1998 and have paid no further amounts since then.

     On November 1, 1998, we entered into a GEM Services Agreement with Incyte which was subsequently amended on September 1, 1999, pursuant to which we obtain gene preparation and expression services from Incyte which we use to generate gene expression information and data. We paid Incyte for its services pursuant to a pricing schedule for the production of standard and custom microarrays, which pricing schedule was substantially similar to that contained in GEM Services Agreements between Incyte and unrelated third parties. The GEM Services Agreement expired on November 1, 2000.

     On July 28, 1999, we entered into an amendment to the Collaboration and License Agreement with SmithKline Beecham, SmithKline Beecham plc, Incyte and Quest Diagnostics. This amendment transferred to Quest Diagnostics certain of our rights that we had previously granted to SmithKline Beecham Clinical Laboratories, which was formerly owned by SmithKline Beecham and is now owned by Quest Diagnostics. Pursuant to this amendment, we granted Quest Diagnostics a first right to license our clinical diagnostic tests before FDA approval is obtained. These rights continue in effect until September 2, 2005. For tests developed under licenses granted pursuant to this agreement, Quest Diagnostics will pay us a license fee of up to $100,000, which is credited against future royalty payments.


     On December 11, 1997, SmithKline Beecham assigned to us its rights and obligations under the lease agreement for our former offices in Santa Clara, California.


     On September 28, 1998, we entered into a Service Agreement with SmithKline Beecham. Under this agreement, SmithKline Beecham provided us personnel support to identify diagnostic leads and research for a period of one year. In exchange, we paid SmithKline Beecham a total of $200,000.


     On February 10, 1999, we entered into a License Agreement with SmithKline Beecham Clinical Laboratories, pursuant to which we granted SmithKline Beecham Clinical Laboratories an exclusive right and license to make, use and sell as a homebrew a prostate cancer test. In exchange, we received a license fee of $100,000 in addition to the right to receive fixed royalties on future sales of homebrew tests. On July 28, 1999, this agreement was assigned to Quest Diagnostics. At the time we entered into this agreement, this test was in the early stages of preclinical development. Subsequent testing determined that this test was ineffective and this project was discontinued during the second half of 1999. This agreement is effective until February 10, 2004 unless terminated earlier in accordance with the terms of the agreement, and Quest Diagnostics may extend this agreement for three additional periods of one year each. This agreement has been terminated.


     On March 31, 1999, we repaid to SmithKline Beecham $2.2 million for certain leasehold improvements originally paid by it upon our formation.

     In July 1999, we issued a $2.5 million note convertible into our Series C preferred stock to each of SmithKline Beecham and Incyte. The notes were due in April 2000 and accrued interest at 5.6% per annum. Upon the closing of our Series C preferred stock financing, SmithKline Beecham converted the principal amount of its note into 322,580 shares of Series C preferred stock. Additionally, we paid accrued interest of $97,000 to SmithKline Beecham. Also upon the closing of our Series C preferred stock financing, we repaid the $2.5 million principal amount of the note issued to Incyte, in addition to accrued interest of $97,000.

     In December 1999, we entered into a LifeArray Software License Agreement with Incyte. Under this agreement, we use computer software from Incyte for the processing and analysis of microarray expression data for a period of 12 months, which we can extend for an additional 12 month term. The licensing fee for the use of the software is $75,000 per year.


     On February 17, 2000, we entered into a Collaborative Agreement with Incyte to retroactively replace and expand our rights that existed in two prior, now expired, collaborative agreements that were both entered into on September 2, 1997. Pursuant to this Collaborative Agreement, we have access to Incyte's human database, LifeSeq Gold, and microbial database, PathoSeq, at no subscription cost until September 2, 2003. As with other database subscribers, this Collaborative Agreement grants us non-exclusive access to database products and database patents for research, the diagnostic field of use and the pharmaceutical field of use. We have an option to exclusively license certain Incyte patents in the pharmaceutical field of use. We may pay up to an aggregate of $4.6 million in licensing fees and milestone payments for each therapeutic product and up to an aggregate of $2.4 million in licensing fees and milestone payments for each antisense product, in addition to royalty payments on the sale of these products. To date, we have paid no milestone payments. In October 2001, we amended this agreement so that we can, under certain circumstances, sublicense to third parties the rights to certain drug products, such as therapeutic antibodies and small molecules. We also clarified in this amendment that we have the right to use third party collaborators to conduct research and development with respect to certain products.


     Pursuant to the 1997 Collaboration and License Agreement and the 2000 Collaborative Agreement, we have committed to purchase $5.0 million in gene sequencing and microarray services from Incyte, including services obtained under the GEM Services Agreement. As of December 31, 2000, we have fulfilled all of our purchase commitments to Incyte for its services under these agreements, and we will not pay Incyte any amount in excess of the $5.0 million commitment.

     On April 6, 2000, we sold 12,903,227 shares of our Series C preferred stock for $7.75 per share to 75 accredited investors who were not affiliated with our company. These investors, together with our founders SmithKline Beecham and Incyte, were granted registration rights with respect to their shares of preferred stock. See "Description of Capital Stock -- Registration Rights." Entities affiliated with American Express, BA Venture Partners, Moore Capital, Brookside Capital Partners and Rho Management acquired 2,387,096, 1,548,387, 1,419,354, 967,741 and 903,225 shares, respectively, of our Series C preferred stock, each of which positions constitutes more than five percent of the total number of shares of Series C preferred stock issued.

     In November 2000, we made loans to the following executive officers and key employee in order for them to exercise the stock options held by each of them:

                                                                            NUMBER
NAME                                                            AMOUNT     OF SHARES
----                                                          ----------   ---------
Patrick Plewman.............................................  $1,198,154    850,000
Sharon E. Tetlow............................................     431,922    285,937
Mohan S. Iyer...............................................     267,367    180,000
Ronald M. Lindsay, Ph.D. ...................................     783,125    437,500
Robert L. Wolfert, Ph.D. ...................................     179,000    100,000

     Of the shares purchased, we have the right to repurchase any unvested shares if the employee's employment terminates under specified circumstances. Each loan was made under a full-recourse, interest-free promissory note secured by pledge of the purchased shares. The notes have maturity dates ranging from seven to ten years.


     In November 2001, we made a non-interest bearing $100,000 secured loan to Ronald M. Lindsay for the purchase of a home in connection with his relocation to the Bay Area. The loan is repayable in a series of annual installments, the first of which is due in November 2003 and the last in November 2005. In addition, under the terms of Mr. Lindsay's employment agreement, he will be eligible to receive a relocation bonus of $33,000 per year if he remains employed by us through November 2003, 2004 and 2005, respectively.


     We have entered into indemnification agreements with our officers and directors containing provisions which may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. For a description of limitations of liability and certain indemnification arrangements with respect to our directors and officers, see "Management -- Limitation of Liability and Indemnification of Officers and Directors."

                             PRINCIPAL STOCKHOLDERS


     The following table presents information concerning the beneficial ownership of our common stock as of September 30, 2001, by:


     - each person we know to be the beneficial owner of 5% of more of our outstanding common stock;

     - each of our named executive officers;

     - each of our directors; and

     - all of our executive officers and directors as a group.


     Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 24,127,129 shares of common stock outstanding as of September 30, 2001, and 31,127,129 shares of common stock outstanding after the completion of this offering, in each case giving effect to the automatic conversion of all outstanding shares of preferred stock into shares of common stock upon the closing of this offering. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of September 30, 2001 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address of each individual listed below is c/o diaDexus, Inc., 343 Oyster Point Boulevard, South San Francisco, California 94080.



                                                                        PERCENTAGE OF SHARES
                                                       NUMBER OF            OUTSTANDING
                                                         SHARES      --------------------------
                                                      BENEFICIALLY   PRIOR TO THIS   AFTER THIS
BENEFICIAL OWNER                                         OWNED         OFFERING       OFFERING
----------------                                      ------------   -------------   ----------
Patrick Plewman(1)..................................      862,500         3.6%           2.8%
Sharon E. Tetlow(1).................................      286,577         1.2              *
Mohan S. Iyer(1)....................................      180,000           *              *
Ronald M. Lindsay, Ph.D.(1).........................      437,500         1.8            1.4
George Poste, DVM, Ph.D. ...........................      191,249           *              *
  Health Technology Networks
  2338 Casmar Way
  Gilbertsville, PA 19525
Gregory B. Abbott...................................            0           *              *
  Cooley Godward LLP
  5200 Carillon Point
  Kirkland, WA 98033-7356
Jon S. Saxe(2)......................................    4,400,100        18.2           14.1
  Saxe Associates
  435 Old Oak Court
  Los Altos, CA 94022
Louis C. Bock(3)....................................    1,558,387         6.5            5.0
  c/o BAVP, L.P.
  950 Tower Lane
  Palo Alto, CA 94304
Tadataka Yamada, M.D.(4)............................    4,738,513        19.6           15.2
  One Franklin Plaza
  Philadelphia, PA 19101-7929
All directors and executive officers as a group (9
  persons)(1).......................................   12,654,826        52.5           40.7

                                                                        PERCENTAGE OF SHARES
                                                       NUMBER OF            OUTSTANDING
                                                         SHARES      --------------------------
                                                      BENEFICIALLY   PRIOR TO THIS   AFTER THIS
BENEFICIAL OWNER                                         OWNED         OFFERING       OFFERING
----------------                                      ------------   -------------   ----------
GlaxoSmithKline plc(5)..............................    4,722,680        19.6%          15.2%
  One Franklin Plaza
  Philadelphia, PA 19101-7929
Incyte Genomics, Inc.(6)............................    4,400,100        18.2           14.1
  3174 Porter Drive
  Palo Alto, CA 94304
Entities affiliated with American Express(7)........    2,387,096         9.9            7.7
  c/o American Express Financial Corporation
  733 Marquette Avenue
  Minneapolis, MN 55402
Entities affiliated with Bank of America Venture
  Partners(8).......................................    1,548,387         6.4            5.0
  c/o BAVP, L.P.
  950 Tower Lane
  Foster City, CA 94404
Entities affiliated with Moore Global
  Investments(9)....................................    1,419,354         5.9            4.6
  1251 Avenue of the Americas -- 53rd Floor
  New York, NY 10020


---------------

 *  Less than 1%.

(1) We have the right to repurchase some or all of the shares if the executive's employment terminates under some circumstances. The purchase price for any shares repurchased will be the original price paid by the purchaser. The repurchase option will lapse at a rate determined by the administrator of our 2000 Equity Incentive Plan.


(2)Consists of 4,400,000 shares of Series B preferred stock and 100 shares of common stock held by Incyte. Mr. Saxe is a Director of Incyte and may be deemed to share voting and investment power with respect to such shares. Mr. Saxe disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.



(3) Includes options to purchase 10,000 shares of common stock at an average exercise price of $1.30 per share and 1,548,387 shares of Series C preferred stock held by BAVP, L.P. Mr. Bock is a Managing Director of BAVP and may be deemed to share voting and investment power with respect to such shares. Mr. Bock disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.



(4) Includes 6,458 shares of common stock and options to purchase 8,375 shares of common stock at an average exercise price of $0.90 per share. Also includes 4,400,000 shares of Series A preferred stock, 322,580 shares of Series C preferred stock and 100 shares of common stock held by GlaxoSmithKline. Dr. Yamada is the Chairman, Research and Development of GlaxoSmithKline and may be deemed to share voting and investment power with respect to such shares. Dr. Yamada disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.



(5) Consists of 4,400,000 shares of Series A preferred stock, 322,580 shares of Series C preferred stock and 100 shares of common stock.



(6) Consists of 4,400,000 shares of Series B preferred stock and 100 shares of common stock.



(7) Consists of 477,419 shares of Series C preferred stock held by IDS Life Series Fund, Inc., 795,698 shares of Series C preferred stock held by AXP Strategy Series, Inc. and 1,113,979 shares of Series C preferred stock held by AXP Variable Portfolio, Inc.



(8) Consists of 1,548,387 shares of Series C preferred stock held by BAVP, L.P.



(9) Consists of 877,419 shares of Series C preferred stock held by Moore Global Investment, Ltd., 322,581 shares of Series C preferred stock held by Remington Investment Strategies, L.P. and

    219,354 shares of Series C preferred stock held by Moore Global Fixed Income Fund, Ltd. Moore Capital Management, Inc. exercises voting and investment power with respect to portfolio assets held for the account of Moore Global Investments, Ltd. and Moore Global Fixed Income Fund Ltd. Moore Capital Advisors, L.L.C. is the sole general partner of Remington Investment Strategies, L.P. Mr. Louis M. Bacon is the majority shareholder of Moore Capital Management, Inc. and is the majority equity holder of Moore Capital Advisors, L.L.C. As a result, Mr. Bacon may be deemed to be the beneficial owner of the aggregate shares held of record or beneficially by Moore Global Investments, Ltd., Remington Investment Strategies, L.P. and Moore Global Fixed Income Fund Ltd.

                          DESCRIPTION OF CAPITAL STOCK

     The following is a summary of the rights of our common stock and preferred stock. This summary is not complete. For more detailed information, please see our restated certificate of incorporation to be effective upon the closing of this offering which is filed as an exhibit to the registration statement of which this prospectus is a part.

     Upon the completion of this offering, our authorized capital stock will consist of 100 million shares of common stock, $0.01 par value per share, and five million shares of preferred stock, $0.01 par value per share.

COMMON STOCK


     As of September 30, 2001, and assuming the automatic conversion of all outstanding preferred stock into 22,046,640 shares of common stock upon the closing of this offering, there were 24,127,129 shares of common stock outstanding held by 77 stockholders and options outstanding to purchase 1,981,919 shares of common stock under our 2000 Equity Incentive Plan and a warrant to purchase 129,032 shares of common stock. In December 2001, we issued to Compugen Ltd. a warrant to purchase 393,571 shares of common stock at an exercise price per share of $12.00.


     Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our board of directors may from time to time determine.

     Voting Rights. Each common stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our restated certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

     No Preemptive or Similar Rights. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

     Right to Receive Liquidation Distributions. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     Upon the completion of this offering, each outstanding share of our preferred stock will be converted into one share of common stock.

     Following the offering, we will be authorized, subject to the limits imposed by the Delaware General Corporation Law, to issue five million shares of undesignated preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the price, rights, preferences, privileges and restrictions of the shares of each wholly unissued series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of any series, without any further vote or action by our stockholders.

     Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of our common stockholders. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing our change in control and may cause the market price of our common stock to decline or impair the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. We have no current plans to issue any shares of preferred stock.

WARRANTS


     In connection with our Series C preferred stock financing in April 2000, we issued a warrant to our private placement agent in June 2000 to purchase 129,032 shares of Series C preferred stock at an exercise price per share of $7.75. This warrant may be exercised at any time prior to June 1, 2005. Upon the closing of this offering, this warrant will automatically convert to a warrant to purchase common stock. In March 2000, we agreed to issue a warrant to our firm of outside legal counsel to purchase 50,000 shares of common stock at an exercise price per share of $1.20. This warrant has not been granted as of September 30, 2001. In connection with our collaboration with Compugen Ltd. commencing in December 2001, we issued a warrant to purchase up to 393,571 shares of our common stock at an exercise price per share of $12.00. This warrant will vest fully or partially upon the attainment by Compugen of performance criteria specified in our collaboration agreement with Compugen. This warrant expires in December 2006.


REGISTRATION RIGHTS


     The holders of approximately 22,046,640 shares of preferred stock have the right to require us to register their shares with the SEC so that those shares may be publicly resold or to include their shares in any registration statement we file.


     Demand Registration Rights. At any time six months after the closing of this offering the holders of at least 40% of the shares having registration rights have the right to demand that we file a registration statement so long as the aggregate amount of securities to be sold under the registration statement exceeds $7.5 million. If we are eligible to file a registration statement on Form S-3, the holders of at least 500,000 shares having registration rights have the right to demand that we file a registration statement on Form S-3.

     Piggyback Registration Rights. If we register any securities for public sale, stockholders with registration rights will have the right to include their shares in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement, but not below 30% of the total number of shares included in the registration statement, except for this initial public offering in which the underwriters have excluded any sales by existing investors.

     Expenses of Registration. We will all pay expenses relating to any demand or piggyback registration. However, we will not pay for the expenses of any demand registration if the request is subsequently withdrawn by the holders of a majority of the shares having registration rights, subject to very limited exceptions.

     Expiration of Registration Rights. The registration rights described above will expire five years after this offering is completed. The registration rights will terminate earlier for a particular stockholder if that holder, following this offering, holds less than one percent of our common stock and such holder can resell all of its securities in a three-month period under Rule 144 of the Securities Act.

ANTITAKEOVER EFFECTS OF DELAWARE LAW AND PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

  Delaware Takeover Statute

     We are subject to Section 203 of the Delaware General Corporation Law. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an "interested stockholder," unless:

     - prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or


     - on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.


     Section 203 defines a "business combination" to include:

     - any merger or consolidation involving the corporation and the interested stockholder;

     - any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

     - subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

  Certificate of Incorporation and Bylaw Provisions

     Provisions of our Restated Certificate of Incorporation and Restated Bylaws to be in effect upon the completion of this offering will eliminate the right of stockholders to act by written consent without a meeting, eliminate the right of stockholders to call a special meeting of stockholders, specify procedures for nominating directors and submitting proposals for consideration at stockholder meetings and provide for a staggered Board of Directors, so that no more than approximately one-third of our directors could be replaced each year and it would take three successive annual meetings to replace all directors. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and to discourage some transactions which may involve an actual or threatened change of control of our company. These provisions are designed to reduce the vulnerability of our company to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and delay or prevent a change in control of our company. These provisions are also intended to discourage tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for our common stock and, consequently, may also inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in the management of our company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock, and there can be no assurance that a significant public market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.


     Upon completion of this offering, we will have outstanding 31,127,129 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercises of outstanding options or warrants. Of the outstanding shares, all the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 24,127,129 shares of common stock outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below.


     As a result of contractual restrictions described below and the provisions of Rules 144 and 701, the restricted shares will be available for sale in the public market as follows:


     - shares will become eligible for sale at various times after 90 days from the date of this prospectus; and



     - shares will become eligible for sale at various times after 180 days from the date of this prospectus.


LOCK-UP AGREEMENTS

     We, our directors, officers and other stockholders holding an aggregate of 98% of our outstanding capital stock have agreed not, directly or indirectly, to offer for sale, sell, pledge, or otherwise dispose of any common stock or any securities which may be converted into or exchanged for any common stock for a period of 180 days from the date of this prospectus without the prior written consent of Lehman Brothers Inc. However, shares acquired in the open market or in the directed share program described in "Underwriting -- Directed Share Program" will not be subject to the lock-up agreements, nor will transfers to immediate family members who agree to be bound by the lock-up agreements. Lehman Brothers Inc., in its sole discretion, may release the shares subject to the lock-up agreements in whole or in part at any time with or without notice. However, Lehman Brothers Inc. has informed us that it has no current plan to do so.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


     - 1% of the number of shares of common stock then outstanding, which will equal approximately 311,271 shares immediately after this offering; or


     - the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling such shares. However, substantially all Rule 701 shares are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or no sooner than 90 days after the offering upon obtaining the prior written consent of Lehman Brothers Inc.

STOCK OPTIONS


     Within 90 days following the effectiveness of this offering, we intend to file a registration statement on Form S-8 registering 7,550,000 shares of common stock subject to outstanding options or reserved for future issuance under our 2000 Equity Incentive Plan, our 2001 Equity Incentive Plan and our 2001 Employee Stock Purchase Plan. As of September 30, 2001, options to purchase a total of 1,981,919 shares were outstanding and 637,792 additional shares were reserved for future issuance under our 2000 Equity Incentive Plan. No further grants will be made under the 2000 Equity Incentive Plan after this offering, provided that the shares that remain reserved for issuance as of this offering or that become available for issuance as a result of stock options expiring or becoming unexercisable after this offering under our 2000 Equity Incentive Plan may be issued under our 2001 Equity Incentive Plan. In addition, 2,500,000 shares are reserved for issuance under our 2001 Equity Incentive Plan and 350,000 shares are available for purchase under our 2001 Employee Stock Purchase Plan. Upon the filing of the registration statement on Form S-8, common stock issued upon exercise of outstanding options which are not subject to our right of repurchase or which are issued under our Purchase Plan, other than common stock issued to our affiliates, will be available for immediate resale in the open market. Also beginning six months after the date of this offering, holders of approximately 22,046,640 restricted shares will be entitled to certain registration rights. See "Description of Capital Stock -- Registration Rights" for more information regarding these rights. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration.

               UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following summary of the material United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock by non-U.S. holders is based upon the provisions of the Internal Revenue Code of 1986, as amended, or Code, the United States Treasury regulations, and rulings and judicial decisions issued with respect thereto, all of which are subject to change, possibly with retroactive effect, or possible differing interpretations. Any such change or different interpretation could affect the continuing validity of this summary.

     A non-U.S. holder is a holder of common stock that is not, for United States federal income tax purposes, any of the following:

     - a citizen or resident of the United States;

     - a corporation, partnership or other entity created or organized in or under the laws of the United States or any of its political subdivisions;

     - an estate, the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust (a) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or
       (b) which was in existence on August 20, 1996 and has properly elected to continue to be received as a United States person.

     This summary does not discuss all aspects of United States federal taxation that may be important to a particular non-U.S. holder in light of specific facts and circumstances relevant to that holder and may not apply to non-U.S. holders subject to special treatment under applicable United States federal tax law, including, without limitation, "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies" or certain United States expatriates. In addition, this discussion does not address the treatment of any non-U.S. holders under the laws of any state, local, foreign or other taxing jurisdiction.

     EACH PROSPECTIVE HOLDER IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

DIVIDENDS

     If you are a non-U.S. holder of our common stock, dividends paid to you will generally be subject to withholding of United States federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. Under currently effective United States Treasury regulations, for purposes of determining if dividends are subject to the 30% withholding tax, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the person making the payment has knowledge to the contrary. Under current interpretations of United States Treasury regulations, this presumption also applies for purposes of determining whether a lower withholding rate applies under an income tax treaty.

     Under United States Treasury regulations, or Final Withholding Regulations, a non-U.S. holder must satisfy certification requirements in order to claim the benefit of a lower treaty rate. In addition, if the non-U.S. holder is a partner in a foreign partnership, the holder, as well as the foreign partnership, must satisfy the certification requirements, and the partnership must provide certain information, including a taxpayer identification number. A look through rule will apply in the case of tiered partnerships.

     A non-U.S. holder of common stock that is eligible for a reduced rate of United States withholding tax under a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service.

     If the dividends are "effectively connected" with a non-U.S. holder's conduct of a trade or business within the United States, and, if an income tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder in the United States, then dividends paid to a non-U.S. holder will generally not be subject to withholding tax, provided that the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, the "effectively connected" dividends will be subject to United States federal income tax in the same manner as dividends paid to United States citizens, resident aliens and domestic United States corporations. Any effectively connected dividends received by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate as may be specified by an applicable income tax treaty.

GAIN ON DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be required to pay United States federal income tax with respect to gain recognized on a sale or other disposition of common stock unless one of the following conditions is satisfied:

     - the gain is effectively connected with the conduct of a trade or business in the United States, and, if an income tax treaty applies, is attributable to a permanent establishment maintained in the United States by the non-U.S. holder;

     - in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions exist;

     - we are or have been a "United States real property holding corporation" for United States federal income tax purposes; or

     - the non-U.S. holder is required to pay tax under certain provisions of the Code applicable to United States expatriates.

     Individual non-U.S. holders described in the first bullet point above will be required to pay tax on the net gain derived from the sale of our common stock at the regular graduated United States federal income tax rates. Individual non-U.S. holders described in the second bullet point above will be subject to a 30% tax on the gain derived from the sale or other disposition of our common stock, which may be offset by United States source capital losses (even though the non-U.S. holder is not considered a resident of the United States). Amounts received by corporate non-U.S. holders described in the first bullet point above may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate as may be specified by an applicable income tax treaty.

     We believe we are not currently, and do not anticipate becoming, a "United States real property holding corporation" for United States federal income tax purposes. If we were to become a "United States real property holding corporation," gain recognized by a non-U.S. holder would not be subject to United States tax if the non-U.S. holder were eligible for a treaty exemption or if the shares were considered to be "regularly traded on an established securities market," and the non-U.S. holder did not hold, directly or indirectly, at any time during the shorter of the periods described above, more than 5% of our common stock.

FEDERAL ESTATE TAX CONSEQUENCES

     Common stock held by an individual non-U.S. holder at the time of death will be included in the holder's gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We must report annually to the United States Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, any holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities in the non-U.S. holder's country of residence.

     Under current law, United States information reporting requirements, other than reporting of dividend payments for purposes of the withholding tax noted above, and backup withholding tax generally will not apply to dividends paid to non-U.S. holders that are either subject to the 30% withholding discussed above or that are not subject to withholding because an applicable tax treaty reduces or eliminates the withholding. Otherwise, backup withholding of United States federal income tax at a rate of 31% may apply to dividends paid with respect to common stock to holders that are not "exempt recipients" and that fail to provide certain information including the holder's United States taxpayer identification number.

     Under current law, unless the payor of dividends has actual knowledge that the payee is a United States person, the payor generally may treat dividend payments to a payee with a foreign address as exempt from information reporting and backup withholding. However, under the Final Withholding Regulations, dividend payments are generally subject to information reporting and backup withholding unless applicable certification requirements are satisfied. See the discussion above with respect to the rules applicable to foreign partnerships under the Final Withholding Regulations.

     In general, United States information reporting and backup withholding requirements also will not apply to the payment of disposition proceeds where the transaction is effected through an office outside the United States of a non-United States broker. However, United States information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if made outside the United States, through an office of a broker that is (1) a United States person, (2) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) a "controlled foreign corporation" for United States federal income tax purposes or (4) a foreign partnership with certain connections to the United States, unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-U.S. person and that certain conditions are met, or the holder or beneficial owner otherwise establishes an exemption. Payment of the proceeds of the sale of common stock to or through a United States office of a broker is currently subject to both United States backup withholding and information reporting unless the holder certifies its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption.


     Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are generally allowable as a refund or credit against a non-U.S. holder's federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

     Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters named below, for whom Lehman Brothers Inc., CIBC World Markets Corp., Robertson Stephens, Inc. and Fidelity Capital Markets, a division of National Financial Services, LLC, are acting as representatives, have each agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

                                                               NUMBER OF
UNDERWRITER                                                     SHARES
-----------                                                    ---------
Lehman Brothers Inc. .......................................
CIBC World Markets Corp. ...................................
Robertson Stephens, Inc. ...................................
Fidelity Capital Markets, a division of National Financial
  Services, LLC.............................................
                                                               ---------
  Total.....................................................   7,000,000
                                                               =========

     This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by us in this prospectus, other than those covered by the over-allotment option described below, if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

     Our common stock has been approved for quotation on the NASDAQ National Market under the symbol "DDXS."

COMMISSIONS AND EXPENSES

     The representatives of the underwriters have advised us that the underwriters propose to offer the common stock directly to the public at the public offering price on the cover page of this prospectus, and to selected dealers, who may include the underwriters, at the public offering price less a
selling concession not in excess of $     per share. The underwriters may allow,
and the selected dealers may reallow, a concession not in excess of $     per
share to brokers and dealers. After the completion of this offering, the underwriters may change the offering price and other selling terms.

     The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase 1,050,000 additional shares. The underwriting discounts and commissions are equal to the public offer price per share, less the amount paid to us per share.

                                                          PAID BY US
                                         ---------------------------------------------
                                            NO EXERCISE OF         FULL EXERCISE OF
                                         OVER-ALLOTMENT OPTION   OVER-ALLOTMENT OPTION
                                         ---------------------   ---------------------
Per share..............................        $                       $
Total..................................


     We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $2,050,000.


OVER-ALLOTMENT OPTION

     We have granted to the underwriters an option to purchase up to an aggregate of 1,050,000 shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of this prospectus. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares proportionate to that underwriter's initial commitment as indicated in the preceding table.

LOCK-UP AGREEMENTS

     We, our directors, officers and other stockholders holding an aggregate of 98% of our outstanding capital stock have agreed not, directly or indirectly, to offer for sale, sell, pledge, or otherwise dispose of any common stock or any securities which may be converted into or exchanged for any common stock for a period of 180 days from the date of this prospectus without the prior written consent of Lehman Brothers Inc. However, shares acquired in the open market or in the directed share program described below will not be subject to the lock-up agreements, nor will transfers to immediate family members who agree to be bound by the lock-up agreements. Lehman Brothers Inc., in its sole discretion, may release the shares subject to the lock-up agreements in whole or in part at any time with or without notice. However, Lehman Brothers Inc. has informed us that it has no current plan to do so.

OFFERING PRICE DETERMINATION

     Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between the representatives of the underwriters and us. In determining the initial public offering price of our common stock, the representatives will consider:

     - prevailing market conditions;

     - our historical performance and capital structure;

     - estimates of our business potential and earnings prospects;

     - an overall assessment of our management; and

     - the consideration of these factors in relation to market valuation of companies in related businesses.

INDEMNIFICATION

     We have agreed to indemnify the underwriters against liabilities relating to this offering, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act.

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

     The underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through-the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

     Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market.

     Neither we nor any of the underwriters make any representation or prediction concerning the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that any such transaction, once commenced, will not be discontinued without notice.

DISTRIBUTION


     Lehman Brothers Inc., CIBC World Markets Corp. and Robertson Stephens, Inc. intend to distribute and deliver this prospectus only by hand or mail and intend to use only printed prospectuses. Fidelity Capital Markets, a division of National Financial Services LLC, is acting as an underwriter of this offering and will be facilitating electronic distribution through the Internet.


STAMP TAXES

     Purchasers of the shares of our common stock offered by this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition of the offering price listed on the cover of this prospectus.

OFFER AND SALES IN CANADA

     Any offers in Canada will be made only under an exception from the requirements to file a prospectus in each relevant province of Canada where a sale is made.

DIRECTED SHARE PROGRAM

     At our request, Lehman Brothers Inc. has reserved up to 350,000 shares, or 5% of our common stock offered by this prospectus, for sale under a directed share program to our officers, directors, employees and to our business associates. All of the persons purchasing the reserved shares must commit to purchase no later than the close of business on the day following the date of the final prospectus in connection with this offering. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Shares committed to be purchased by directed share participants which are not so purchased will be reallocated for sale to the general public in the offering. All sales of shares pursuant to the directed share program will be made at the initial public offering price set forth on the cover page of this prospectus.

SALES TO DISCRETIONARY ACCOUNTS

     The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares of our common stock offered by them.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Latham & Watkins, Menlo Park, California. Various legal matters relating to the offering will be passed upon for the underwriters by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Latham & Watkins and certain of its partners and employees beneficially own 16,772 shares of our preferred stock, all of which will automatically convert to shares common stock upon the closing of this offering, and will receive a warrant to purchase 50,000 shares of our common stock.

                                    EXPERTS


     The financial statements as of December 31, 1999 and 2000 and for the three years in the period ended December 31, 2000 and for the cumulative period from August 29, 1997 (date of inception) to December 31, 2000, included in this Prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of common stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contain additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit various information included in the registration statement from this document.

     In addition, upon completion of this offering, we will become subject to the reporting and information requirements of the Exchange Act and, as a result, will file periodic reports, proxy statements and other information with the SEC. You may read and copy this information at the public reference room of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. You may call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. You also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth St., N.W. Room 1024, Washington, DC 20549, at prescribed rates.

     The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like us who file electronically with the SEC. The address of that website is www.sec.gov.

     We intend to furnish our stockholders with annual reports containing audited financial statements, and make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                                 DIADEXUS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
Report of Independent Accountants...........................   F-2
Balance Sheets..............................................   F-3
Statements of Operations....................................   F-4
Statements of Members' and Stockholders' Equity.............   F-5
Statements of Cash Flows....................................   F-6
Notes to Financial Statements...............................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of diaDexus, Inc.

     In our opinion, the accompanying balance sheets and the related statements of operations, of members' and stockholders' equity and of cash flows present fairly, in all material respects, the financial position of diaDexus, Inc. (a development stage company) at December 31, 2000 and 1999, and the results of its operations and its cash flows for the three years in the period ended December 31, 2000 and for the cumulative period from August 29, 1997 (date of inception) to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California

January 19, 2001, except as to


paragraphs 18 and 19 of Note 5 which


are as of February 5, 2001

                                 DIADEXUS, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                                      PRO FORMA
                                                                                                    STOCKHOLDERS'
                                                                 DECEMBER 31,                         EQUITY AT
                                                              ------------------   SEPTEMBER 30,    SEPTEMBER 30,
                                                               1999       2000         2001             2001
                                                              -------   --------   -------------   ---------------
                                                                                             (UNAUDITED)
ASSETS

Current Assets:
  Cash and cash equivalents.................................  $ 8,358   $ 13,043     $ 28,274
  Short-term investments....................................       --     33,874       43,629
  Interest receivable.......................................       --      1,556          999
  Prepaid expenses and other current assets.................      428      1,106        1,746
                                                              -------   --------     --------
    Total current assets....................................    8,786     49,579       74,648
Long-term investments.......................................       --     44,271        8,889
Property and equipment, net.................................    2,442      2,152        4,428
Notes receivable from employees.............................       --         --          404
Other assets................................................       69         70           71
                                                              -------   --------     --------
    Total assets............................................  $11,297   $ 96,072     $ 88,440
                                                              =======   ========     ========
LIABILITIES, MEMBERS' AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $    42   $    790     $    827
  Deferred revenue..........................................       --         --          513
  Accrued liabilities.......................................      459      1,108        1,455
  Convertible notes payable to related parties..............    5,000         --           --
  Due to related parties....................................      456        486           70
                                                              -------   --------     --------
    Total current liabilities...............................    5,957      2,384        2,865
Deferred rent...............................................       87         47           --
                                                              -------   --------     --------
    Total liabilities.......................................    6,044      2,431        2,865
                                                              -------   --------     --------
Commitments and contingencies (Notes 4 and 7)
Members' and Stockholders' Equity:
  Series A preferred capital; 4,400,000 units authorized,
    issued and outstanding at December 31, 1999, none
    authorized, issued or outstanding at December 31, 2000
    and September 30, 2001 (unaudited)......................    5,119         --           --               --
  Series B preferred capital; 4,400,000 units authorized,
    issued and outstanding at December 31, 1999, none
    authorized, issued or outstanding at December 31, 2000
    and September 30, 2001 (unaudited)......................      119         --           --               --
  Common capital; 2,200,000 units authorized, no units
    issued and outstanding at December 31, 1999, none
    authorized, issued or outstanding at December 31, 2000
    and September 30, 2001 (unaudited)......................       --         --           --               --
  Series A preferred stock, $0.01 par value; 4,400,000
    shares authorized, issued and outstanding at December
    31, 2000 and September 30, 2001 (unaudited), none pro
    forma (liquidation value: $15,000)......................       --         44           44               --
  Series B preferred stock, $0.01 par value; 4,400,000
    shares authorized, issued and outstanding at December
    31, 2000 and September 30, 2001 (unaudited), none pro
    forma (liquidation value: $10,000)......................       --         44           44               --
  Series C preferred stock, $0.01 par value; 13,500,000
    shares authorized at December 31, 2000, 13,225,807
    shares issued and outstanding at December 31, 2000 and
    September 30, 2001 (unaudited), none pro forma
    (liquidation value: $102,500)...........................       --        132          132               --
  Series D preferred stock, $0.01 par value; 21,000 shares
    authorized and 20,833 shares issued and outstanding at
    September 30, 2001 (unaudited), none pro forma
    (liquidation value: $250)...............................       --         --           --               --
  Common stock, $0.01 par value; 50,000,000 shares
    authorized at December 31, 2000, 2,076,698 shares and
    2,080,489 shares issued and outstanding at December 31,
    2000 and September 30, 2001 (unaudited), 24,127,129 pro
    forma...................................................       --         21           21              241
  Additional paid-in capital................................       15    128,060      132,565          132,565
  Deferred stock compensation...............................       --    (12,773)      (9,791)          (9,791)
  Notes receivable from stockholders........................       --     (1,591)      (1,669)          (1,669)
  Accumulated other comprehensive income (loss).............       --        481          943              943
  Deficit accumulated during the development stage..........       --    (20,777)     (36,714)         (36,714)
                                                              -------   --------     --------          -------
    Total members' and stockholders' equity.................    5,253     93,641       85,575           85,575
                                                              -------   --------     --------          =======
    Total liabilities, members' and stockholders' equity....  $11,297   $ 96,072     $ 88,440
                                                              =======   ========     ========


   The accompanying notes are an integral part of these financial statements.

                                 DIADEXUS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                            CUMULATIVE                           CUMULATIVE
                                                                           PERIOD FROM                           PERIOD FROM
                                                                            AUGUST 29,                           AUGUST 29,
                                                                               1997                                 1997
                                                                           (INCEPTION)     NINE MONTHS ENDED     (INCEPTION)
                                              YEAR ENDED DECEMBER 31,        THROUGH         SEPTEMBER 30,         THROUGH
                                           -----------------------------   DECEMBER 31,   -------------------   SEPTEMBER 30,
                                            1998       1999       2000         2000         2000       2001         2001
                                           -------   --------   --------   ------------   --------   --------   -------------
                                                                                              (UNAUDITED)        (UNAUDITED)
License revenue..........................  $    --   $     --   $     --     $     --     $     --   $      8     $      8
Collaborative research revenue...........       --         --         --           --           --        130          130
License revenue from related party.......       --        100         --          100           --         --          100
                                           -------   --------   --------     --------     --------   --------     --------
  Total revenues.........................       --        100         --          100           --        138          238
                                           -------   --------   --------     --------     --------   --------     --------
Operating expenses:
  Research and development (including
    stock compensation expense of $2,811,
    $2,811, $793, $4,118 and $6,929 for
    the year ended December 31, 2000, the
    cumulative period from inception
    through December 31, 2000, the nine
    months ended September 30, 2000, the
    nine months ended September 30, 2001
    and the cumulative period from
    inception through September 30, 2001,
    respectively)........................    6,761      9,461     12,297       28,920        7,182     13,882       42,802
  General and administrative (including
    stock compensation expense of
    $12,345, $12,345, $2,183, $3,114 and
    $15,460 for the year ended December
    31, 2000, the cumulative period from
    inception through December 31, 2000,
    the nine months ended September 30,
    2000, the nine months ended September
    30, 2001 and the cumulative period
    from inception through September 30,
    2001, respectively)..................    1,882      2,345     16,010       20,516        3,903      6,762       27,278
                                           -------   --------   --------     --------     --------   --------     --------
  Total operating expenses...............    8,643     11,806     28,307       49,436       11,085     20,644       70,080
                                           -------   --------   --------     --------     --------   --------     --------
Loss from operations.....................   (8,643)   (11,706)   (28,307)     (49,336)     (11,085)   (20,506)     (69,842)
Interest and other income................      715        540      5,034        6,421        3,359      4,570       10,991
Interest expense.........................       --       (120)       (73)        (193)         (73)                   (193)
                                           -------   --------   --------     --------     --------   --------     --------
Net loss.................................  $(7,928)  $(11,286)  $(23,346)    $(43,108)    $ (7,799)  $(15,936)    $(59,044)
                                           =======   ========   ========     ========     ========   ========     ========
Net loss per share, basic and diluted....                       $(217.14)                 $(117.96)  $ (20.09)
                                                                ========                  ========   ========
Shares used to compute net loss per
  share, basic and diluted...............                            108                        66        793
Pro forma net loss per share, basic and
  diluted................................                       $  (1.43)                 $  (0.45)  $  (0.70)
                                                                ========                  ========   ========
Shares used to compute pro forma net loss
  per share, basic and diluted...........                         16,364                    17,441     22,825


   The accompanying notes are an integral part of these financial statements.

                                 DIADEXUS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                STATEMENTS OF MEMBERS' AND STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                    SERIES A               SERIES B                              SERIES A
                                                   PREFERRED              PREFERRED                              PREFERRED
                                                    CAPITAL                CAPITAL             MEMBER              STOCK
                                              --------------------   --------------------   CONTRIBUTIONS   -------------------
                                                UNITS      DOLLARS     UNITS      DOLLARS    RECEIVABLE      SHARES     DOLLARS
                                              ----------   -------   ----------   -------   -------------   ---------   -------
Issuance, at inception, of Series A units at
 $3.41 per unit.............................   4,400,000   $15,000           --   $   --      $(11,000)            --      --
Issuance, at inception, of Series B units at
 $2.27 per unit.............................          --       --     4,400,000   10,000        (6,000)            --      --
Net loss....................................          --     (274)           --     (274)           --             --      --
                                              ----------   -------   ----------   -------     --------      ---------     ---
Balances at December 31, 1997...............   4,400,000   14,726     4,400,000    9,726       (17,000)            --      --
Proceeds received from Members..............          --       --            --       --        17,000             --      --
Stock-based compensation....................          --       --            --       --            --             --      --
Net loss....................................          --   (3,964)           --   (3,964)           --             --      --
                                              ----------   -------   ----------   -------     --------      ---------     ---
Balance at December 31, 1998................   4,400,000   10,762     4,400,000    5,762            --             --      --
Stock-based compensation....................          --       --            --       --            --             --      --
Net loss....................................          --   (5,643)           --   (5,643)           --             --      --
                                              ----------   -------   ----------   -------     --------      ---------     ---
Balances at December 31, 1999...............   4,400,000    5,119     4,400,000      119            --             --      --
Net loss to April 4.........................          --   (1,284)           --   (1,284)           --             --      --
Conversion to C corporation.................  (4,400,000)  (3,835)   (4,400,000)   1,165            --      4,400,000      44
Issuance of Series C preferred stock upon
 conversion of note payable to related
 party......................................          --       --            --       --            --             --      --
Issuance of Series C preferred stock, net of
 issuance costs of $7,322...................          --       --            --       --            --             --      --
Issuance of common stock....................          --       --            --       --            --             --      --
Deferred stock compensation.................          --       --            --       --            --             --      --
Amortization of deferred stock
 compensation...............................          --       --            --       --            --             --      --
Remeasurement of stock options..............          --       --            --       --            --             --      --
Notes receivable from stockholders, net of
 discount...................................          --       --            --       --            --             --      --
Comprehensive loss:
 Net loss from April 5......................          --       --            --       --            --             --      --
 Unrealized gain on available-for-sale
  securities................................          --       --            --       --            --             --      --
Comprehensive loss..........................
                                              ----------   -------   ----------   -------     --------      ---------     ---
Balances at December 31, 2000...............          --       --            --       --            --      4,400,000      44
                                              ----------   -------   ----------   -------     --------      ---------     ---
Issuance of Series D preferred stock
 (unaudited)................................          --       --            --       --            --             --      --
Issuance of common stock (unaudited)........          --       --            --       --            --             --      --
Deferred stock compensation (unaudited).....          --       --            --       --            --             --      --
Amortization of deferred stock compensation
 (unaudited)................................          --       --            --       --            --             --      --
Reversal of deferred compensation upon
 termination (unaudited)....................          --       --            --       --            --             --      --
Notes receivable from stockholders, net of
 discount (unaudited).......................          --       --            --       --            --             --      --
Comprehensive loss (unaudited):.............
 Net loss (unaudited).......................          --       --            --       --            --             --      --
 Unrealized gain on available-for-sale
  securities (unaudited)....................          --       --            --       --            --             --      --
Comprehensive loss (unaudited)..............          --       --            --       --            --             --      --
                                              ----------   -------   ----------   -------     --------      ---------     ---
Balances at September 30, 2001
 (unaudited)................................               $   --                 $   --      $     --      4,400,000     $44
                                              ==========   =======   ==========   =======     ========      =========     ===

                                                   SERIES B                                    SERIES D
                                                   PREFERRED              SERIES C            PREFERRED
                                                     STOCK            PREFERRED STOCK           STOCK            COMMON STOCK
                                              -------------------   --------------------   ----------------   -------------------
                                               SHARES     DOLLARS     SHARES     DOLLARS   SHARES   DOLLARS    SHARES     DOLLARS
                                              ---------   -------   ----------   -------   ------   -------   ---------   -------
Issuance, at inception, of Series A units at
 $3.41 per unit.............................         --     $--             --    $ --        --      $--            --     $--
Issuance, at inception, of Series B units at
 $2.27 per unit.............................         --      --             --      --        --      --             --      --
Net loss....................................         --      --             --      --        --      --             --      --
                                              ---------     ---     ----------    ----     ------     --      ---------     ---
Balances at December 31, 1997...............         --      --             --      --        --      --             --      --
Proceeds received from Members..............         --      --             --      --        --      --             --      --
Stock-based compensation....................         --      --             --      --        --      --             --      --
Net loss....................................         --      --             --      --        --      --             --      --
                                              ---------     ---     ----------    ----     ------     --      ---------     ---
Balance at December 31, 1998................         --      --             --      --        --      --             --      --
Stock-based compensation....................         --      --             --      --        --      --             --      --
Net loss....................................         --      --             --      --        --      --             --      --
                                              ---------     ---     ----------    ----     ------     --      ---------     ---
Balances at December 31, 1999...............         --      --             --      --        --      --             --      --
Net loss to April 4.........................         --      --             --      --        --      --             --      --
Conversion to C corporation.................  4,400,000      44             --      --        --      --             --      --
Issuance of Series C preferred stock upon
 conversion of note payable to related
 party......................................         --      --        322,580       3        --      --             --      --
Issuance of Series C preferred stock, net of
 issuance costs of $7,322...................         --      --     12,903,227     129        --      --             --      --
Issuance of common stock....................         --      --             --      --        --      --      2,076,698      21
Deferred stock compensation.................         --      --             --      --        --      --             --      --
Amortization of deferred stock
 compensation...............................         --      --             --      --        --      --             --      --
Remeasurement of stock options..............         --      --             --      --        --      --             --      --
Notes receivable from stockholders, net of
 discount...................................         --      --             --      --        --      --             --      --
Comprehensive loss:
 Net loss from April 5......................         --      --             --      --        --      --             --      --
 Unrealized gain on available-for-sale
  securities................................         --      --             --      --        --      --             --      --
Comprehensive loss..........................
                                              ---------     ---     ----------    ----     ------     --      ---------     ---
Balances at December 31, 2000...............  4,400,000      44     13,225,807     132        --      --      2,076,698      21
                                              ---------     ---     ----------    ----     ------     --      ---------     ---
Issuance of Series D preferred stock
 (unaudited)................................         --      --             --      --     20,833     --             --      --
Issuance of common stock (unaudited)........         --      --             --      --        --      --          3,791      --
Deferred stock compensation (unaudited).....         --      --             --      --        --      --             --      --
Amortization of deferred stock compensation
 (unaudited)................................         --      --             --      --        --      --             --      --
Reversal of deferred compensation upon
 termination (unaudited)....................         --      --             --      --        --      --             --      --
Notes receivable from stockholders, net of
 discount (unaudited).......................         --      --             --      --        --      --             --      --
Comprehensive loss (unaudited):.............
 Net loss (unaudited).......................         --      --             --      --        --      --             --      --
 Unrealized gain on available-for-sale
  securities (unaudited)....................         --      --             --      --        --      --             --      --
Comprehensive loss (unaudited)..............         --      --             --      --        --      --             --      --
                                              ---------     ---     ----------    ----     ------     --      ---------     ---
Balances at September 30, 2001
 (unaudited)................................  4,400,000     $44     13,225,807    $132     20,833     $--     2,080,489     $21
                                              =========     ===     ==========    ====     ======     ==      =========     ===

                                                                                      ACCUMULATED      DEFICIT
                                                           DEFERRED      NOTES           OTHER       ACCUMULATED
                                              ADDITIONAL    STOCK      RECEIVABLE    COMPREHENSIVE   DURING THE
                                               PAID-IN     COMPEN-        FROM          INCOME       DEVELOPMENT
                                               CAPITAL      SATION    STOCKHOLDERS      (LOSS)          STAGE       TOTAL
                                              ----------   --------   ------------   -------------   -----------   -------
Issuance, at inception, of Series A units at
 $3.41 per unit.............................   $     --    $    --      $    --          $ --         $     --     $ 4,000
Issuance, at inception, of Series B units at
 $2.27 per unit.............................         --         --           --            --               --       4,000
Net loss....................................                    --           --            --               --        (548)
                                               --------    --------     -------          ----         --------     -------
Balances at December 31, 1997...............         --         --           --            --               --       7,452
Proceeds received from Members..............         --         --           --            --               --      17,000
Stock-based compensation....................         10         --           --            --               --          10
Net loss....................................         --         --           --            --               --      (7,928)
                                               --------    --------     -------          ----         --------     -------
Balance at December 31, 1998................         10         --           --            --               --      16,534
Stock-based compensation....................          5         --           --            --               --           5
Net loss....................................         --         --           --            --               --     (11,286)
                                               --------    --------     -------          ----         --------     -------
Balances at December 31, 1999...............         15         --           --            --               --       5,253
Net loss to April 4.........................         --         --           --            --               --      (2,568)
Conversion to C corporation.................      2,582         --           --            --               --          --
Issuance of Series C preferred stock upon
 conversion of note payable to related
 party......................................      2,497         --           --            --               --       2,500
Issuance of Series C preferred stock, net of
 issuance costs of $7,322...................     92,549         --           --            --               --      92,678
Issuance of common stock....................      2,487         --           --            --               --       2,508
Deferred stock compensation.................     18,331    (18,331)          --            --               --          --
Amortization of deferred stock
 compensation...............................         --      5,558           --            --               --       5,558
Remeasurement of stock options..............      9,599         --           --            --               --       9,599
Notes receivable from stockholders, net of
 discount...................................         --         --       (1,591)           --               --      (1,591)
Comprehensive loss:
 Net loss from April 5......................         --         --           --            --          (20,778)    (20,778)
 Unrealized gain on available-for-sale
  securities................................         --         --           --           482               --         482
                                                                                                      --------     -------
Comprehensive loss..........................                                                                       (20,296)
                                               --------    --------     -------          ----         --------     -------
Balances at December 31, 2000...............    128,060    (12,773)      (1,591)          482         $(20,778)     93,641
                                               --------    --------     -------          ----         --------     -------
Issuance of Series D preferred stock
 (unaudited)................................        250         --           --            --               --         250
Issuance of common stock (unaudited)........          5         --           --            --               --           5
Deferred stock compensation (unaudited).....      4,584     (4,584)          --            --               --          --
Amortization of deferred stock compensation
 (unaudited)................................         --      7,232           --            --               --       7,232
Reversal of deferred compensation upon
 termination (unaudited)....................       (334)       334           --            --               --          --
Notes receivable from stockholders, net of
 discount (unaudited).......................         --         --          (78)           --               --         (78)
Comprehensive loss (unaudited):.............         --
 Net loss (unaudited).......................         --         --           --            --          (15,936)    (15,936)
 Unrealized gain on available-for-sale
  securities (unaudited)....................         --         --           --           461               --         461
                                                                                                                   -------
Comprehensive loss (unaudited)..............         --         --           --            --               --     (15,475)
                                               --------    --------     -------          ----         --------     -------
Balances at September 30, 2001
 (unaudited)................................   $132,565    $(9,791)     $(1,669)         $943         $(36,714)    $85,575
                                               ========    ========     =======          ====         ========     =======


   The accompanying notes are an integral part of these financial statements.

                                 DIADEXUS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                             CUMULATIVE                             CUMULATIVE
                                                                             PERIOD FROM                            PERIOD FROM
                                                                           AUGUST 29, 1997                        AUGUST 29, 1997
                                                                             (INCEPTION)     NINE MONTHS ENDED      (INCEPTION)
                                              YEAR ENDED DECEMBER 31,          THROUGH         SEPTEMBER 30,          THROUGH
                                           -----------------------------    DECEMBER 31,     ------------------    SEPTEMBER 30,
                                            1998       1999       2000          2000          2000       2001          2001
                                           -------   --------   --------   ---------------   -------   --------   ---------------
                                                                                                (UNAUDITED)         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...............................  $(7,928)  $(11,286)  $(23,346)     $(43,108)      $(7,799)  $(15,936)     $(59,044)
  Adjustments to reconcile net loss to
    net cash used in operating
    activities:
    Depreciation and amortization........    1,657      1,072      1,167         3,898           819      1,651         5,549
    Stock compensation expense...........       10          5     15,157        15,172         2,977      7,232        22,404
    Discount on notes receivable from
      stockholders.......................       --         --      1,281         1,281            --         --         1,281
    Imputed interest on notes receivable
      from stockholders..................       --         --        (12)          (12)           --        (78)          (90)
    Loss on disposal of property and
      equipment..........................       23          3         --            26            --         --            26
    Changes in operating assets and
      liabilities:
      Accounts receivable................       --         --         --            --            --         --            --
      Interest receivable................       --         --     (1,556)       (1,556)       (1,074)       557          (999)
      Prepaid expenses and other current
        assets...........................     (317)       (24)      (678)       (1,108)           75       (641)       (1,749)
      Accounts payable...................      239       (197)       748           790           299         37           827
      Accrued liabilities................      244       (177)       649           923           169        347         1,270
      Issuance of notes receivable to
        stockholders.....................       --         --       (465)         (465)           --         --          (465)
      Due to related parties.............      132     (2,234)       153        (1,764)          414       (416)       (2,180)
      Deferred revenue...................       --         --         --            --            --        513           513
      Deferred rent......................       14        (29)       (41)           46           (30)       (47)           (1)
                                           -------   --------   --------      --------       -------   --------      --------
        Net cash used in operating
          activities.....................   (5,926)   (12,867)    (6,943)      (25,877)       (4,150)    (6,781)      (32,658)
                                           -------   --------   --------      --------       -------   --------      --------
CASH PROVIDED BY (USED IN) INVESTING
  ACTIVITIES:
  Purchases of property and equipment....   (1,160)      (238)      (877)       (2,547)         (653)    (3,927)       (6,474)
  Proceeds from sale of equipment........       --          9         --             9            --         --             9
  Purchases of other assets..............       --         --         (1)           (1)           --         --            (1)
  Maturities of investments..............       --         --         --            --            --     47,747        47,747
  Purchases of investments...............       --         --    (77,664)      (77,664)      (62,461)   (21,659)      (99,323)
                                           -------   --------   --------      --------       -------   --------      --------
        Net cash provided by (used in)
          investing activities...........   (1,160)      (229)   (78,542)      (80,203)      (63,114)    22,161       (58,042)
                                           -------   --------   --------      --------       -------   --------      --------
CASH PROVIDED BY (USED IN) FINANCING
  ACTIVITIES:
  Discount on notes receivable from
    employees............................       --         --         --            --            --        102           102
  Imputed interest on notes receivable
    from employees.......................       --         --         --            --            --         (6)           (6)
  Issuance of notes receivable to
    employees............................       --         --         --            --            --       (500)         (500)
  Proceeds from issuance of convertible
    notes payable to related parties.....       --      5,000         --         5,000            --         --         5,000
  Repayment of convertible note payable
    to related party.....................       --         --     (2,621)       (2,621)       (2,621)        --        (2,621)
  Proceeds from related party
    contributions receivable.............   17,000         --         --        17,000            --         --        17,000
  Proceeds from issuance of Series A
    preferred units......................       --         --         --         2,953            --         --         2,953
  Proceeds from issuance of Series B
    preferred units......................       --         --         --         4,000            --         --         4,000
  Proceeds from issuance of Series C
    preferred stock, net of issuance
    costs................................       --         --     92,678        92,678        92,678         --        92,678
  Proceeds from issuance of Series D
    preferred stock, net of issuance
    costs................................       --         --         --            --            --        250           250
  Proceeds from issuance of common
    stock................................       --         --        113           113            84          5           118
                                           -------   --------   --------      --------       -------   --------      --------
        Net cash provided by (used in)
          financing activities...........   17,000      5,000     90,170       119,123        90,141       (149)      118,974
                                           -------   --------   --------      --------       -------   --------      --------
Net increase (decrease) in cash and cash
  equivalents............................    9,914     (8,096)     4,685        13,043        22,877     15,231        28,274
Cash and cash equivalents at beginning of
  period.................................    6,540     16,454      8,358            --         8,358     13,043            --
                                           -------   --------   --------      --------       -------   --------      --------
Cash and cash equivalents at end of
  period.................................  $16,454   $  8,358   $ 13,043      $ 13,043       $31,235   $ 28,274      $ 28,274
                                           =======   ========   ========      ========       =======   ========      ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Interest paid..........................  $    --   $     --   $    193      $    193       $   194   $     --      $    193
NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Conversion of notes payable into Series
    C preferred stock....................       --         --      2,500         2,500         2,500         --         2,500
  Construction in-progress funded by
    related party........................      106         --         --         2,305            --         --         2,305
  Capital contribution of property and
    equipment............................       --         --         --         1,047            --         --         1,047
  Issuance of common stock in exchange
    for notes receivable from
    stockholders.........................       --         --      2,395         2,395            --         --         2,395


   The accompanying notes are an integral part of these financial statements.

                                 DIADEXUS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY:

     diaDexus, Inc. (the "Company"), was founded as a Delaware limited liability company in August 1997 by SmithKline Beecham Corporation ("SmithKline Beecham") and Incyte Genomics, Inc. ("Incyte") (together, the "Members"). On April 4, 2000, the Company was converted to a Delaware corporation (see Note 2).


     The Company focuses on translating genomic sequence data into novel diagnostic and therapeutic products. Since its formation in 1997, the initial strategy of the Company has been to discover molecular targets and develop novel diagnostic products for the improved detection, classification and prognosis of diseases. The Company expanded its strategy to include therapeutic discovery and development. Where possible, the Company seeks to develop diagnostic and therapeutic products that are directed at the same molecular target, enabling a diagnostic/therapeutic tandem approach to detect and treat disease.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

INITIAL PUBLIC OFFERING

     In November 2000, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its Common Stock to the public.

UNAUDITED INTERIM RESULTS


     The accompanying balance sheet as of September 30, 2001, the statements of operations and of cash flows for the nine months ended September 30, 2000 and 2001 and for the period from August 29, 1997 (date of inception) to September 30, 2001, and the statement of stockholders' equity for the nine months ended September 30, 2001 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position and its results of operations and its cash flows for the nine months ended September 30, 2000 and 2001 and for the period from August 27, 1997 (date of inception) to September 30, 2001. The financial data and other information disclosed in these notes to the financial statements related to these periods are unaudited. The results for the nine months ended September 30, 2001 are not necessarily indicative of the results to be expected for the year ending December 31, 2001.


UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY


     If the Company's initial public offering is completed under the terms presently anticipated, all of the convertible preferred stock outstanding will automatically convert into common stock. Unaudited pro forma stockholders' equity at September 30, 2001, as adjusted for the assumed conversion of preferred stock, is set forth on the accompanying balance sheets.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of income and expenses during the reporting period. Actual results could differ from those estimates.

                                 DIADEXUS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

CONCENTRATION OF CREDIT RISK AND OTHER RISKS AND UNCERTAINTIES

     The Company's financial instruments that are subject to concentration of credit risk consist primarily of cash and cash equivalents and marketable securities. The Company's policy is to place its cash and cash equivalents and marketable securities with high credit quality financial institutions in order to limit the amount of credit exposure. The Company has not experienced any losses to date.

     The Company's future products may require approval from the U.S. Food and Drug Administration ("FDA") and may require approval from certain international regulatory agencies prior to commencing commercial sales. There can be no assurance that the Company's products will receive any of these required approvals. If the Company was denied such approvals or such approvals were delayed, it would have a material adverse impact on the Company's results of operations.

     The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, uncertainty of market acceptance of products, product liability and the need to obtain additional financing.

     SmithKline Beecham accounted for 100% of revenues during the year ended December 31, 1999.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of less than 90 days to be cash equivalents. Investments with maturities of less than one year from the balance sheet date and with original maturities greater than 90 days are considered short-term investments. Investments consist primarily of money market accounts, commercial paper, certificates of deposit and other short-term instruments. These investments typically bear minimal risk. This minimization of risk is consistent with the Company's policy to maintain high liquidity and ensure safety of principal.

INVESTMENTS

     The Company's short-term and long-term investments are classified as available-for-sale. Available-for-sale securities are carried at fair value based on quoted market prices, with the unrealized gains and losses included in accumulated other comprehensive income within stockholders' equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest and other income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are also included in interest and other income. Interest and dividends on securities classified as available-for-sale are also included in interest and other income. The cost of securities sold is based on the specific identification method.

     The amortized cost and fair value of securities, with gross unrealized gains and losses, were as follows (in thousands):

                                                    DECEMBER 31, 2000
                                     ------------------------------------------------
                                                   GROSS        GROSS
                                     AMORTIZED   UNREALIZED   UNREALIZED
                                       COST        GAINS        LOSSES     FAIR VALUE
                                     ---------   ----------   ----------   ----------
Debt securities:
  Corporate bonds..................   $77,663       $493         $(11)      $78,145
                                      =======       ====         ====       =======

                                 DIADEXUS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     The fair value of available-for-sale debt securities by contractual maturity at December 31, 2000 was as follows (in thousands):

Within 1 year...............................................   $33,874
Greater than 1 year, less than 5 years......................    44,271
                                                               -------
                                                               $78,145
                                                               =======

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Assets contributed by the Members during 1997 were recorded at amounts equal to the Members' net carrying value. Laboratory equipment, computers, software, and office furniture are depreciated over three years. Leasehold improvements are recorded at cost and amortized over the term of the non-cancelable lease or their useful life, whichever is shorter. Maintenance and repairs are expensed as incurred.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company reviews long-lived assets for impairment whenever events or circumstances suggest that the carrying amount of those assets may not be fully recoverable or that the estimated useful life of those assets has changed significantly. When expected future undiscounted cash flows that are expected to be generated by an asset are less than its carrying amount, then an impairment loss is recognized and the asset is written down to its estimated fair value.

REVENUE RECOGNITION


     The amount received from SmithKline Beecham under a non-refundable license arrangement was recognized during 1999 as the earnings process was completed pursuant to the terms of the agreement and no remaining performance obligation existed. Any amounts received in advance of completing the earnings process are recorded as deferred revenue. As of July 11, 2001 (all amounts unaudited), the Company entered into a research and license agreement with Fujirebio, Inc. Pursuant to the agreement, the Company will receive an aggregate amount of $1,750,000 in the form of an upfront license fee, an anniversary fee and research support payments. The upfront license fee will be recognized as revenue over the three-year term of the agreement and the anniversary payment will be recognized over the remaining two-year term of the agreement. The research support payments will be recognized as revenue as the research work is performed and the related research costs are incurred. As of September 30, 2001, $513,000 was received as upfront license fee and research support payments prior to completion of the earnings process. This amount was recorded as deferred revenue as of September 30, 2001. The Company's revenue recognition practices are in accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements."


RESEARCH AND DEVELOPMENT

     The Company recognizes research and development expense as incurred.

INCOME TAXES

     From the Company's inception through April 4, 2000, no provision or benefit for federal or state income taxes was recorded in the financial statements as the Company was a limited liability company and, therefore, was taxed as a partnership. Rather, the federal and state income tax effects of the

                                 DIADEXUS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Company's results of operations were recorded by the Members in their respective income tax returns. On April 4, 2000, in connection with completing the Series C preferred stock financing, the Company became subject to the C corporation provisions of the Internal Revenue Code. Accordingly, any earnings after this date will be taxed at federal and state corporate income tax rates.

     Current income tax expense (benefit) is the amount of income taxes expected to be payable (refundable) for the current year. A deferred income tax asset or liability is computed for the expected future impact of the differences between the financial reporting and tax bases of assets and liabilities as well as the expected future tax benefit to be derived from tax loss and tax credit carryforwards. Deferred income tax expense (benefit) is generally the net change during the year in the deferred income tax assets or liability. A valuation allowance is established when necessary to reduce deferred tax assets to the amount more likely than not to be realized in future tax returns.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), Financial Accounting Standards Board Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans" ("FIN No. 28"), Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB No. 25" ("FIN No. 44") and complies with the pro forma disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

     Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant between the estimated fair value of the Company's common stock and the exercise price. SFAS No. 123 defines a "fair value" based method of accounting for employee stock options. Pro forma disclosures of the difference between compensation expense included in net loss and the related cost measured by the fair value method are presented in Note 5.

     The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" ("EITF No. 96-18").

COMPREHENSIVE INCOME (LOSS)

     The Company accounts for comprehensive income in accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and displaying comprehensive income (loss) and its components. Comprehensive income
(loss) refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income (loss) but excluded from net income (loss).

NET LOSS PER SHARE


     For the year ended December 31, 2000 and for the nine months ended September 30, 2000 and 2001 (unaudited), the Company computed basic net loss per share by dividing net loss by the weighted average number of common shares outstanding. Diluted net loss per share is computed using the weighted-average number of shares of Common Stock outstanding and, when dilutive, potential common shares related to options and warrants to purchase common stock using the treasury stock method and from convertible

                                 DIADEXUS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

securities using the if-converted method. These potential common shares are antidilutive and, therefore, have been excluded from the calculation of diluted net loss per share.

     The following potentially dilutive common shares were excluded from the calculation of diluted net loss per share because their effect was antidilutive (in thousands):


                                                                          NINE MONTHS
                                                                             ENDED
                                                          YEAR ENDED     SEPTEMBER 30,
                                                         DECEMBER 31,   ---------------
                                                             2000        2000     2001
                                                         ------------   ------   ------
                                                                          (UNAUDITED)
Convertible preferred stock............................     22,026      22,026   22,047
Common stock options...................................      1,495       2,287    1,982
Preferred stock warrant................................        129         129      129
                                                            ------      ------   ------
                                                            23,650      24,442   24,158
                                                            ======      ======   ======



     As there were no common shares or potential common shares outstanding during 1998 or 1999, net loss per share for these years is not presented in the statements of operations.


PRO FORMA NET LOSS PER SHARE (UNAUDITED)

     Pro forma basic and diluted net loss per share is calculated using the weighted average number of shares of Common Stock outstanding, including convertible preferred shares (using the if-converted method) that will automatically convert to shares of Common Stock immediately prior to completion of the initial public offering as if they had been converted on April 6, 2000, their original date of issuance. Potentially dilutive common shares related to stock options and warrants were excluded from this calculation because their effect was antidilutive. The following table sets forth the calculation of basic and diluted pro forma net loss per share (in thousands, except per share data):


                                                                     NINE MONTHS ENDED
                                                       YEAR ENDED      SEPTEMBER 30,
                                                      DECEMBER 31,   ------------------
                                                          2000        2000       2001
                                                      ------------   -------   --------
                                                                        (UNAUDITED)
Net loss............................................    $(23,346)    $(7,799)  $(15,936)
                                                        ========     =======   ========
Weighted-average shares used in basic and diluted
  net loss per share................................         108          66        793
Adjustment to reflect weighted-average effect of
  assumed conversion of preferred stock.............      16,256      17,375     22,032
                                                        --------     -------   --------
Weighted-average shares used in pro forma basic and
  diluted net loss per share........................      16,364      17,441     22,825
Pro forma basic and diluted net loss per share......    $  (1.43)    $ (0.45)  $  (0.70)



RECENT ACCOUNTING PRONOUNCEMENTS



     Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. To date, the Company has not engaged in derivative and hedging activities, and therefore the adoption had no impact on our financial statements.

                                 DIADEXUS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


     In July 2001, the Financial Accounting Standards Board ("FASB")issued SFAS No. 141 "Business Combinations" which establishes financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." SFAS No. 141 requires that all business combinations be accounted for using one method, the purchase method. The provisions of this statement apply to all business combinations initiated after June 30, 2001. The Company will adopt SFAS No. 141 during the first quarter of fiscal 2002, and this adoption is expected to have no impact on the Company's financial reporting and related disclosures.



     In July 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets," which establishes financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition, and after they have been initially recognized in the financial statements. The provisions, of this statement are effective for fiscal years beginning after December 15, 2001. The Company will adopt SFAS No. 142 during the first quarter of fiscal 2002, and this adoption is expected to have no material impact on the Company's financial reporting and related disclosures.



     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in that it removes goodwill from its impairment scope and allows for different approaches in cash flow estimation. However, SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of. SFAS No. 144 also supercedes the business segment concept in APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" in that it permits presentation of a component of an entity, whether classified as held for sale or disposed of, as a discontinued operation. However, SFAS No. 144 retains the requirement of APB Opinion No. 30 to report discontinued operations separately from continuing operations. The Company is required to adopt the provisions of SFAS No. 144 effective January 1, 2002, with earlier application encouraged. The Company believes that the implementation of this standard will not have a material effect on the Company's results of operations and financial position.


NOTE 3 -- BALANCE SHEET COMPONENTS

     Property and equipment consist of the following (in thousands):


                                                     DECEMBER 31,      NINE MONTHS ENDED
                                                   -----------------     SEPTEMBER 30,
                                                    1999      2000           2001
                                                   -------   -------   -----------------
                                                                          (UNAUDITED)
Laboratory, computer and office equipment........  $ 2,523   $ 3,382        $ 4,401
Leasehold improvements...........................    2,631     2,649          2,611
                                                   -------   -------        -------
Total............................................    5,154     6,031          7,012
Less: Accumulated depreciation and
  amortization...................................   (2,712)   (3,879)        (2,584)
                                                   -------   -------        -------
                                                   $ 2,442   $ 2,152        $ 4,428
                                                   =======   =======        =======

                                 DIADEXUS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     Accrued liabilities consist of the following (in thousands):

                                                              DECEMBER 31,
                                                              -------------
                                                              1999    2000
                                                              ----   ------
Payroll and related.........................................  $230   $  424
Outside services............................................    --      347
Deposits....................................................    45       72
Other.......................................................   184      265
                                                              ----   ------
                                                              $459   $1,108
                                                              ====   ======

NOTE 4 -- COMMITMENTS AND CONTINGENCIES

     The Company has an operating lease for laboratory and office facilities in Santa Clara, California through September 30, 2002. The Company has an option to renew the lease through September 2007. Minimum future lease payments under the non-cancelable lease as of December 31, 2000 are as follows (in thousands):

YEAR ENDING
DECEMBER 31,
------------
2001........................................................   $  818
2002........................................................      624
                                                               ------
                                                               $1,442
                                                               ======


     Rent expense was $825,000, $838,000 and $804,000 for the years ended December 31, 1998, 1999 and 2000, respectively. A security deposit of $67,000 relating to the facility lease was paid by SmithKline Beecham and is included in due to related parties in the accompanying balance sheets.


     The Company has subleased a portion of its leased office facilities under a non-cancelable lease agreement since 1998. Rental income for the years ended December 31, 1998, 1999 and 2000 was $117,000, $202,000 and $299,000,
respectively. The aggregate minimum future lease payments to be received by the Company under the sublease are $712,000.

     The Company entered into a collaboration agreement with the University of Pittsburgh Medical Center effective October 1, 2000 to analyze RNA expression in human cancer tissues. Under this agreement, the University of Pittsburgh Medical Center will perform RNA expression analysis on human cancer and corresponding non-malignant tissues to establish genotypic classifications. The Company will pay the University of Pittsburgh Medical Center approximately $1,218,000 over the three year term of this agreement.


     The Company entered into a one-year agreement with Agilent Technologies, Inc. in August 2000 for early access to Agilent's DNA microarray technology. Under the terms of the agreement, the Company will purchase a number of custom in-situ microarrays at a cost of approximately $405,000.


     The Company has entered into employment agreements with certain key executive officers. Such agreements provide for severance payments and, in one case, provide for accelerated vesting following a change in control of the Company.


     In July 2001, the Company entered into a facility lease agreement expiring in September 2003 (unaudited). Total minimum lease payments at the date of signing amounted to $1,961,016 (unaudited).

                                 DIADEXUS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 -- MEMBERS' AND STOCKHOLDERS' EQUITY:

PREFERRED UNITS AND STOCK

     In September 1997, the Company issued 4,400,000 Series A Preferred units, no par value, to SmithKline Beecham, at $3.41 per unit. At the time these units were issued, the Company received an initial capital contribution of $4,000,000 in cash and assets and a contractual commitment for additional cash contributions of $7,000,000 and $4,000,000 which were received on April 15, 1998 and July 15, 1998, respectively. Upon conversion of the Company from a limited liability company into a C corporation, the Series A Preferred units were exchanged for shares of Series A Preferred Stock on a one-to-one basis. The Series A Preferred Stock converts automatically to Common Stock upon completion of an initial public offering by the Company that results in net proceeds of at least $20,000,000 and an offering price of at least $10.00 per share.

     In September 1997, the Company also issued 4,400,000 Series B Preferred units, no par value, to Incyte at $2.27 per share. At the time these units were issued, the Company received an initial capital contribution of $4,000,000 in cash and a contractual commitment for additional cash contributions of $2,000,000 and $4,000,000 which were received on April 15, 1998 and July 15, 1998, respectively. Upon conversion of the Company from a limited liability company into a C corporation, the Series B Preferred units were exchanged for shares of Series B Preferred Stock on a one-to-one basis. The Series B Preferred Stock converts automatically to Common Stock upon completion of an initial public offering by the Company that results in net proceeds of at least $20,000,000 and an offering price of at least $10.00 per share.

     In April 2000, the Company issued 13,225,807 shares of Series C Preferred Stock, $0.01 par value, at $7.75 per share. Net proceeds were approximately $92,678,000 after cash offering expenses of $7,322,000. The Series C Preferred Stock converts automatically to Common Stock upon completion of an initial public offering by the Company that results in net proceeds of at least $20,000,000 and an offering price of at least $10.00 per share.

     In connection with the sale of Series C Preferred Stock, the Company issued a warrant in June 2000 to purchase 129,032 shares of Series C Preferred Stock at $7.75 per share to the placement agent. The Series C Preferred Stock warrant converts automatically to a Common Stock warrant upon completion of an initial public offering by the Company that results in net proceeds of at least $20 million and an offering price of at least $10.00 per share. The warrant becomes exercisable in 2005. The Company valued this warrant using the Black-Scholes option pricing model with the following assumptions: expected life of five years; risk free interest rate of 6.23%; expected dividend yield of zero, and volatility of 85%. The fair value of the warrant of $846,367 is included in the carrying value of the Series C Preferred Stock.

     At December 31, 2000, the Company has reserved 22,154,839 shares of Common Stock for future issuance upon the conversion of the Preferred Stock.


     In connection with signing of the Fujirebio research and license agreement in July 2001 (all amounts unaudited), the Company issued 20,833 shares of Series D Preferred Stock, $0.01 par value, at $12 per share. The Series D Preferred Stock converts automatically to Common Stock upon completion of an initial public offering by the Company that results in net proceeds of at least $20,000,000 and an offering price of at least $10.00 per share.


DIVIDENDS

     In the event dividends are paid on any share of Common Stock, an additional dividend must be paid with respect to all outstanding shares of Preferred Stock in an amount per share (on an as-if-converted

                                 DIADEXUS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


basis) equal to the amount paid or set aside for each share of Common Stock, whenever funds are legally available. Such dividends are payable when, as and if declared by the Board of Directors. No dividends accrue unless declared by the Board of Directors. As of December 31, 2000 and September 30, 2001 (unaudited), no dividends had been declared.


LIQUIDATION PREFERENCE


     In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, holders of the Series A, Series B, Series C and Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets to the holders of the Common Stock, an amount per share equal to $3.41 for each outstanding share of Series A Preferred Stock, $2.27 for each outstanding share of Series B Preferred Stock, $7.75 for each outstanding share of Series C Preferred Stock and $12 for each outstanding share of Series D Preferred Stock, plus any declared but unpaid dividends on such shares of Series A, Series B, Series C or Series D Preferred Stock. If upon the occurrence of such an event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A, Series B, Series C and Series D Preferred Stock in proportion to the aggregate liquidation preference of such stock owned by each such holder.


     Upon completion of the distributions described above, all of the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

VOTING RIGHTS


     Holders of Series A, Series B, Series C and Series D Preferred Stock are entitled to one vote for each share of Common Stock into which such shares can be converted. The holders of the outstanding shares of Series A and Series B Preferred Stock, voting as separate classes, are each entitled to elect one member to the Company's Board of Directors and the holders of the outstanding shares of Series C Preferred Stock, voting as a separate class, are entitled to elect two members to the Company's Board of Directors. Any remaining board members will be elected by the holders of Common Stock and the holders of Preferred Stock voting together as a single class.


REGISTRATION RIGHTS

     The holders of the Company's Preferred Stock have the right to require the Company to register their shares with the Securities and Exchange Commission so that those shares may be publicly resold or to include their shares in any registration statement filed by the Company.

CONVERSION RIGHTS


     Shares of Series A, Series B, Series C and Series D Preferred Stock are convertible into shares of Common Stock at the option of the holder, or automatically upon completing a public offering of at least $20,000,000 of Common Stock at an offering price of at least $10.00 per share, upon the written consent of the holders of at least 80% of the then outstanding shares of Series A, Series B, Series C and Series D Preferred Stock voting together as a single class on an as-if-converted basis. The conversion rate is one share of Common Stock for one share of Preferred Stock (subject to certain adjustments).

                                 DIADEXUS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

COMMON STOCK

     As of December 31, 2000, the Company had issued 2,076,698 shares of Common Stock, $0.01 par value, primarily in connection with the exercise of stock options. No dividends have been declared. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, holders of Common Stock shall be entitled to receive the remaining assets of the Company after distribution to holders of Preferred Stock, pro rata based on the number of shares of Common Stock held by each holder.

     In March 2000 the Company committed to grant a warrant to purchase 50,000 shares of Common Stock at $1.20 per share for services to be received. This warrant has not been granted as of December 31, 2000.


     In the nine months ended September 30, 2001, the Company issued 3,791 (unaudited) shares of Common Stock, $0.01 par value, in connection with the exercise of stock options.


STOCK OPTION PLANS

     In January 1998, the Company's Board of Directors adopted the 1997 Incentive Plan ("1997 Plan") under which 1,200,000 shares of the Company's Common Units ("Units") were reserved for issuance to employees and consultants of the Company. During 1999, the Company increased the number of Units reserved for future issuance by 1,000,000. Options granted under the 1997 Plan are for terms not to exceed ten years. If the option is granted to an individual who, at the time of grant, owns a membership interest in the Company representing more than 10% of the voting power of all classes of membership interest of the Company or any parent or subsidiary, the exercise price of the option must be at least 110% of the estimated fair value of the Units at the date of grant. Exercise prices of options granted to all other persons must be at least 85% of the estimated fair value of the Units at the date of grant. Options under the 1997 Plan generally vest over four years. The 1997 Plan expires in 2008.

     In April 2000, all of the Units originally granted under the 1997 Plan were converted into options to acquire shares of Common Stock under the 2000 Equity Incentive Plan (the "2000 Plan"), which provides for the issuance of options to purchase up to 2,200,000 shares of the Company's Common Stock. The Board of Directors has the authority to determine to whom options will be granted, the number of shares, the term and exercise price (which cannot be less than the estimated fair value at date of grant for incentive stock options or 85% of the estimated fair value for nonstatutory stock options). Historically, estimated fair value has been determined by the Board of Directors. If an employee owns stock representing more than 10% of the outstanding shares, the price of each share shall be at least 110% of estimated fair value. Options generally vest ratably over four years and expire within ten years of the date of the grant. In June 2000, the Company reserved an additional 2,500,000 shares of Common Stock under the 2000 Plan.


     In February 2001, the Company's Board of Directors adopted the 2000 Employee Stock Purchase Plan (the "2000 ESPP") under which a total of 350,000 shares of Common Stock were approved for issuance.



     In February 2001, the Company's Board of Directors adopted the 2001 Equity Incentive Plan (the "2001 Plan") which will become effective upon completion of the Company's initial public offering. Under the 2001 Plan, a total of 2,500,000 shares of Common Stock will be reserved for issuance in addition to any shares of Common Stock that remain reserved for issuance under the 2000 Plan at the time of completion of the Company's initial public offering.

                                 DIADEXUS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     Stock option activity under the Company's plans is as follows:


                                                                      OUTSTANDING OPTIONS
                                                                     ---------------------
                                                                                  WEIGHTED
                                                        OPTIONS                   AVERAGE
                                                     AVAILABLE FOR   NUMBER OF    EXERCISE
                                                         GRANT        OPTIONS      PRICE
                                                     -------------   ----------   --------
Options reserved at the plan inception............     1,200,000             --    $  --
Options granted...................................      (760,500)       760,500     0.36
Options canceled..................................        44,250        (44,250)    0.35
                                                      ----------     ----------
Balances, December 31, 1998.......................       483,750        716,250     0.36
Additional shares reserved........................     1,000,000             --       --
Options granted...................................    (1,055,083)     1,055,083     0.75
Options canceled..................................       433,738       (433,738)    0.47
                                                      ----------     ----------
Balances, December 31, 1999.......................       862,405      1,337,595     0.63
Additional shares reserved........................     2,500,000             --       --
Options granted...................................    (2,438,213)     2,438,213     1.85
Options exercised.................................            --     (2,076,498)    1.21
Options canceled..................................       204,303       (204,303)    0.68
                                                      ----------     ----------
Balances, December 31, 2000.......................     1,128,495      1,495,007     1.81
Options granted (unaudited).......................      (663,375)       663,375     5.09
Options exercised (unaudited).....................            --         (3,791)    1.30
Options canceled (unaudited)......................       172,672       (172,672)    1.79
                                                      ----------     ----------
Balances, September 30, 2001 (unaudited)..........       637,792      1,981,919     2.91
                                                      ==========     ==========


     The following summarizes information about stock options outstanding at December 31, 2000:

                   OPTIONS OUTSTANDING
           -----------------------------------   OPTIONS EXERCISABLE
                         WEIGHTED                --------------------
                         AVERAGE      WEIGHTED              WEIGHTED
                        REMAINING     AVERAGE                AVERAGE
EXERCISE               CONTRACTUAL    EXERCISE              EXERCISE
 PRICES     NUMBER     LIFE (YEARS)    PRICE      NUMBER      PRICE
--------   ---------   ------------   --------   --------   ---------
 $0.35        97,354       7.13        $0.35      64,159      $0.35
  0.75       258,294       8.29         0.75      67,697       0.75
  1.20        58,812       9.16         1.20          --         --
  1.30       680,834       9.54         1.30          --         --
  1.80       146,713       9.88         1.80          --         --
  5.00       253,000       9.96         5.00          --         --
           ---------                             -------
           1,495,007       9.26         1.81     131,856       0.56
           =========                             =======

     The weighted average grant date fair value of options granted during the years ended December 31, 1998, 1999 and 2000, was $0.07, $0.14 and $7.41,
respectively.

                                 DIADEXUS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


     The following summarizes information about stock options outstanding and exercisable by exercise price at September 30, 2001 (unaudited):



                   OPTIONS OUTSTANDING
           -----------------------------------   OPTIONS EXERCISABLE
                         WEIGHTED                --------------------
                         AVERAGE      WEIGHTED              WEIGHTED
                        REMAINING     AVERAGE                AVERAGE
EXERCISE               CONTRACTUAL    EXERCISE              EXERCISE
 PRICES     NUMBER     LIFE (YEARS)    PRICE      NUMBER      PRICE
--------   ---------   ------------   --------   --------   ---------
 $0.35        79,854       6.36        $0.35      67,329      $0.35
  0.75       229,356       7.56         0.75      86,647       0.75
  1.20        58,812       8.42         1.20      14,759       1.20
  1.30       576,709       8.76         1.30     262,363       1.30
  1.80       134,813       9.13         1.80         255       1.80
  5.00       902,375       9.56         5.00          --       0.00
           ---------                             -------
           1,981,919       8.90         2.91     431,353       1.04
           =========                             =======



     The weighted average grant date fair value (unaudited) of options granted during nine months ended September 30, 2001 was $7.75.


     Had compensation cost for the Company's stock options been calculated based upon the fair value at the date of grant, the Company's net loss and net loss per share would have increased to the pro forma amounts shown in the table that follows:


                                                                             NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                          ------------------------------   ----------------------
                                           1998       1999        2000       2000        2001
                                          -------   ---------   --------   --------   -----------
                                                    (AUDITED)                   (UNAUDITED)
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss:
  As reported...........................  $(7,928)  $(11,286)   $(23,346)  $ (7,799)   $(15,936)
  Pro forma.............................   (7,943)   (11,313)    (24,002)    (7,819)    (16,616)
Basic and diluted net loss per share:
  As reported...........................                        $(217.14)  $(117.96)   $ (20.09)
  Pro forma.............................                         (223.24)   (118.42)     (20.95)



     The fair value of each option grant is estimated at the grant date using the minimum value method, assuming an expected option term of four years, no dividend yield, and risk-free interest rates of 4.43% to 5.54%, 5.11% to 5.86% and 5.10% to 6.20% for the years ended December 31, 1998, 1999 and 2000, respectively, 5.86% to 6.20% for the nine months ended September 30, 2000 (unaudited) and 4.51% to 4.88% for the nine months ended September 30, 2001 (unaudited).


DEFERRED STOCK COMPENSATION


     For the year ended December 31, 2000, the Company recorded $18,331,000 of deferred stock compensation in accordance with APB No. 25, SFAS No. 123 and EITF Issue No. 98-16 from the grant of stock options to employees, directors and consultants. For the nine months ended September 30, 2001, the Company recorded $4,584,000 (unaudited) of deferred stock compensation. The difference between exercise price of the option granted and the estimated fair value of Common Stock on the grant date is recognized as deferred stock compensation. Stock compensation expense is being recognized over the vesting period of the related options in accordance with FIN No. 28. The Company amortized $5,558,000,

                                 DIADEXUS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


$2,977,000 (unaudited) and $7,232,000 (unaudited) of stock-based compensation expense during the year ended December 31, 2000 and the nine months ended September 30, 2000 and 2001, respectively.


     In November 2000, the Company modified certain outstanding stock options which were then exercised in exchange for full recourse non-interest bearing notes. In accordance with APB 25 and FIN No. 44, the associated remeasurement of such options resulted in a one-time compensation charge in the statements of operations for the year ended December 31, 2000 of $9,599,000.

     The notes mature over periods ranging from seven to ten years. The discount associated with the use of non-interest bearing notes was calculated using an interest rate of 6.5% and a weighted average term of 9.44 years, and resulted in an immediate compensation charge of $1,281,000, of which $790,000 was allocated to general and administrative expense and $491,000 was allocated to research and development expense. The discount will be recognized as interest income over the life of the loans.

401(k) SAVINGS PLAN

     In January 1998, the Company has established a qualified savings plan for employees under Section 401(k) (the "401(k) Plan") of the Internal Revenue Service Code, in which employees may defer as much as 15% of their pretax annual salary up to the statutory limits. The 401(k) Plan permits discretionary matching and profit sharing contributions to be made by the Company. As of December 31, 2000, the Company has not made any contributions to the 401(k) Plan.

NOTE 6 -- INCOME TAXES:

     On April 5, 2000, the Company became subject to the C corporation provisions of the Internal Revenue Code. No provision or benefit for income taxes has been recognized since April 5, 2000 as the Company has incurred net operating losses.

     The significant components of deferred tax assets and liabilities are as follows (in thousands):

                                                               DECEMBER 31,
                                                                   2000
                                                               ------------
Net operating loss carryforwards............................      $  212
Depreciation and amortization...............................       2,635
Research tax credit carryforwards...........................         530
Other.......................................................          45
                                                                  ------
  Total deferred tax assets.................................       3,422
Deferred interest income....................................         620
Less: Valuation allowance...................................       2,802
                                                                  ------
Net deferred taxes..........................................      $   --
                                                                  ======

     The Company has provided a full valuation allowance for its deferred tax assets at December 31, 2000 due to the uncertainty surrounding the future realization of such assets.

     At December 31, 2000, the Company had state and federal net operating loss carryforwards of $532,000 which expire in 2005 and 2020, respectively, and federal and state research tax credit carryforwards of $530,000 which expire in 2020. Utilization of federal and state net operating loss and tax credit carryforwards may be subject to an annual limitation due to the "change in ownership" provisions of the Internal Revenue Code.

                                 DIADEXUS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 -- RELATED PARTY TRANSACTIONS:

     In connection with forming the Company, SmithKline Beecham, Incyte and the Company entered into several agreements during September 1997, including an Operating Agreement (the "Operating Agreement") and a Master Strategic Relationship Agreement (the "Master Agreement"). The Operating Agreement served as the Company's by-laws while the Master Agreement documents certain specific matters regarding the operation of the Company. During September 1997, the Company issued 4,400,000 shares of Series A Preferred units to SmithKline Beecham in exchange for an initial capital contribution of $4,000,000 in cash and assets and a contractual commitment for additional cash contributions of $11,000,000, which was received in two installments on April 15 and July 15, 1998. Concurrently, the Company issued 4,400,000 shares of Series B Preferred units to Incyte in exchange for an initial capital contribution of $4,000,000 in cash and a contractual commitment for additional cash contributions of $6,000,000, which was received in two installments on April 15 and July 15, 1998.

     The Operating Agreement specified that the limited liability company would merge into a C corporation at the earliest of (i) the eighteen month anniversary of the Company's formation (March 1999); (ii) any time after January 1, 1999, if the Company's cash balance falls below $2,000,000, or (iii) the mutual agreement of SmithKline Beecham and Incyte. Pursuant to the Operating Agreement, the conversion of the Company into a C corporation was deferred until completion of the Series C Preferred Stock financing in April 2000.

     In addition to the above contributions, SmithKline Beecham has granted the Company various exclusive rights under a Collaboration and License Agreement entered into by SmithKline Beecham, Incyte and the Company in September 1997. Under this agreement, as amended, SmithKline Beecham has granted to the Company an exclusive sublicenseable license under certain of its patents and know-how with respect to genes and gene products for use as diagnostics through September 2, 2001. In September 1997, the Company also entered into a Collaborative LifeSeq Agreement and a Collaborative PathoSeq Database Agreement with Incyte. Under these agreements, as amended and described below, Incyte has provided the Company with non-exclusive access to certain of its gene sequence and expression databases for research, diagnostic and therapeutic applications until September 2003. These non-cash assets received as capital contributions from SmithKline Beecham and Incyte were recorded at zero value, which was equal to the carrying value of such assets by SmithKline Beecham and Incyte.

     Under the Collaboration and License Agreement as currently in effect, the Company pays no milestones, royalties or other payments to SmithKline Beecham but is obligated to pay pass-through royalties to Human Genome Sciences on sales of products derived from the use of genes discovered by Human Genome Sciences. In addition, although the Company has no plans to develop any therapeutic products based on SmithKline Beecham's intellectual property, in the event the Company does so, SmithKline Beecham has an exclusive license to the Company's know-how or patents related to any such therapeutic products until September 2005. In order to license the Company's products under this arrangement, SmithKline Beecham must make milestone payments of up to an aggregate of $4,000,000 for each patented product and up to an aggregate of $1,600,000 for each product for which a patent is pending. As of December 31, 2000, no such milestone payments have been received or recognized by the Company.

     On September 28, 1998, the Company entered into a Service Agreement with SmithKline Beecham. Under this agreement, SmithKline Beecham provided the Company personnel support to identify diagnostic leads and research for a period of one year. Pursuant to this agreement, the Company incurred costs which were charged to research and development of $50,000 and $150,000 during the years ended December 31, 1998 and 1999, respectively. No such costs were incurred during the year ended December 31, 2000.

                                 DIADEXUS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     On November 1, 1998, the Company entered into a GEM Services Agreement with Incyte which was subsequently amended on September 1, 1999, pursuant to which the Company obtains gene preparation and expression services from Incyte which the Company uses to generate gene expression information and data. The Company paid Incyte for its services pursuant to a pricing schedule for the production of standard and custom microarrays, which pricing schedule was substantially similar to that contained in GEM Services Agreements between Incyte and unrelated third parties. The GEM Services Agreement expired on November 1, 2000. Pursuant to this agreement, the Company incurred costs which were charged to research and development of $72,000, $1,479,000 and $95,000 during the years ended December 31, 1998, 1999 and 2000, respectively.

     In February 1999, the Company entered into a license agreement with SmithKline Beecham Clinical Laboratories, Inc. Under the agreement, SmithKline Beecham obtained licenses from the Company with respect to the Company's technology for a potential molecular target for prostate cancer. Later during 1999, testing of this molecular target was discontinued and the parties agreed that no additional work under the agreement was appropriate. Accordingly, the non-refundable license fee of $100,000 was recognized as revenue in 1999.

     In July 1999, the Company issued two convertible notes payable in the amount of $2,500,000 each to SmithKline Beecham and Incyte. The notes were due and payable in April 2000, accruing interest at 5.6% per annum. Upon closing the Series C financing, the note to SmithKline Beecham was converted to 322,580 shares of Series C Preferred Stock. Additionally, the Company paid interest of $97,000 on the note to SmithKline Beecham and paid Incyte principal of $2,500,000 and accrued interest of $97,000.

     In December 1999, the Company entered into a LifeArray Software License Agreement with Incyte. Under this agreement, the Company has access to computer software from Incyte for the processing and analysis of microarray expression data for a period of 12 months, with the option to extend for an additional 12 month term. The license fee for the use of the software is $75,000 per year.

     In February 2000, the Company entered into a Collaborative Agreement with Incyte to replace and expand the rights that existed under the 1997 Collaborative LifeSeq and 1997 Collaborative PathSeq Database Agreements. Under this new agreement the Company retained access to Incyte's human database, LifeSeq Gold, and microbial database, PathoSeq, at no subscription cost until September 2, 2003. Under the agreement, along with other database subscribers, the Company has non-exclusive access to database products and database patents for research, the diagnostic field of use and the pharmaceutical field of use. Additionally, the Company has an option to exclusively license in the future certain Incyte patents in the pharmaceutical field of use. The Company may pay up to an aggregate of $4,622,500 in licensing fees and milestone payments for each therapeutic product and up to an aggregate of $2,385,000 in licensing fees and milestone payments for each antisense product, in addition to royalty payments on the sale of these products. As of December 31, 2000, no licensing fees or milestone payments have been paid or recognized by the Company.

     Pursuant to the 1997 Collaboration and License Agreement and the 2000 Collaborative Agreement, the Company has committed to purchase $5,000,000 in gene sequencing and microarray services from Incyte, including services obtained under the GEM Services Agreement. As of December 31, 2000, the Company has fulfilled all of its purchase commitments to Incyte under these agreements.


     Pursuant to an Intercompany Services Agreement, SmithKline Beecham and Incyte provided the Company with certain legal, financial and research and development services. Charges to the Company for these services were based upon either actual costs or rates charged to other customers for similar services. Such amounts, which were charged to research and development, were $86,000, $0 and $0 in 1998, 1999 and 2000, respectively. Pursuant to the 1997 Collaboration and License Agreement, and the Collaborative

                                 DIADEXUS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


Agreement with Incyte, the Company incurred costs which were charged to research and development of $72,000, $1,928,000 and $2,600,000 during the years ended December 31, 1998, 1999 and 2000, respectively and $68,000 for the nine months ended September 30, 2001 (unaudited).



     In June 2001, the Company made non-interest bearing secured loans totalling $500,000 (unaudited) to two employees for the purchase of a home in connection with their relocation to the Bay Area. These loans are repayable in a series of installments, the first of which is due in November 2003 and the last in June 2006.



NOTE 8 -- SUBSEQUENT EVENTS (UNAUDITED):



     In November 2001, the Company made a non-interest bearing $100,000 secured loan to an employee for the purchase of a home in connection with his relocation. The loan is repayable in a series of annual installments, the first of which is due in November 2003 and the last in November 2005.



     On December 18, 2001, the Company entered into a Services Agreement with Compugen Ltd. ("Compugen"). Pursuant to the agreement, the Company is committed to pay up to $1.1 million for services received from Compugen. In conjunction with entering into the agreement, the Company also issued a warrant to Compugen to purchase up to 393,571 shares of the Company's common stock at a price of $12.00 per share. The warrant will vest as certain future performance criteria are met by Compugen. The warrant expires in December 2006.

     [Graphical information regarding diaDexus, Inc. consisting of:

     - diaDexus logo; and

     - text reading "A post-genomics company focused on translating genomic sequence data into novel diagnostic and therapeutic products.]

                                      LOGO

                                7,000,000 Shares

                                     [LOGO]
                                  Common Stock
                          ---------------------------
                                   PROSPECTUS

                                            , 2002

                          ---------------------------

                                LEHMAN BROTHERS

                               CIBC WORLD MARKETS
                               ROBERTSON STEPHENS
                            FIDELITY CAPITAL MARKETS

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale and distribution of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market application fee.


Securities and Exchange Commission registration fee.........   $   59,575
NASD filing fee.............................................       26,770
Nasdaq National Market listing fee..........................       95,000
Blue sky qualification fees and expenses....................       12,500
Printing and engraving expenses.............................      485,000
Legal fees and expenses.....................................      700,000
Accounting fees and expenses................................      600,000
Transfer agent and registrar fees...........................        5,000
Miscellaneous expenses......................................       66,155
                                                               ----------
  Total.....................................................   $2,050,000
                                                               ==========


---------------

* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Certificate of Incorporation in effect as of the date hereof, and our Restated Certificate of Incorporation to be in effect upon the closing of this offering (collectively, the "Certificate") provide that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws. The Registrant may obtain liability insurance for its officers and directors.

     Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     (a) Since our inception in August 1997, we have issued and sold the following unregistered securities:


          (1) In September 1997, we issued 4,400,000 units of diaDexus LLC, the predecessor to our company, to each of GlaxoSmithKline and Incyte at a price per unit of $3.41 and $2.27 respectively. Each of GlaxoSmithKline's units was converted into one share of Series A Preferred Stock and each of Incyte's units was converted into one share of Series B Preferred Stock upon our conversion from a limited liability company to a Delaware corporation immediately prior to the closing of our Series C Preferred Stock offering in April 2000. Also in connection with our incorporation, each of GlaxoSmithKline and Incyte received 100 shares of our common stock.


          (2) In April 2000, we issued and sold 13,225,807 shares of Series C Preferred Stock to 75 investors for an aggregate consideration of $102,500,004.

          (3) In June 2000, we issued a warrant to the private placement agent in our Series C preferred stock financing to purchase 129,032 shares of Series C Preferred Stock at an exercise price per share of $7.75.


          (4) In July 2001, we issued and sold 20,833 shares of Series D Preferred Stock to Fujirebio, Inc., a Japanese corporation, for a total consideration of $249,996.



          (5) In December 2001, we issued to Compugen Ltd., an Israeli corporation, a warrant to purchase 393,571 shares of common stock at an exercise price per share of $12.00.



          (6) Since our inception and as of September 20, 2001, we have granted options to purchase 4,917,171 shares of common stock to employees, directors and consultants under our 2000 and 2001 Equity Incentive Plans at exercise prices ranging from $0.35 to $5.00 per share. Of the options granted, 1,981,919 remain outstanding, 2,080,289 shares of common stock have been purchased pursuant to exercises of stock options and 854,963 shares have been cancelled and returned to the 2000 Equity Incentive Plan as of September 30, 2001.



     The issuances of securities in the transactions described above were deemed exempt from registration under the Securities Act in reliance on Section 4(2), Regulation D, Regulation S or Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS.


EXHIBIT
 NUMBER                      DESCRIPTION OF DOCUMENT
-------                      -----------------------
1.1*       Form of Underwriting Agreement.
2.1**      Conversion Agreement, dated as of April 3, 2000, by and
           among diaDexus, LLC, SmithKline Beecham Corporation and
           Incyte Pharmaceuticals, Inc.
3.1        Restated Certificate of Incorporation.
3.2**      Form of Restated Certificate of Incorporation to be
           effective upon the closing of this offering.
3.3**      Bylaws.

EXHIBIT
 NUMBER                      DESCRIPTION OF DOCUMENT
-------                      -----------------------
3.4**      Form of Restated Bylaws to be effective upon the closing of this offering.
4.1*       Specimen stock certificate.
4.2**      Investors' Rights Agreement, dated as of April 6, 2000, by and among Registrant, SmithKline Beecham Corporation, Incyte
           Pharmaceuticals, Inc. and the investors listed on the
           signature pages thereto.
4.3        Investors' Rights Agreement, dated as of July 11, 2001, by and between Registrant and Fujirebio, Inc.
5.1*       Opinion of Latham & Watkins.
10.1**     Form of Indemnification Agreement by and between Registrant and Registrant's directors and officers.
10.2**     2000 Equity Incentive Plan.
10.3**     2001 Equity Incentive Plan.
10.4**     2001 Employee Stock Purchase Plan.
10.5**     Warrant for the Purchase of Shares of Preferred Stock, dated as of June 1, 2000, by and between Registrant and Prudential
           Securities Incorporated.
10.6**     Employment Agreement by and between Registrant and Patrick
           Plewman.
10.7**     Amendment of Stock Option Awards, dated as of November 11,
           1999, by and between Registrant and Patrick Plewman.
10.8**     Employment Agreement, dated as of August 25, 1999, by and
           between Registrant and Sharon Tetlow.
10.9**     Amendment of Stock Option Awards, dated as of November 11,
           1999, by and between Registrant and Sharon Tetlow.
10.10**    Employment Agreement, dated as of December 1, 1999, by and between Registrant and Mohan Iyer.
10.11*     Employment Agreement, dated as of November 13, 2001, by and among Registrant and Ron Lindsay.
10.12**    Consultantship Agreement, dated as of December 20, 1999, by and between Registrant and George Poste.
10.13**    Special Consultantship Agreement, dated as of January 18,
           2000, by and between Registrant and George Poste.
10.14**    Lease Agreement, dated as of June 26, 1997, by and among
           SmithKline Beecham Corporation, John Arrillaga and Richard
           T. Peery.
10.15**    Lease Assignment, dated as of December 11, 1997, by and
           among Registrant, SmithKline Beecham Corporation, John
           Arrillaga and Richard T. Peery.
10.16      Consent to Sublease, dated as of May 17, 2001, by and among
           Registrant, Are-Technology Center SSF, LLC and Virologic,
           Inc.
10.17**    Master Strategic Relationship Agreement, dated as of
           September 2, 1997, by and among Registrant, SmithKline
           Beecham Corporation and Incyte Pharmaceuticals, Inc.
10.18**    Amendment No. 1 to the Master Strategic Relationship
           Agreement, dated as of January 15, 1998, by and among
           Registrant, SmithKline Beecham Corporation and Incyte
           Pharmaceuticals, Inc.
10.19**+   Collaboration and License Agreement, dated as of September
           2, 1997, by and among Registrant, SmithKline Beecham
           Corporation, SmithKline Beecham, plc and Incyte
           Pharmaceuticals, Inc.
10.20**    Amendment No. 1 to the Collaboration and License Agreement,
           dated as of February 1, 1998, by and among Registrant,
           SmithKline Beecham Corporation, SmithKline Beecham, plc and
           Incyte Pharmaceuticals, Inc.
10.21**+   Amendment No. 2 to the Collaboration and License Agreement,
           dated as of July 2, 1998, by and among Registrant,
           SmithKline Beecham Corporation, SmithKline Beecham, plc and
           Incyte Pharmaceuticals, Inc.
10.22**    Amendment to the Collaboration and License Agreement, dated as of May 4, 1999, by and among Registrant, SmithKline
           Beecham Corporation, SmithKline Beecham, plc and Incyte
           Pharmaceuticals, Inc.

EXHIBIT
 NUMBER                      DESCRIPTION OF DOCUMENT
-------                      -----------------------
10.23**+   Amendment No. 3 to the Collaboration and License Agreement,
           dated as of July 28, 1999, by and among Registrant, Quest
           Diagnostic Incorporated, SmithKline Beecham Corporation,
           SmithKline Beecham, plc and Incyte Pharmaceuticals, Inc.
10.24**    Amendment No. 4 to the Collaboration and License Agreement,
           dated as of February 17, 2000, by and among Registrant,
           SmithKline Beecham Corporation, SmithKline Beecham, plc and
           Incyte Pharmaceuticals, Inc.
10.25**    Amendment to the Collaboration and License Agreement, dated as of March 30, 2000, by and among Registrant, SmithKline
           Beecham Corporation, SmithKline Beecham, plc and Incyte
           Pharmaceuticals, Inc.
10.26**+   Collaborative Agreement, dated as of February 17, 2000, by and between Registrant and Incyte Pharmaceuticals, Inc.
10.27      Letter Amendment to the Collaborative Agreement, dated as of
           October 18, 2001, by and between Registrant and Incyte
           Pharmaceuticals, Inc.
10.28**    GEM Services Agreement, dated as of November 1, 1998, by and between Registrant and Incyte Pharmaceuticals, Inc.
10.29**    Amendment to GEM Services Agreement, dated as of September
           27, 1999, by and between Registrant and Incyte
           Pharmaceuticals, Inc.
10.30**    LifeArray Software License Agreement 1999, by and between
           Registrant and Incyte Pharmaceuticals, Inc.
10.31**    Intercompany Services Agreement, dated as of September 2,
           1997, by and among Registrant, SmithKline Beecham
           Corporation, and Incyte Pharmaceuticals, Inc.
10.32**    DNA Microarray Technology Access Program Master Early Access
           Agreement, dated as of August 23, 2000, by and between
           Registrant and Agilent Technologies, Inc.
10.33**+   License Agreement, dated as of February 10, 1999, by and
           between Registrant and SmithKline Beecham Clinical
           Laboratories, Inc.
10.34**+   Collaborative Research Agreement, dated as of October 1,
           2000, by and between Registrant and University of Pittsburgh of the Commonwealth System of Higher Education.
10.35*     Warrant for the Purchase of Shares of Common Stock, dated as of December 18, 2001, by and between Registrant and Compugen
           Ltd.
23.1       Consent of PricewaterhouseCoopers LLP, independent
           accountants.
23.2*      Consent of Latham & Watkins (included in Exhibit 5.1).
24.1       Power of Attorney (included on the signature page).
27.1*      Financial Data Schedule.


---------------

 * To be filed by amendment.

** Previously filed.

 + Registrant has obtained confidential treatment pursuant to Rule 406 for a portion of the referenced exhibit and has separately filed such exhibit with the Commission.

     (b) FINANCIAL STATEMENT SCHEDULES.

     Not applicable.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in South San Francisco, State of California, on December 21, 2001.


                                          DIADEXUS, INC.

                                          By:      /s/ PATRICK PLEWMAN
                                            ------------------------------------
                                           Name:  Patrick Plewman
                                           Title:   Chief Executive Officer,
                                                    President and Chief
                                                    Operating Officer


                               POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Patrick Plewman and Sharon Tetlow, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                   SIGNATURE                                    TITLE                      DATE
                   ---------                                    -----                      ----



              /s/ PATRICK PLEWMAN                  Chief Executive Officer,          December 21, 2001
------------------------------------------------   President and Chief Operating
                Patrick Plewman                    Officer and Director (Principal
                                                   Executive Officer)




              /s/ SHARON E. TETLOW                 Vice President, Finance and       December 21, 2001
------------------------------------------------   Chief Financial Officer
                Sharon E. Tetlow                   (Principal Financial and
                                                   Accounting Officer)




                       *                           Chairman of the Board of          December 21, 2001
------------------------------------------------   Directors
                  George Poste




             /s/ GREGORY B. ABBOTT                 Director                          December 21, 2001
------------------------------------------------
               Gregory B. Abbott




                       *                           Director                          December 21, 2001
------------------------------------------------
                 Louis C. Bock

                   SIGNATURE                                    TITLE                      DATE
                   ---------                                    -----                      ----




                                                   Director                          December 21, 2001
------------------------------------------------
                  Jon S. Saxe




                       *                           Director                          December 21, 2001
------------------------------------------------
                Tadataka Yamada

            *By: /s/ PATRICK PLEWMAN
   ------------------------------------------
                Patrick Plewman
                Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
 NUMBER                     DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1.1*     Form of Underwriting Agreement.
 2.1**    Conversion Agreement, dated as of April 3, 2000, by and
          among diaDexus, LLC, SmithKline Beecham Corporation and
          Incyte Pharmaceuticals, Inc.
 3.1      Restated Certificate of Incorporation.
 3.2**    Form of Restated Certificate of Incorporation to be
          effective upon the closing of this offering.
 3.3**    Bylaws.
 3.4**    Form of Restated Bylaws to be effective upon the closing of this offering.
 4.1*     Specimen stock certificate.
 4.2**    Investors' Rights Agreement, dated as of April 6, 2000, by and among Registrant, SmithKline Beecham Corporation, Incyte
          Pharmaceuticals, Inc. and the investors listed on the
          signature pages thereto.
 4.3      Investors' Rights Agreement, dated as of July 11, 2001, by and between Registrant and Fujirebio, Inc.
 5.1*     Opinion of Latham & Watkins.
10.1**    Form of Indemnification Agreement by and between Registrant and Registrant's directors and officers.
10.2**    2000 Equity Incentive Plan.
10.3**    2001 Equity Incentive Plan.
10.4**    2001 Employee Stock Purchase Plan.
10.5**    Warrant for the Purchase of Shares of Preferred Stock, dated as of June 1, 2000, by and between Registrant and Prudential
          Securities Incorporated.
10.6**    Employment Agreement by and between Registrant and Patrick
          Plewman.
10.7**    Amendment of Stock Option Awards, dated as of November 11,
          1999, by and between Registrant and Patrick Plewman.
10.8**    Employment Agreement, dated as of August 25, 1999, by and
          between Registrant and Sharon Tetlow.
10.9**    Amendment of Stock Option Awards, dated as of November 11,
          1999, by and between Registrant and Sharon Tetlow.
10.10**   Employment Agreement, dated as of December 1, 1999, by and between Registrant and Mohan Iyer.
10.11*    Employment Agreement, dated as of November 13, 2001, by and among Registrant and Ron Lindsay.
10.12**   Consultantship Agreement, dated as of December 20, 1999, by and between Registrant and George Poste.
10.13**   Special Consultantship Agreement, dated as of January 18,
          2000, by and between Registrant and George Poste.
10.14**   Lease Agreement, dated as of June 26, 1997, by and among
          SmithKline Beecham Corporation, John Arrillaga and Richard
          T. Peery.
10.15**   Lease Assignment, dated as of December 11, 1997, by and
          among Registrant, SmithKline Beecham Corporation, John
          Arrillaga and Richard T. Peery.
10.16     Consent to Sublease, dated as of May 17, 2001, by and among
          Registrant, Are-Technology Center SSF, LLC and Virologic,
          Inc.
10.17**   Master Strategic Relationship Agreement, dated as of
          September 2, 1997, by and among Registrant, SmithKline
          Beecham Corporation and Incyte Pharmaceuticals, Inc.
10.18**   Amendment No. 1 to the Master Strategic Relationship
          Agreement, dated as of January 15, 1998, by and among
          Registrant, SmithKline Beecham Corporation and Incyte
          Pharmaceuticals, Inc.

EXHIBIT
 NUMBER                     DESCRIPTION OF DOCUMENT
-------                     -----------------------
10.19**+  Collaboration and License Agreement, dated as of September
          2, 1997, by and among Registrant, SmithKline Beecham
          Corporation, SmithKline Beecham, plc and Incyte
          Pharmaceuticals, Inc.
10.20**   Amendment No. 1 to the Collaboration and License Agreement,
          dated as of February 1, 1998, by and among Registrant,
          SmithKline Beecham Corporation, SmithKline Beecham, plc and
          Incyte Pharmaceuticals, Inc.
10.21**+  Amendment No. 2 to the Collaboration and License Agreement,
          dated as of July 2, 1998, by and among Registrant,
          SmithKline Beecham Corporation, SmithKline Beecham, plc and
          Incyte Pharmaceuticals, Inc.
10.22**   Amendment to the Collaboration and License Agreement, dated as of May 4, 1999, by and among Registrant, SmithKline
          Beecham Corporation, SmithKline Beecham, plc and Incyte
          Pharmaceuticals, Inc.
10.23**+  Amendment No. 3 to the Collaboration and License Agreement,
          dated as of July 28, 1999, by and among Registrant, Quest
          Diagnostic Incorporated, SmithKline Beecham Corporation,
          SmithKline Beecham, plc and Incyte Pharmaceuticals, Inc.
10.24**   Amendment No. 4 to the Collaboration and License Agreement,
          dated as of February 17, 2000, by and among Registrant,
          SmithKline Beecham Corporation, SmithKline Beecham, plc and
          Incyte Pharmaceuticals, Inc.
10.25**   Amendment to the Collaboration and License Agreement, dated as of March 30, 2000, by and among Registrant, SmithKline
          Beecham Corporation, SmithKline Beecham, plc and Incyte
          Pharmaceuticals, Inc.
10.26**+  Collaborative Agreement, dated as of February 17, 2000, by and between Registrant and Incyte Pharmaceuticals, Inc.
10.27     Letter Amendment to the Collaborative Agreement, dated as of
          October 18, 2001, by and between Registrant and Incyte
          Pharmaceuticals, Inc.
10.28**   GEM Services Agreement, dated as of November 1, 1998, by and between Registrant and Incyte Pharmaceuticals, Inc.
10.29**   Amendment to GEM Services Agreement, dated as of September
          27, 1999, by and between Registrant and Incyte
          Pharmaceuticals, Inc.
10.30**   LifeArray Software License Agreement 1999, by and between
          Registrant and Incyte Pharmaceuticals, Inc.
10.31**   Intercompany Services Agreement, dated as of September 2,
          1997, by and among Registrant, SmithKline Beecham
          Corporation, and Incyte Pharmaceuticals, Inc.
10.32**   DNA Microarray Technology Access Program Master Early Access
          Agreement, dated as of August 23, 2000, by and between
          Registrant and Agilent Technologies, Inc.
10.33**+  License Agreement, dated as of February 10, 1999, by and between Registrant and SmithKline Beecham Clinical
          Laboratories, Inc.
10.34**+  Collaborative Research Agreement, dated as of October 1,
          2000, by and between Registrant and University of Pittsburgh of the Commonwealth System of Higher Education.
10.35*    Warrant for the Purchase of Shares of Common Stock, dated as of December 18, 2001, by and between Registrant and Compugen
          Ltd.
23.1      Consent of PricewaterhouseCoopers LLP, independent
          accountants.
23.2*     Consent of Latham & Watkins (included in Exhibit 5.1).
24.1      Power of Attorney. (included on the signature page)
27.1*     Financial Data Schedule.


---------------

 * To be filed by amendment.

** Previously filed.

 + Registrant has obtained confidential treatment pursuant to Rule 406 for a portion of the referenced exhibit and has separately filed such exhibit with the Commission.